Exhibit 4.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

DATED 31 July 2019

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

and

PFIZER INC.

and

PF CONSUMER HEALTHCARE HOLDINGS LLC

and

GLAXOSMITHKLINE PLC

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED

SHAREHOLDERS’ AGREEMENT

in relation to GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(DRJ/SRN/HAXS)

559680628

Exhibits and schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

24.	Undertakings by the Company	106

25.	Protective Covenants	106

26.	Confidentiality	109

27.	Announcements	111

28.	Termination	112

29.	Guarantee	112

30.	Assignment	115

31.	Variation	115

32.	Warranties	116

33.	Entire Agreement	116

34.	Dispute Resolution	117

35.	Conflict with Articles of Association	117

36.	Notices	118

37.	Remedies and Waivers	120

38.	Third Party Rights	120

39.	Further Assurance	121

40.	No Partnership	121

41.	Costs and Expenses	121

42.	Invalidity	121

43.	Counterparts	122

44.	Language	122

45.	Governing Law and Jurisdiction	122

46.	Agent for Service	122

Schedule 1 Form of Deed of Adherence

Schedule 2 Call Option Procedures and Price Determination

Schedule 3 ABAC Certification

Schedule 4 Shareholder Loans

Schedule 5 Form of Orderly Marketing Agreement

AGREED TERMS DOCUMENTS

Articles of Association

CEO Terms of Reference

Completion Board Resolutions

Initial business plan

THIS AGREEMENT is made on 31 July 2019

AMONG:

1.

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED, a company incorporated under the laws of England under registered number 08998608 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (the “GSK Shareholder”);

2.

PF CONSUMER HEALTHCARE HOLDINGS LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (the “Pfizer Shareholder”);

3.	PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Pfizer”);

4.	GLAXOSMITHKLINE PLC, a company incorporated under the laws of England under registered number 03888792 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“GSK”); and

5.

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED, a company incorporated under the laws of England under registered number 11961650 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (the “Company”).

WHEREAS:

(A)

The Shareholders (as defined below) have agreed to enter into this agreement upon Completion (as defined below) for the purpose of regulating the management of the Company, their relationship with each other and certain aspects of the affairs of, and their dealings with, the Company.

(B)	Each Guarantor (as defined below) has agreed to guarantee the obligations of its Guaranteed Parties (as defined below) under this agreement.

(C)

As at Completion, the GSK Shareholder will hold 680,000 A Shares (as defined below) and 300,000 Preference Shares (as defined below), and the Pfizer Shareholder will hold 320,000 B Shares (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement:

“A Director”

means a Director appointed by the GSK Shareholder pursuant to clause 6.1 and unless otherwise stated includes the duly appointed alternate of such a Director (with the initial A Directors being those persons confirmed by the GSK Shareholder pursuant to clause 2.1(B));

“A Shares”	means the A ordinary shares of £1 each in the capital of the Company having the rights and restrictions set out in the Articles of Association;

“ABAC Policies and Procedures”

means, in relation to any company, its policies, systems, controls and procedures applicable from time to time that (i) are designed to prevent it and its Affiliates and its and their respective directors, officers, employees and third parties acting for or on behalf of each of them from violating any applicable Anti-Bribery Law, and (ii) provide for internal reporting of violations and suspected violations of any applicable Anti-Bribery Law and any applicable generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon appropriately;

“Accounting Period”	means the period commencing on 1 January in any year and ending on 31 December in the same year or such other accounting period as may be adopted by the Company in accordance with clause 4;

“Accounting Policies”

means the accounting policies, practices and procedures of GSK’s Group as at the Completion Date, as they may be amended or varied from time to time in accordance with the provisions of this agreement, including (where applicable) clause 4;

“Accounts”	in respect of any Accounting Period, means the audited consolidated accounts of the Company’s Group for such Accounting Period produced in accordance with the Accounting Policies;

“Adjusted Valuation Closing Balance Sheet”	has the meaning given in paragraph 9 of Part C of Schedule 2;

“Admission”

means the admission of all of the ordinary share capital of the Admission Entity to trading on a Recognised Stock Exchange (which in the case of the London Stock Exchange shall be a listing on the premium segment of the Official List maintained by the Financial Conduct Authority) and any accompanying listing of such share capital, and “Admitted” shall be construed accordingly;

“Admission Entity”	has the meaning given in clause 17.5;

“Admission Shares”

means the ordinary shares in the capital of the Admission Entity to which a Shareholder is entitled pursuant to the arrangements referred to in clause 17 (provided that any reference to “Admission Shares” in this agreement shall also be deemed to apply to American depositary receipts (“ADR”) to be listed on a Recognised Stock Exchange in the United States of America in respect of such underlying Admission Shares, as the context requires);

“Affiliate”	means, in relation to any person (the “relevant person”) at any time during the period for which the determination of affiliation is being made:

(i) any person Controlled (directly or indirectly) by the relevant person;

(ii) any person Controlling (directly or indirectly) the relevant person; and

(iii) any person under common Control (directly or indirectly) with the relevant person,

provided that (i) Pfizer and GSK (and any members of their respective Groups) shall not be deemed to be an “Affiliate” of the Company (or any members of its Group), and the Company (and any members of its Group) shall not be deemed to be an “Affiliate” of Pfizer or GSK (or any members of their respective Groups), as of or following Completion, (ii) any Delayed Business shall not constitute an “Affiliate” of the Company unless, and until, the relevant completion date for the transfer of such Delayed Business under the SAPA and (iii) any Deferred Closing Business shall not constitute an “Affiliate” of the Company unless, and until, the relevant completion date for the transfer of such Deferred Closing Business under the NEBA;

“Agreed Terms”

means, in relation to a document, such document in the terms agreed between the Shareholders and acknowledged by or on behalf of the Shareholders, with such alterations as may be agreed in writing between the Shareholders from time to time;

“Alliance Market Business”

means the consumer healthcare operations in the following territories where members of GSK’s Group undertake activities on behalf of the Company’s Group under the relevant alliance market distribution agreement: Chile, Dominican Republic, Ecuador, El Salvador, Guatemala, Honduras, Jamaica, Peru, Trinidad, Uruguay, Egypt and Morocco, as such list of territories may be amended from time to time by written agreement between the Shareholders;

“Anti-Bribery Law”	means (i) the Bribery Act, (ii) the FCPA, as amended, and the rules and regulations issued thereunder, and (iii) any other Law that relates specifically to bribery and/or corruption;

“Articles of Association”	means the articles of association of the Company, in the Agreed Terms, as amended from time to time in accordance with the provisions of this agreement, including clause 4;

“Bank Valuation”	has the meaning given in paragraph 2(C) of Part A of Schedule 2;

“B Director”

means a Director of the Company appointed by the Pfizer Shareholder pursuant to clause 6.2 and unless otherwise stated includes the duly appointed alternate of such a Director (with the initial B Directors being those persons notified to the Company pursuant to clause 2.1(C));

“B Shares”	means the B ordinary shares of £1 each in the capital of the Company having the rights and restrictions set out in the Articles of Association;

“Base Cash Amount”	means an amount equal to £300,000,000;

“Board”	means the board of directors of the Company;

“Board Recommendation”

means the recommendation of the board of GSK (or the relevant member of its Group) or the board of Pfizer (or the relevant member of its Group) (as applicable) to vote in favour of the relevant resolution;

“Borrowings”

means, in relation to any person or persons, the aggregate of all borrowings and indebtedness in the nature of borrowings of such person or persons for the payment or repayment of money, including, without limitation, any bank debit balances, bonds, notes, loan stock, debentures or other debt instruments, foreign exchange, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored or discounted debts, obligations under other derivative instruments, any overdraft or any finance lease and also any interest on the foregoing items, but excluding:

(i) any amount owing under any Shareholder Loans;

(ii) trade credit and bank account overdraft positions, each in the ordinary course of business to fund working capital requirements (including any intra-day or daylight bank overdraft facilities);

(iii) interest rate and foreign exchange hedging activities carried out in the ordinary course for non-speculative purposes;

(iv) acceptances of trade bills in respect of purchases in the ordinary course of business;

(v) any amount owing from one member of the Company’s Group to another member of the Company’s Group;

(vi) any Factoring Arrangements provided that:

(a) such Factoring Arrangements are entered into in the ordinary course of business;

(b)   the Factored Amount does not exceed [***] in the aggregate for all members of the Company’s Group incorporated, whose principal place of business is and/or whose material revenues or receivables are generated in any one jurisdiction; and

(c) the Factored Amount does not exceed [***] in the aggregate for all members of the Company’s Group;

“Break Payment”	has the meaning given in clause 17.38;

“Bribery Act”	means the UK Bribery Act 2010;

“Business”	means the business of the Company’s Group from time to time, as described in clause 3, as may be amended in accordance with the provisions of this agreement, including clause 4;

“Business Day”	means a day which is not a Saturday, a Sunday or a public holiday in New York, New York or London, the United Kingdom;

“Business Plan”

means any initial or revised business plan for the Company’s Group (including any Delayed Business and any Deferred Closing Business) adopted by the Board from time to time in accordance with the provisions of this agreement, including clause 5;

“Buy-Out Price”	means the price per B Share as determined in accordance with the provisions of Schedule 2;

“CA 2006”	means the Companies Act 2006;

“Call Option”	has the meaning given in clause 19.2(A);

“Call Option Conditions”	has the meaning given in clause 19.2(C);

“Call Option Notice”	has the meaning given in clause 19.2(A);

“Cash”	means cash at bank and cash in hand (and not cash equivalents or other instruments);

“CEO”	means the chief executive officer of the Company;

“CEO Terms of Reference”

means the terms of reference under and subject to which management authority is delegated by the Board to the CEO (the initial form of which is in the Agreed Terms) or, as the context requires, any subsequent or amended terms of reference adopted by the Company in accordance with the provisions of this agreement, including clause 4;

“CFO”	means the chief financial officer of the Company;

“Chair”	means the chair of the Board;

“Code”	means The City Code on Takeovers and Mergers, as amended from time to time;

“Company D&O Policy”	has the meaning given in clause 23.3(C)(i);

“Competing Acquisition Period”	has the meaning given in clause 25.1(B);

“Competing Business”	means any business involved in the research and development, manufacturing, distribution, marketing, sale, promotion and/or other commercialisation of any [***];

“Completion”	has the meaning given to the term “Closing” in the SAPA;

“Completion Board Resolutions”	means the written resolutions of the Board, in the Agreed Terms, authorising certain matters pursuant to the Articles of Association;

“Completion Date”	has the meaning given to the term “Closing Date” in the SAPA;

“Connected Persons”	means, in relation to a party, any member of its Group and any officer, employee, agent, adviser or representative of that party or any member of its Group, in each case, from time to time;

“[***]”	[***];

“Control”

means, in relation to a person, the ability of another person to ensure that the activities and business of the first mentioned person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have Control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up (and “Controlled” and “Controlling” shall be construed accordingly);

“CTA 2010”	means the UK Corporation Tax Act 2010;

“CTA Ordinary Share Capital”	means ordinary share capital as defined in section 1119 of the CTA 2010;

“Deed of Adherence”	means a deed of adherence to this agreement in the form set out in Schedule 1;

“Deferred Closing Business”	has the meaning given in the NEBA;

“Deferred Shares”	means the non-voting, deferred shares of £0.0001 each in the capital of the Company, having the rights and restrictions set out in the Articles of Association;

“Delayed Business”	has the meaning given in the SAPA;

“Demerger” or “Demerge”

means:

(i) in relation to the A Shares, the demerger or other distribution of A Shares (or Admission Shares deriving from them, or ADRs in respect of such Admission Shares) pro rata (subject to such exclusions or other arrangements as the directors of GSK may deem necessary in relation to fractional entitlements, the Preference Shares or applicable legal, regulatory or practical issues) to GSK’s shareholders, whether by (a) direct transfer, or (b) GSK procuring the issue of such Admission Shares by the Admission Entity, or (c) GSK procuring the issue of shares deriving from the Admission Shares by an entity established by GSK (or a member of its Group) to facilitate such demerger or otherwise, in each case, as determined by GSK in its sole discretion; and

(ii)  in relation to the B Shares, the demerger, spin-off or other distribution of B Shares (or Admission Shares deriving from them, or ADRs in respect of such Admission Shares) to Pfizer’s shareholders, whether or not pro rata and whether effected through a spin-off, split-off, recapitalization, exchange offer or otherwise, as determined by Pfizer in its sole discretion;

“Directors”	means the directors of the Company from time to time;

“Disposal” or “Disposes”	means, in relation to any Share, any disposition of any right or interest in any Share and includes:

(i) any sale, assignment or transfer of any Share;

(ii) creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance in respect of any Share;

(iii) creating any trust or conferring any interest in respect of any Share;

(iv) any agreement, arrangement or understanding in respect of votes or the right to receive dividends in respect of any Share (other than this agreement);

(v) the renunciation or assignment of any right to subscribe or receive any Share or any legal or beneficial interest in any Share;

(vi) any agreement to do any of the above; and

(vii) the transmission of any Share by operation of Law,

or the holder of such Share (or any other member of its Group) entering into or agreeing to any arrangement whatsoever which has a similar economic effect to any such disposition;

“EMA”	means the European Medicines Agency, or any successor agency;

“Excess Cash”	has the meaning given in paragraph 8 of Part C of Schedule 2;

“Exchange Act”	has the meaning given in clause 17.34(A)(vi);

“Executive Management”	means the CEO and the CFO and such other individuals appointed by the CEO as members of the executive management of the Company pursuant to clause 7.1(F);

“Exit Notice”	means any of a GSK Separation Initiation Notice, Pfizer Separation Initiation Notice, GSK Separation Response and Call Option Notice;

“Factored Amount”	means the maximum amount of receivables permitted to be assigned or otherwise transferred, factored or discounted pursuant to any Factoring Arrangements that are outstanding from time to time;

“Factoring Arrangements”	means any agreements or arrangements entered into by any member of the Company’s Group for the factoring or discounting of receivables on a non-recourse basis;

“FCPA”	has the meaning given in Schedule 3;

“FDA”	means the US Food and Drug Administration, or any successor agency;

“Free Float Minimum Level”

in respect of any Listing Transaction, means the minimum number of Admission Shares which would need to be in public hands to satisfy (after application of any available derogation) the applicable stock exchange or listing authority requirements as regards free float at the relevant time;

“Funding Shareholder”	has the meaning given in clause 12.6(B);

“Funding Shareholder Loan”	has the meaning given in clause 12.6(B)(ii);

“Governance Code”	means the then current version of the UK Corporate Governance Code published by the UK Financial Reporting Council or any successor body;

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”

means, in relation to any body corporate, that body corporate and its Affiliates from time to time, provided that for the purposes of this agreement (i) the Company and any person Controlled by the Company (whether directly or indirectly) from time to time shall not be included in the Group of any Shareholder, Pfizer, GSK or any of their respective Affiliates (other than the Company and any person Controlled by the Company), and (ii) no Shareholder or any other member of a Shareholder’s Group, including Pfizer, GSK and any of their respective Affiliates (other than the Company and any person Controlled by the Company), shall be included in the Company’s Group;

“Group Transferee”	has the meaning given in clause 16.1;

“GSK D&O Policy”	has the meaning given in clause 23.3;

“GSK-Initiated Listing Transaction”	has the meaning given in clause 17.1;

“GSK NEB Agreement”	means the net economic benefit agreement entered into on the Completion Date by and among GSK, Pfizer and the Company (as it may be amended or supplemented);

“GSK Retained Business”

means:

(i) the business(es) (from time to time) of or reported for financial purposes in the business(es) of GlaxoSmithKline Consumer Healthcare Limited, an Indian listed company, and its successors and assigns and any person Controlled by GlaxoSmithKline Consumer Healthcare Limited from time to time;

(ii)  the business(es) (from time to time) of or reported for financial purposes in the business(es) of GlaxoSmithKline Consumer Nigeria plc, a Nigerian listed company, and its successors and assigns and any person Controlled by GlaxoSmithKline Consumer Nigeria plc from time to time;

(iii)  the business(es) (from time to time) of or reported for financial purposes in the business(es) of GlaxoSmithKline Bangladesh Limited, a Bangladeshi listed company, and its successors and assigns and any person Controlled by GlaxoSmithKline Bangladesh limited from time to time;

(iv) the business(es) (from time to time) of the GSK Pharmaceutical Division, including the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise commercialising any [***] which are managed by and reported for financial purposes in the GSK Pharmaceutical Division on or prior to the date of this agreement (including any development of such products);

(v)   the following manufacturing facilities: JPA, Brazil; BA, Argentina; Polugadong, Indonesia; Agbara, Nigeria; Nabha, India; Sonepat, India; and, Rajamundry, India; and

(vi) all of the assets to be sold pursuant to the Horlicks SPA;

“GSK Retained Shares”	means any shares held by any member of GSK’s Group in the Admission Entity following completion of a Listing Transaction;

“GSK Separation Execution Period”	has the meaning given in clause 17.12;

“GSK Separation Initiation Notice”	has the meaning given in clause 17.1;

“GSK Separation Plan Notice”	has the meaning given in clause 17.4;

“GSK Separation Response”	has the meaning given in clause 17.20;

“GSK Shareholder”	means, together, the GSK Shareholder and any Group Transferee within GSK’s Group to which any Share has been transferred in accordance with clause 16;

“GSK Strategic Transaction”

means, in relation to GSK, any person or persons acting in concert or any person acting on behalf of any such person(s) (the “GSK Acquirer”) acquiring Control of GSK (or the ultimate holding company of GSK from time to time) or a transaction to which the UK Takeover Code applies in respect of GSK becoming unconditional in all respects and closing, provided that a GSK Strategic Transaction shall be deemed not to have occurred if all or substantially all of the shareholders of the GSK Acquirer are or, immediately prior to the event which would otherwise have constituted a GSK Strategic Transaction, were the shareholders of GSK (or the relevant ultimate holding company) with the same (or substantially the same) pro rata interests in the share capital of the GSK Acquirer as such shareholders have, or, as the case may be, had, in the share capital of GSK (or the relevant ultimate holding company);

“Guaranteed Party”	has the meaning given in clause 29.1(A) (with respect to GSK) and clause 29.1(B) (with respect to Pfizer);

“Guarantor”	has the meaning given in clause 29.1;

“Half-Yearly Accounting Period”

means (i) the period commencing on 1 January in any year and ending on 30 June in the same year and (ii) the period commencing on 1 July in any year and ending on 31 December in the same year, or such other half-yearly accounting periods as may be adopted by the Company in accordance with clause 4;

“Half-Yearly Accounts”

means, in respect of the first Half-Yearly Accounting Period in any year, the second Quarterly Accounts in respect of such Accounting Period and, in respect of the second Half-Yearly Accounting Period in any year, the Accounts for such Accounting Period;

“HMRC”	means Her Majesty’s Revenue & Customs;

“Horlicks SPA”

means the sale and purchase agreement in relation to Horlicks and other consumer healthcare nutrition brands entered into between (among others) GlaxoSmithKline Consumer Healthcare Pte. Ltd, GSK and Unilever N.V. dated 3 December 2018;

“Initial Bank Assessment”	means the Initial GSK Bank Assessment or the Initial GSK/Pfizer Bank Assessment, as the context requires;

“Initial Business Plan”	has the meaning given in clause 5.1;

“Initial GSK Bank Assessment”	has the meaning given in clause 17.3;

“Initial GSK Investment Banks”	has the meaning given in clause 17.3;

“Initial GSK/Pfizer Bank Assessment”	has the meaning given in clause 17.16;

“Initial GSK/Pfizer Investment Banks”	has the meaning given in clause 17.16;

“Initial Investment Banks”	means the Initial GSK Investment Banks or the Initial GSK/Pfizer Investment Banks, as the context requires;

“Internal Revenue Service”	means the Internal Revenue Service, a bureau of the US Department of the Treasury under the immediate direction of the Commissioner of Internal Revenue;

“Joint Shareholder Loans”	has the meaning given in clause 12.6(A);

“Law”

means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Rules”

means the rules made by the Financial Conduct Authority in its capacity as the UK Listing Authority under Part VI of the Financial Services and Markets Act 2000 (and contained in the UK Listing Authority’s publication of the same name), as amended from time to time (including any successor rules);

“Listing Transaction”	means any, or both, of a Pfizer-Initiated Listing Transaction and/or a GSK-Initiated Listing Transaction;

“Major Market”

means the United States of America, Canada, Japan, China, the European Union and the United Kingdom, France, Germany, Italy and Spain individually, and provided, for the avoidance of doubt, that if the United Kingdom ceases to be a Member State of the European Union it shall still be treated as a Major Market for the purposes of this agreement;

“Mandatory Demerger Exchange”

means, in the event that an Admission has taken place and GSK subsequently undertakes a Demerger of some or all of the GSK Retained Shares whereby such GSK Retained Shares as are to be Demerged are transferred to an entity (“demergeco”) in consideration for the issue of shares in demergeco (“demergeco shares”) to GSK’s (or any new holding company of GSK’s

Group’s) shareholders, the mandatory exchange by the holders of Admission Shares (other than holders of GSK Retained Shares) of their Admission Shares for demergeco shares such that they hold shares in demergeco in substantially the same proportions as they held Admission Shares in the Admission Entity;

“Manufacture and Promotion Policies and Procedures”

means, in relation to any company, its policies, systems, controls and procedures applicable from time to time that (i) are designed to prevent it and its Affiliates and its and their respective directors, officers, employees and third parties acting for or on behalf of each of them from violating any applicable laws governing the manufacture, distribution, sale and promotion of [***], and (ii) provide for internal reporting of violations and suspected violations of such laws and any applicable generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon appropriately;

“Marketing” or “Market”	in respect of Admission Shares, means the marketing of such shares for sale or offer as part of an initial public offering;

“Marketed Shares”	has the meaning given in clause 17.33;

“Material Competing Business”	has the meaning given in clause 8.7;

“Maximum Sale Stake”	has the meaning given in clause 17.3(A);

“NEBA”	means the net economic benefit arrangements, comprising the GSK NEB Agreement and the Pfizer NEB Agreement;

“Net Debt”	has the meaning given in paragraph 10 of Part C of Schedule 2;

“Net Shareholder Loans”	has the meaning given in paragraph 6(B) of Part A of Schedule 2;

“New Shares”	has the meaning given in clause 17.33(A);

“Nominated Bank”	has the meaning given in paragraph 2(A) of Part A of Schedule 2;

“Non-Compete ROFN Exclusivity Period”	has the meaning given in clause 25.6;

“Non-Funding Shareholder”	has the meaning given in clause 12.6(B);

“Orderly Marketing Agreement”	means an orderly marketing agreement substantially in the form set out in Schedule 5;

“Peer Companies”	has the meaning given in paragraph 7(C) of Part B of Schedule 2;

“Percentage Interest”

in respect of any Shareholder, means X/Y expressed as a percentage, where X equals the number of A Shares or B Shares (as the case may be) held by such Shareholder and Y equals the aggregate amount of A Shares and B Shares;

“Permitted Executive”	has the meaning given in clause 8.7;

“Pfizer-Initiated Listing Transaction”	has the meaning given in clause 17.15;

“Pfizer NEB Agreement”	means the net economic benefit agreement entered into on the Completion Date by and among Pfizer, GSK and the Company (as it may be amended or supplemented);

“Pfizer Retained Business”	has the meaning given to the term “Retained Businesses” in the SAPA;

“Pfizer Retained Shares”	means any shares held by any member of Pfizer’s Group in the Admission Entity following completion of a Listing Transaction;

“Pfizer Separation Execution Period”	has the meaning given in clause 17.27;

“Pfizer Separation Initiation Notice”	has the meaning given in clause 17.15;

“Pfizer Separation Plan Notice”	has the meaning given in clause 17.17;

“Pfizer Separation Response”	has the meaning given in clause 17.7;

“Pfizer Shareholder”	means, together, the Pfizer Shareholder and any Group Transferee within Pfizer’s Group to which any Share has been transferred in accordance with clause 16;

“Pfizer Strategic Transaction”

means, in relation to Pfizer, any person or persons acting in concert or any person acting on behalf of any such person(s) (the “Pfizer Acquirer”) acquiring Control of Pfizer (or the ultimate holding company of Pfizer from time to time), or any strategic merger, consolidation or similar business combination transaction between Pfizer and a Third Party, provided that a Pfizer Strategic Transaction shall be deemed not to have occurred if all or substantially all of the shareholders of the Pfizer Acquirer are or, immediately prior to the event which would otherwise have constituted a Pfizer Strategic Transaction, were the shareholders of Pfizer (or the relevant ultimate holding company) with the same (or substantially the same) pro rata interests in the share capital of the Pfizer Acquirer as such shareholders have, or as the case may be, had, in the share capital of Pfizer (or the relevant ultimate holding company);

“Pharmaceutical Regulatory Authority”

means, with respect to any regulatory jurisdiction, any national, federal, supranational, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other Governmental Entity, including FDA and EMA, regulating or otherwise exercising authority with respect to pharmaceutical products in such regulatory jurisdiction;

“Preference Shares”	means non-voting preference shares of £1 each in the capital of the Company having the rights and restrictions set out in the Articles of Association;

“Pre-Emption Conditions”	has the meaning given in clause 17.25(B);

“Pre-Option Balance Sheet”	has the meaning given in paragraph 6 of Part A of Schedule 2;

“[***]”	[***];

“Pre-Separation Recapitalisation”	has the meaning given in clause 17.32;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this agreement, whether contractual or non-contractual;

“Purchaser Parent Disclosure Letter”	has the meaning given in the SAPA;

“Quarterly Accounts”	(i) in relation to the first three quarters of any Accounting Period, has the meaning given in clause 9.1(C); and (ii) in relation to the fourth quarter of any Accounting Period, means the Accounts;

“Quarterly Accounting Period”

means (i) the period commencing on 1 January in any year and ending on 31 March in the same year, (ii) the period commencing on 1 April in any year and ending on 30 June in the same year, (iii) the period commencing on 1 July in any year and ending on 30 September in the same year, and (iv) the period commencing on 1 October in any year and ending on 31 December in the same year, or such other quarterly accounting periods as may be adopted by the Company in accordance with clause 4;

“Readily Available Cash”	means:

(i) Cash;

(ii) bank deposits of up to three months;

(iii) short-term and liquid or easily realisable securities; and

(iv) any positive net position held by the Company’s Group as against the GSK cash pooling arrangement (as described in clause 12.2) (principal and interest) (and including, for the avoidance of doubt, any commercial paper held by a member of the Company’s Group issued by a member of GSK’s Group and deposits held on demand on behalf of the Company’s Group by GSK’s Group in each case as part of such cash pooling arrangements), but excluding:

(a)   any items set out in paragraphs (i) to (iii) above that are held by any member of the Company’s Group in such jurisdictions as the Treasurer of GSK shall from time to time determine, acting reasonably, and notify to Pfizer and the Company, as being jurisdictions that have absolute cross-border restrictions on transfers of cash between members of the Company’s Group, taking into account the prevailing local restrictions and/or the local availability of foreign exchange to effect such transfers (“Trapped Cash”);

(b)   any items set out in paragraphs (i) to (iv) above to the extent that they are held in respect of Delayed Businesses or Deferred Closing Businesses otherwise than by a member of the Company’s Group (regardless of whether such amounts are consolidated within the Company’s accounts in respect of such Delayed Businesses or Deferred Closing Businesses) (provided, for clarity, that such amounts may be considered for purposes of any valuation performed in accordance with Schedule 2); and

(c)   in respect of any item set out in paragraphs (i) to (iv) above held by such non-wholly-owned members of the Company’s Group as the Treasurer of GSK shall from time to time, acting reasonably, determine, the percentage of such cash, deposit or securities that is equal to the percentage of the shares or other ownership interests held by any Third Party in that member of the Company’s Group, or such lesser percentage entitlement as the Treasurer of GSK may from time to time, acting reasonably, determine based on the terms of the relevant Third Party ownership interests;

(d)   any items set out in paragraphs (i) to (iv) above to the extent that: (1) they are held for the purpose of making any of the payments required by Sections 2.8 or 2.9 of the SAPA; (2) they are held pursuant to clause 12.11 for the purpose of making any of the payment referred to in clause 10.1; or (3) they represent proceeds received after the Completion Date (net of any Tax suffered thereon) or an entitlement to receive proceeds in respect of the sale contemplated by the Horlicks SPA (excluding, for the avoidance of doubt, ongoing payments under the Amended Consignment Selling Agreement (as defined in the SAPA));

“Recognised Stock Exchange”	means any of the following: (i) the main market on the London Stock Exchange; (ii) NASDAQ; or (iii) the New York Stock Exchange;

“Relevant Acquired Undertaking”	has the meaning given in clause 25.1(B);

“Relevant Pre-Existing Arrangement”

means:

(i) the amended and restated agreement of limited partnership between Marion Merrell Consumer Products Inc., GlaxoSmithKline Consumer Healthcare LP and SmithKline Beecham Corporation dated 10 September 1998, as amended; and

(ii)  the joint venture contract between Tianjin Pharmaceutical Corporation and SmithKline Beckman Corporation dated April 1984, as amended;

“Relevant Third Party”	has the meaning given in clause 38.1(A);

“Requested Funds”	has the meaning given in clause 12.3;

“Requesting Shareholder”	has the meaning given in paragraph 2(A) of Part A of Schedule 2;

“Retained Shares”	means the GSK Retained Shares and/or the Pfizer Retained Shares, as the context requires;

“Revised Draft Business Plan”	has the meaning given in clause 5.2;

“ROFN End Date”	has the meaning given in clause 25.7;

“SAPA”	means the Stock and Asset Purchase Agreement, dated as of 19 December 2018, by and among Pfizer, GSK, and the Company (as it may be amended or supplemented);

“Securities Act”	has the meaning given in clause 17.34(A)(vi);

“Seller Disclosure Letter”	has the meaning given in the SAPA;

“Separation Execution Period”	means any, or both, of a Pfizer Separation Execution Period and/or a GSK Separation Execution Period;

“Separation Initiation Notice”	means a GSK Separation Initiation Notice or a Pfizer Separation Initiation Notice, as the case may be;

“Separation Plan Notice”	means a Pfizer Separation Plan Notice or a GSK Separation Plan Notice, as the case may be;

“Separation Response”	means a Pfizer Separation Response or a GSK Separation Response, as the case may be;

“Service Document”	has the meaning given in clause 46.5;

“Shareholder Loan”

means any shareholder loan granted by any GSK Shareholder (or any member of its Wholly-Owned Group) or any Pfizer Shareholder (or any member of its Wholly-Owned Group) (in each case as lender) to the Company (or any member of the Company’s Group) (as borrower) pursuant to the provisions of clause 12.6;

“Shareholders”

means the GSK Shareholder, the Pfizer Shareholder and any other person to whom the benefit of this agreement is extended in accordance with clause 22 in the capacity of a shareholder (and not as a guarantor);

“Shares”

means the A Shares, the B Shares, the Preference Shares and the Deferred Shares and any other class of shares in the capital of the Company as may subsequently be created and/or issued and/or allotted in accordance with the provisions of this agreement, including clause 4;

“Stand-Aside Matter”	means:

(i) any proposed or actual claims by any Stand-Aside Party against any member of the Company’s Group or vice versa, including any claims under this agreement, the Structuring Considerations Agreement, the SAPA or any Ancillary Agreement (as defined in the SAPA), including any such claims for indemnification under Section 6.5, Section 6.6 or Article VII of the SAPA, or any other Transaction Document;

(ii)  any matter relating to a determination or dispute under, exercising rights under, or breach or alleged breach of, any agreement or other arrangement between any member of the Company’s Group and a Stand-Aside Party with regard to which matter the relevant member(s) of the Company’s Group is (or, if the only Directors were A Directors or B Directors, as the case may be, would be) in dispute with any Stand-Aside Party;

(iii) any matter relating to the actions or steps to be taken by the Company in connection with the process in relation to any [***] of any Stand-Aside Party as set out in clause 14; or

(iv) any matter relating to the actions or steps to be taken by the Company in connection with the process in relation to any acquisition of any Competing Business from any Stand-Aside Party (or the exercise of any right of first negotiation in respect thereof) as set out in clauses 25.3 to 25.7;

“Stand-Aside Party”	has the meaning given in clause 8.5(A)(i);

“Sterling” and “£”	means the lawful currency of the United Kingdom;

“Structuring Considerations Agreement”	means the structuring considerations agreement between and among the Shareholders and the Company dated on or about the date hereof;

“[***]”	[***];

“[***]”	[***];

“[***]”	[***];

“[***]”	[***];

“Tax”, “Taxes” or “Taxation”

means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Third Bank”	has the meaning given in paragraph 2(B) of Part A of Schedule 2;

“Third Party”	means a person who:

(i) is not a Shareholder; and

(ii) is not connected with any Shareholder; and (iii) is not a member of the Company’s Group.

“Transaction Documents”	means the SAPA and the Ancillary Agreements (as defined in the SAPA), and such other documents and/or agreements entered into pursuant to the same;

“Trapped Cash”	has the meaning given in the definition of “Readily Available Cash”;

“Valuation Balance Sheet”	has the meaning given in paragraph 6 of Part A of Schedule 2;

“Valuation Closing Balance Sheet”	has the meaning given in paragraph 9 of Part C of Schedule 2;

“Valuation Completion”	has the meaning given in paragraph 8 of Part C of Schedule 2;

“Valuation Completion Date”	has the meaning given in paragraph 9 of Part C of Schedule 2;

“Valuing Banks”	has the meaning given in paragraph 2(B) of Part A of Schedule 2;

“Wholly-Owned Group”	in relation to:

(i) the GSK Shareholder, means GSK or any successor entity of GSK as the ultimate holding company of GSK’s Group and any body corporate that is a 100 per cent. (direct or indirect) owned and controlled subsidiary or subsidiary undertaking of GSK or such successor entity; and

(ii)  the Pfizer Shareholder, means Pfizer or any successor entity of Pfizer as the ultimate holding company of Pfizer’s Group and any body corporate that is a 100 per cent. (direct or indirect) owned and controlled subsidiary or subsidiary undertaking of Pfizer or such successor entity; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In construing this agreement, unless otherwise specified:

(A)	references to clauses, paragraphs and schedules are to clauses and paragraphs of, and schedules to, this agreement;

(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)

references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)

“body corporate” shall have the meaning given in section 1173 of the CA 2006, “subsidiary” and “holding company” shall have the meanings given in section 1159 of the CA 2006, “subsidiary undertaking” shall have the meaning given in section 1162 of the CA 2006, “wholly-owned subsidiary” shall have the meaning given in section 1159 of the CA 2006 and “parent undertaking” shall have the meaning given in section 1162 and Schedule 7 of the CA 2006;

(E)	a reference to any statute or statutory provision or other regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(F)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(G)	references to times are to London times unless otherwise indicated;

(H)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(I)

reference to “liabilities”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or any other member of its Group is entitled to credit or repayment from any Tax Authority;

(J)

references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or expenses suffered, made or incurred by such person as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this agreement shall be deemed to have been given on an after-Tax basis;

(a)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding; and

(ii)

the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of GSK’s Group, Pfizer’s Group, or the Company’s Group, as the case may be, have become) payable by the recipient of the Payment (or a member of GSK’s Group, Pfizer’s Group or the Company’s Group, as the case may be) as a result of the Payment’s being subject to Tax in the hands of that person; and

(iii)

the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the entitlement to, or receipt of, the Payment, or to any Tax required to be deducted or withheld from the Payment, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not by any fiscal unity or other similar Tax regime of which the recipient is a member;

(K)	“person or persons acting in concert” shall be given the meaning as set out in the Law applicable to the person with whom persons are acting in concert;

(L)

where any obligation in this agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any of its Affiliates in order to secure performance of the obligation by it or such Affiliate;

(M)

a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement or that other document) at any time;

(N)	headings and titles are for convenience only and do not affect the interpretation of this agreement;

(O)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(P)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(Q)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(R)

unless expressly provided otherwise in this agreement: (i) the GSK Shareholder shall, for so long as it remains under the Control (direct or indirect) of GSK, be jointly and severally liable for their obligations, undertakings and liabilities arising under this agreement; and (ii) the Pfizer Shareholder shall, for so long as it remains under the Control (direct or indirect) of Pfizer, be jointly and severally liable for their obligations, undertakings and liabilities arising under this agreement.

1.3

The schedules (other than Schedule 1 and Schedule 5) form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.	THE COMPANY

2.1	At (or prior to, as applicable) Completion:

(A)	the Articles of Association (to the extent not already adopted) shall be adopted;

(B)

the GSK Shareholder shall nominate as A Directors the six individuals notified by it to the Company prior to Completion (and these six persons shall include the CEO and CFO), and the Company shall appoint them (to the extent not already appointed) as the A Directors;

(C)	the Pfizer Shareholder shall nominate as B Directors the three individuals notified by it to the Company prior to Completion, and the Company shall appoint them as the B Directors;

(D)

Emma Walmsley (or such other person nominated by GSK (who shall be one of the six individuals nominated pursuant to clause 2.1(B) other than the CEO, the CFO or another member of Executive Management)) shall be appointed (if not already appointed) as Chair;

(E)	Brian McNamara (or such other person nominated by GSK) shall be appointed (if not already appointed) as CEO;

(F)	Tobias Hestler (or such other person nominated by GSK) shall be appointed (if not already appointed) as CFO;

(G)	the accounting reference date of the Company shall continue to be 31 December in each year;

(H)

Deloitte (or such other accountancy firm referred to in clause 4.1(P) as the GSK Shareholder may have notified to the other relevant parties) shall be appointed or continue in post (as applicable) as the auditors of the Company;

(I)	subject and without prejudice to clause 8.5, the CEO Terms of Reference shall be adopted and the Board shall continue to delegate operational control of the Company’s Group in accordance therewith;

(J)	the Company shall elect to be treated as a disregarded entity for U.S. federal income tax purposes effective prior to the Completion Date; and

(K)

the Shareholders shall procure that all meetings (or resolutions) of the Directors and/or of the Shareholders or their Affiliates as are reasonably required to implement all the above matters are held prior to Completion.

2.2

Prior to the Company paying its first dividend pursuant to clause 10.2, the Shareholders shall procure that the Company’s share capital shall be reduced by the cancellation of such amount of the share premium on each A Share and B Share, and in such manner, as the Shareholders may agree (acting reasonably) with the objective of creating significant distributable reserves.

2.3	The headquarters of the Company’s Group shall be in London.

2.4

The parties acknowledge that, subject to the provisions of this agreement, the Company’s Group shall continue to be consolidated in GSK’s consolidated accounts and that, as a subsidiary of GSK, the Company’s Group shall continue to be subject to, and operate strictly on, the internal GSK Group platforms, systems, policies and procedures, including as to compliance and public policy matters, anti-bribery and corruption and dealings in securities as well as externally applicable matters, including any corporate integrity agreements.

3.	BUSINESS OF THE COMPANY’S GROUP

3.1

Except to the extent that a change in the business of the Company’s Group is not prohibited by, or is approved in accordance with, clause 4, the business of the Company’s Group shall be to conduct, for itself or by means of investments in other entities, either directly or indirectly, anywhere in the world, the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise commercialising (i) [***] and (ii) any other products transferred to the Company’s Group in accordance with the SAPA (and, where applicable, the NEBA) or held by any member of the Company’s Group (which may include certain prescription products), in each case including all related and supporting activities.

3.2

The Business shall be conducted in accordance with the Business Plan, including any synergy plans reflected in the Business Plan or otherwise approved by the Board, subject always to the fiduciary duties of the Directors and the provisions of clause 4.1.

4.	RESERVED MATTERS

4.1

Subject to clause 4.2, clause 4.3 and clause 8.5, each of the Shareholders shall, so far as it is legally able to do so, exercise its rights in relation to the Company to procure that none of the actions listed below shall be taken by the Company (or members of its Group where expressly referred to) without the prior written approval of Pfizer:

(A)	any of the following:

(i)

the creation, consolidation, subdivision, conversion or (save as provided in clause 2.2) cancellation of any share capital of the Company or the modification, variation or abrogation of any rights attached to any Shares;

(ii)	the issue or allotment of any share capital of:

(a)	the Company; or

(b)	any other member of the Company’s Group (other than to another wholly-owned member of the Company’s Group); or

(iii)	the creation of, or issuance of any instrument, document or security granting, any option or right to subscribe or acquire, or convert any security into, any share capital of:

(a)	the Company; or

(b)	any other member of the Company’s Group (other than where granted to another wholly-owned member of the Company’s Group); or

(iv)

the purchase or redemption of any share capital of (or of any option or right to subscribe or acquire, or convert any security into, the share capital of) the Company or any other member of the Company’s Group (other than any such purchase or redemption between wholly-owned members of the Company’s Group);

(v)	the disapplication of section 561 of the CA 2006 in respect of the share capital of the Company pursuant to section 570 or 571 of the CA 2006,

provided that, for the avoidance of doubt, this clause 4.1(A) shall not restrict any action taken: (1) in the operation of any scheme in connection with any employee option or incentivisation scheme of the Company or its Group that operates by reference to the share capital of the Company or any member of its Group and the ultimate entitlement under which is to cash settlement, provided further that it does not involve the issue, allotment or acquisition of (or rights to subscribe for or acquire or convert any security into) any share capital of the Company or any member or members of its Group to or by any person (or any reorganisation, cancellation, purchase or redemption of any such share capital), (2) in connection with the issue or allotment of Deferred Shares pursuant to clause 12.11 and the Structuring Considerations Agreement, (3) in connection with the issue or allotment of Preference Shares pursuant to clause 17.30, or (4) in connection with the capital of any non wholly-owned subsidiary of the Company, as required to be done by any such non wholly-owned subsidiary pursuant to any Relevant Pre-Existing Arrangement;

(B)	any amendment to the Articles of Association or the Completion Board Resolutions (in each case, other than as expressly provided for in this agreement, including (without limitation) clause 35);

(C)	any material change to the name of the Company, other than any such change that reflects changes being made generally to companies within GSK’s Group or the Company’s Group;

(D)

any material reorganisation or change (including cessation) to the nature or scope of the Business by the Company’s Group, other than pursuant to any applicable Law or to meet the requirements of any Governmental Entity or regulatory authority;

(E)	any:

(i)

acquisition or disposal by the Company or a member of its Group (including the grant of an option for such a transaction or any transaction with equivalent effect) of any asset or collection of assets (including shares and/or businesses), other than an acquisition or a disposal implemented pursuant to any Transaction Document (including, for the avoidance of doubt, the acquisition of a Delayed Business pursuant to the SAPA or the acquisition of a Deferred Closing Business pursuant to the NEBA) or pursuant to a Relevant Pre-Existing Arrangement;

(ii)

merger, distribution of property, or entry into or termination of any joint venture, profit sharing agreement, collaboration agreement or other partnership transaction, in each case involving the Company or a member of its Group (but excluding, for the avoidance of doubt the characterisation of the Company solely for U.S. federal income Tax purposes as a partnership pursuant to the Structuring Considerations Agreement), in each case, with a transaction value in excess of [***], whether by a single transaction or a series of related transactions completed during the 12 month period ending on the date of the last transaction (x) entered into with the same person (or persons which are members of the same Group) or (y) involving the acquisition or disposal of shares or any interest in one particular company or undertaking. For the purposes of this clause 4.1(E):

(a)	the term “acquisition” shall include an in-licensing transaction;

(b)	the term “disposal” shall include an out-licensing transaction;

(c)

the transaction value of a merger, distribution of property, joint venture, profit sharing agreement, collaboration agreement or other partnership transaction shall be the value of any assets which the Company and members of its Group contribute to the merger, distribution, joint venture, profit sharing agreement, collaboration agreement or partnership transaction (together with any other consideration paid by the Company or any member of its Group to the counterparty or its Group) and no account shall be taken of the value of any assets which the other parties to the merger, distribution, joint venture, profit sharing agreement, collaboration agreement or partnership transaction contribute thereto; and

(d)	transactions solely between or among wholly-owned members of the Company’s Group shall be excluded;

(F)

(i) entering into or renewing any transaction, arrangement or agreement by the Company or a member of its Group with a member of GSK’s Group which is outside the ordinary course of business of the Company’s Group or not on arm’s length terms, or (ii) any material amendment to or variation of, or any consent or waiver under or in respect of, any such transaction, arrangement or agreement (other than immaterial consents or waivers in respect of day to day trading or operational matters that are given on arm’s length terms), save that (in either case) this clause 4.1(F) shall not prohibit any transaction, arrangement or agreement effected pursuant to any Transaction Document;

(G)

in respect of agreements, transactions or arrangements the entry into or renewal of which is not prohibited by clause 4.1(F) above and to which any member of GSK’s Group is a party, any material amendment to or variation of, or any consent or waiver under or in respect of, any such agreement, transaction or arrangement between any member of the Company’s Group and any member of GSK’s Group (other than immaterial consents or waivers in respect of day-to-day trading or operational matters that are given on arm’s length terms);

(H)	any resolution to wind up the Company or any member of its Group;

(I)

in respect of the Company or any member of its Group, the filing of a petition for winding up by the Company or any member of its Group or the making of any arrangement with creditors generally or any application for an administration order or for the appointment of a receiver or administrator;

(J)	the disposal of all or substantially all of the assets of the Company and its Group taken as a whole (excluding transactions solely between wholly-owned members of the Company’s Group);

(K)	the adoption of any new CEO Terms of Reference or any amendment to the then current CEO Terms of Reference;

(L)

in respect of any Accounting Period, the declaration and/or payment of any dividend by the Company to the Shareholders below the level specified in, or not otherwise in accordance with the provisions of, clause 10;

(M)

in respect of any Accounting Period, the incurrence by the Company or any member of its Group of any capital expenditure if such capital expenditure, together with all other capital expenditures during such period, exceeds five per cent. of the forecast net sales of the Company for such Accounting Period as set out in the Business Plan;

(N)

the creation or redemption by the Company or any member of its Group of any mortgage, charge, pledge, lien, option, debenture, third party right or interest or other encumbrance or security interest of any kind over any assets of the Company’s Group (other than by operation of Law or in the ordinary course of business);

(O)

save as required by applicable Law, applicable regulation or applicable accounting standards, or where any alteration is being applied generally across GSK’s Group, altering the accounting reference date of any member of the Company’s Group or the Accounting Policies where such alteration would or might reasonably be expected to adversely impact, other than to an extent which is not material, items relating to the Company’s Group that are included in the consolidated financial statements of Pfizer’s Group as prepared pursuant to (i) the accounting principles, practices and policies of Pfizer’s Group as at the date of this agreement and (ii) the generally accepted accounting principles and financial reporting and accounting standards in the United States of America in issue and applicable from time to time;

(P)	changing the auditors of the Company or any member of its Group to an accountancy firm which is not one of the following:

(i)	a member of the network of member firms of PricewaterhouseCoopers International Limited;

(ii)	a member firm of the KPMG network of independent firms which are affiliated with KPMG International;

(iii)	a member firm of Ernst & Young Global Limited;

(iv)	a member firm of Deloitte Touche Tohmatsu Limited;

(v)	any successor to, or “spin-out” entity from, any of the foregoing; or

(vi)	to the extent not one of the above, any accountancy firm which is GSK’s auditor or (in respect of a non-UK subsidiary of the Company) an auditor of a non-UK member of GSK’s Group;

(Q)

other than as expressly provided for in any Transaction Document and without prejudice to clause 4.1(E), the Company or any member of its Group assigning, charging, abandoning, ceasing to prosecute or otherwise disposing of or failing to take all reasonable action to maintain the interest of any member of the Company’s Group in any of the intellectual property owned by the Company’s Group or accepting any restrictions on the use of any such intellectual property, in each case, where to do so would have a material adverse effect on the Business, taken as a whole;

(R)

the Company or any member of its Group taking any action (or deciding not to take any action) in relation to the conduct of legal or administrative proceedings or investigations by any Governmental Entity (including the settlement thereof) that would result in the Company or any member of its Group making a payment or incurring a liability in excess of [***] or that would otherwise be reasonably considered to have a material adverse effect on the Business, taken as a whole (provided that this sub-clause (R) shall not apply to any Stand-Aside Matter where the Pfizer Shareholder is the Stand-Aside Party);

(S)

(i) the adoption of new, or material amendment of existing, ABAC Policies and Procedures or Manufacture and Promotion Policies and Procedures of the Company or any member of its Group, which adoption or amendment is not also being made by GSK’s Group more generally, or (ii) the Company or any member of its Group making a determination regarding any remedial actions to address any violation of such policies and procedures by any person covered by such policies and procedures, which remedial actions do not comply with such policies and procedures;

(T)

the entry by the Company or any members of its Group into any contract or commitment which could involve a liability or aggregate payments (excluding any amounts in respect of VAT or other similar Tax) by or to the Company or any member of its Group in excess of [***], other than any such contract or commitment (i) entered into solely between or among wholly-owned members of its Group or (ii) entered into in the ordinary course of business for contract manufacturing or marketing, advertising or media promotion consistent with the Business Plan;

(U)	subject to clause 4.2, the Company or any member of its Group making any Borrowings; or

(V)

taking any action which requires Pfizer’s consent under the Structuring Considerations Agreement save where such consent is deemed to have been given in accordance with clause 11.6(b) of the Structuring Considerations Agreement, provided that, save to the extent conflicting with applicable Law, clauses 4.1(A) to (V) shall apply equally in respect of: (1) any Delayed Business, pending the closing date in respect of such Delayed Business under the SAPA, as if the Delayed Business were legally and beneficially owned by the Company; and (2) any Deferred Closing Business, pending the closing date in respect of such Deferred Closing Business under the NEBA, as if the Deferred Closing Businesses were legally and beneficially owned by the Company.

4.2	Provided that the Company complies with clause 11.8 of the Structuring Considerations Agreement, the Company and any member of its Group shall be permitted to:

(A)

make Borrowings without the prior written approval of Pfizer, provided that the aggregate Borrowings by all members of the Company’s Group shall (excluding any Borrowings within sub-clause (B) below) not exceed £300,000,000; and

(B)	make any Borrowings for the purpose of any Pre-Separation Recapitalisation in accordance with clause 17.32.

4.3	Nothing in this clause 4 shall prevent or restrict the taking of any action that is:

(A)

subject to the terms and conditions of the Structuring Considerations Agreement, reasonably undertaken and customary or required in connection with the implementation or completion of a GSK-Initiated Listing Transaction or a Pfizer-Initiated Listing Transaction (in either case, including any Demerger) in accordance with this agreement; or

(B)

subject to the terms and conditions of the Structuring Considerations Agreement, taken in accordance with or pursuant to, or expressly contemplated by, any of clauses 16 to 20 in relation to any GSK-Initiated Listing Transaction or Pfizer-Initiated Listing Transaction (in either case, including any Demerger) or the exercise of the Call Option; or

(C)

subject to the terms and conditions of the Structuring Considerations Agreement, taken pursuant to Section 6.3 or 6.22 of the SAPA or pursuant to any agreement, commitment or undertaking given or made under or pursuant to that section, including the NEBA; or

(D)	taken in accordance with or pursuant to, or expressly contemplated by, the Horlicks SPA, including entry into the Amended Consignment Selling Agreement.

5.	BUSINESS PLAN

5.1

The Business Plan as at Completion shall be the initial business plan in the Agreed Terms and the first Board meeting after Completion shall consider and, at the discretion of the Directors, approve any proposed amendments to or refinements of such initial business plan. The business plan adopted at such first Board meeting shall be the “Initial Business Plan”.

5.2

Subject to clauses 5.4, the Company shall procure that, by no later than 15 Business Days prior to the end of each Accounting Period, the Executive Management shall have prepared and submitted to the Board a revised draft of the Business Plan covering the three year period commencing at the start of the next following Accounting Period to replace the prior existing Business Plan (a “Revised Draft Business Plan”).

5.3

Each Revised Draft Business Plan submitted to the Board in accordance with clause 5.2 shall include, but not be limited to, the items and subject matter of the Initial Business Plan, provided that any such Revised Draft Business Plan required to be submitted to the Board in accordance with clause 5.2 on or after the date falling three years after the end of the year in which the Completion Date occurs shall not be required to include any updated information or analysis relating to synergies.

5.4

Each Revised Draft Business Plan shall be reviewed by the Board in conjunction with the Executive Management and shall be finalised by the Board prior to the start of the first Accounting Period to which it relates. Promptly following such finalisation, the Revised Draft Business Plan shall be approved and adopted as the Business Plan by the Board in accordance with clause 8.4.

6.	SHAREHOLDER APPOINTMENTS

6.1

The GSK Shareholder shall be entitled, by notice in writing to the Company and to the Pfizer Shareholder, to nominate up to six Directors and to direct the Company to remove any such nominee from office as a Director and appoint a replacement Director (with such notice, if any, as the GSK Shareholder may require) from time to time, and the Company shall give effect to any such nomination (by appointing any nominee as a Director) or direction for removal (by removing the relevant Director from office and appointing such replacement Director).

6.2

The Pfizer Shareholder shall be entitled, by notice in writing to the Company and the GSK Shareholder, to nominate up to three Directors and to direct the Company to remove any such nominee from office as a Director and appoint a replacement Director (with such notice, if any, as the Pfizer Shareholder may require) from time to time, and the Company shall give effect to any such nomination (by appointing any nominee as a Director) or direction for removal (by removing the relevant Director from office and appointing such replacement Director).

6.3

Any GSK Shareholder or Pfizer Shareholder that removes a Director from office in accordance with the provisions of clause 6.1 or clause 6.2, respectively, or whose nominee Director vacates office, shall indemnify each other Shareholder (on its behalf and on behalf of each other member of its Group) and the Company (on its behalf and on behalf of each other member of its Group) against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of such Director ceasing to hold office.

6.4

The GSK Shareholder shall be entitled, by notice in writing to the Company and the Pfizer Shareholder, to nominate any A Director (other than the CEO, the CFO or another member of Executive Management) to be Chair and to direct the Company to remove any such nominee from office and appoint another such A Director as Chair (with such notice, if any, as the GSK Shareholder may require) from time to time, and the Company shall give effect to any such nomination (by appointing such nominee as Chair) or direction for removal (by removing such nominee from office and appointing such other A Director as Chair). The Chair shall preside at any Board meeting and general meeting at which he is present. If such Chair is not present at any Board meeting, the A Directors present (in person or by way of an alternate) may (acting by simple majority) appoint any one of their number to act as Chair for the purpose of that meeting. The Chair or person chairing the meeting shall not have a casting vote.

6.5

Each A Director shall be entitled, by notice in writing to the Company, to appoint any person as his or her alternate director to attend, speak and vote on behalf of such A Director at any one or more Board meetings. Each B Director shall be entitled, by notice in writing to the Company, to appoint any person as his or her alternate director to attend, speak and vote on behalf of such B Director at any one or more Board meetings. For the avoidance of doubt, any one person may be appointed as an alternate director for any one or more A Directors or B Directors, as the case may be, and any such person appointed by multiple Directors shall possess their combined voting power at any meeting.

6.6	Each Shareholder shall, so far as it is legally able, exercise its rights in relation to the Company to procure that:

(A)

any person nominated as a Director or Chair by the GSK Shareholder, or as a Director by the Pfizer Shareholder, pursuant to this clause 6 shall be appointed as such as soon as reasonably practicable and any direction requiring the Company to remove such person and appoint a replacement shall be implemented as soon as reasonably practicable (or with such other notice as may have been directed by such Shareholder);

(B)	no person is appointed as a Director other than pursuant to the GSK Shareholder’s and the Pfizer Shareholder’s rights of appointment under clause 6.1 and clause 6.2, respectively; and

(C)	no person is removed from his or her office as a Director other than pursuant to the GSK Shareholder’s and the Pfizer Shareholder’s rights under clause 6.1 and clause 6.2, respectively.

6.7

The Company shall purchase and maintain with a reputable insurer insurance effective from and including the date of this agreement, for or for the benefit of any person who is or was at any time a Director or director or officer of any member of the Company’s Group, including insurance against, subject to Law, any liability incurred by or attaching to him or her in respect of any act or omission in the actual or purported exercise of his or her powers, in each case, from and including the date of this agreement (or, if later, the date of appointment of such Director or director or officer of any member of the Company’s Group), and/or otherwise in relation to his or her duties, powers or offices in relation to any member of the Company’s Group (and all costs, charges, losses, expenses and liabilities incurred by him or her in relation thereto).

7.	EXECUTIVE MANAGEMENT

7.1	The parties acknowledge and agree that:

(A)	the initial Chair shall be appointed (if not already appointed) by the Board as referred to in clause 2.1(D);

(B)	the initial CEO shall be appointed (if not already appointed) by the Board as referred to in clause 2.1(E);

(C)	any removal of the initial CEO and any appointment and/or removal of any subsequent CEO shall be a matter for the Board;

(D)	the initial CFO shall be appointed (if not already appointed) by the Board as referred to in clause 2.1(F);

(E)	any removal of the initial CFO and any appointment and/or removal of any subsequent CFO shall be a matter for the Board;

(F)

the appointment of the members of the Executive Management (other than the CFO and, for the avoidance of doubt, the CEO) shall be a matter for the CEO, who shall be entitled to make such appointment from any employees, officers or directors of any member of the Company’s Group or from any other external sources, including GSK’s Group and Pfizer’s Group, as specified in the CEO Terms of Reference;

(G)	the CEO shall be an A Director (and shall count as one of the six individuals nominated as a Director by the GSK Shareholder);

(H)

the CFO shall be an A Director (and shall count as one of the six individuals nominated as a Director by the GSK Shareholder), save that at the entire discretion of the GSK Shareholder it may elect at any time upon notice to the Company to remove the CFO from office as an A Director and appoint another person in his or her stead as an A Director (in which case the CFO shall become a non-Board position);

(I)	subject and without prejudice to clause 4 and clause 8.5, the Board shall delegate operational control of the Company’s Group to the CEO in accordance with the CEO Terms of Reference; and

(J)	subject and without prejudice to clause 4 and clause 8.5, matters outside the authority delegated to the CEO by the CEO Terms of Reference shall require Board approval.

7.2

Subject to clause 7.3, the Board shall be responsible for the overall direction, supervision and management of the Company’s Group in accordance with the provisions of this agreement and subject always to the fiduciary duties of the Directors, save that the Board shall not pass or implement any resolutions in respect of any matter listed in clause 4.1 unless any approval required from Pfizer has first been obtained in accordance with clause 4.

7.3

The parties agree that the Executive Management shall have full operational control of the Business, subject to the CEO Terms of Reference, review by the Board, the provisions of clause 4 and clause 8.5 and otherwise as provided for in this agreement, any of the other Transaction Documents or any other agreement or document entered into by the Shareholders (or any of their Affiliates) in connection herewith or therewith.

8.	PROCEEDINGS OF DIRECTORS

8.1

Any Director may, and the secretary of the Company at the request of any Director or Shareholder shall, call a Board meeting. Board meetings shall be held four times a year, although any Director may request that additional meetings be held in any given year. The following provisions shall apply in respect of the location of Board meetings:

(A)	subject to clause 8.1(B), all Board meetings shall be held in the United Kingdom; and

(B)

one Board meeting in any Accounting Period may, if so determined by the Board, be held in any other country (other than the United Kingdom), provided that in the event that such other country is not the United States of America, Pfizer and GSK shall jointly select such country with due regard to the risk of establishing tax residence or any other taxable presence in that country; and

(C)

any Director not physically present at a Board meeting shall be entitled to participate in such meeting by telephone, provided that a majority of the Directors attending such meeting are physically present at that Board meeting or are physically present in the United Kingdom or the United States of America at the time of that Board meeting.

8.2

Unless otherwise agreed in writing by the Shareholders, or where shorter notice is reasonably determined to be necessary by the Chair or the CEO to deal with any emergency or urgent issue, at least 10 Business Days’ notice of each Board meeting shall be given to each Director and the notice shall be accompanied by an agenda, setting out in such detail as is reasonable and practicable in the circumstances, the subject matter of the meeting. The Company shall procure that any papers to be circulated to the Directors in respect of such meeting, if not circulated with the notice and the agenda, shall be circulated as soon as reasonably practicable thereafter and in any event not less than 48 hours prior to such meeting. Breach of this clause 8.2 shall not affect the validity of any Board meeting which has otherwise been validly convened and which is quorate.

8.3	Subject to clause 8.5, the following provisions shall apply in respect of quorum:

(A)

a Board meeting (including any reconvened Board meeting held pursuant to clause 8.3(C)) shall be quorate if at least two Directors, including at least one A Director and at least one B Director, are present or represented by an alternate, save that, where no A Director has attended or been represented by an alternate at the previous two Board meetings that were properly called and noticed or where no B Director has attended or been represented by an alternate at the previous two Board meetings that were properly called and noticed, such a meeting shall be quorate if at least two Directors (whether or not an A Director and a B Director are amongst their number) are present or represented by an alternate;

(B)	a Director present or represented by an alternate shall be counted in the quorum and be entitled to vote at a Board meeting on any resolution to be put to the Directors at such meeting; and

(C)

if a quorum is not present at a Board meeting at the time when any business is considered, such meeting shall be reconvened. At least five Business Days’ notice of any reconvened meeting shall be given to the Directors unless otherwise agreed in writing by the Shareholders.

8.4

Resolutions of the Directors shall be decided by a majority of the votes cast and each Director present or represented by an alternate shall have one vote, save that, in the event that, at any meeting, not all the A Directors or B Directors (as the case may be) are present, the A Directors or the B Directors (as the case may be) that are present shall possess in that meeting the combined voting power of all of the A Directors or the B Directors (as the case may be) at such meeting. In the case of an equality of votes, the Chair of the meeting shall not have a casting vote.

8.5	The following provisions shall apply in the event of a Stand-Aside Matter:

(A)	a Director or an alternate for such Director shall not be:

(i)

entitled to attend or vote at the part of any Board meeting at which any Stand-Aside Matter is considered in respect of any GSK Shareholder or any other member of its Group (if he or she is an A Director or an alternate for such Director) or any Pfizer Shareholder or any other member of its Group (if he or she is a B Director or an alternate for such Director) (each a “Stand-Aside Party” in relation to such Director); or

(ii)

counted in the quorum (nor shall his or her presence be required in order to constitute a quorum if it would otherwise be required under this agreement) for any part of a Board meeting referred to in clause 8.5(A)(i) and, in such circumstances:

(a)	where the Stand-Aside Party is a member of GSK’s Group, a quorum shall exist if at least two B Directors are present or represented by an alternate; and

(b)	where the Stand-Aside Party is a member of Pfizer’s Group, a quorum shall exist if at least two A Directors are present or represented by an alternate,

save that, in respect of the matters referred to in sub-paragraphs (iii) and (iv) of the definition of Stand-Aside Matter, the provisions of clauses 8.5(A)(i) and 8.5(A)(ii) shall not apply to the CEO, who shall therefore be entitled to attend, vote and be counted in the quorum at any part of any Board meeting, regardless of whether any Stand-Aside Matter is being considered in respect of any GSK Shareholder (or such other member of its Group) during such part of such Board meeting;

(B)

any decisions, actions or negotiations to be taken or conducted by any member of the Company’s Group in relation to a Stand-Aside Matter shall be delegated to those Directors (including, where relevant, the CEO) that are entitled, in accordance with clause 8.5(A)(ii), to count in the quorum for the relevant part of the relevant Board meeting referred to in clause 8.5(A)(i), and that delegation shall be on terms which give those Directors (including, where relevant, the CEO), acting on a majority basis, full authority on behalf of the relevant member of the Company’s Group to take such decisions and actions and conduct such negotiations as they shall (acting in good faith in the best interests of the relevant member of the Company’s Group, having regard to their fiduciary duties and subject always to clause 23.1 but otherwise acting in their absolute discretion) think fit; and

(C)

any claim or right of action which the Company or another member of its Group may have in respect of a breach of this agreement or any Transaction Document or other applicable agreement within the definition of Stand-Aside Matter or any other obligation owed to the Company or any other member of its Group where a Shareholder or another member of its Group is alleged to be responsible for the breach or responsible for performance of the obligation shall be prosecuted, as follows:

(i)	where the person alleged to be responsible is a member of GSK’s Group, by the B Directors; and

(ii)	where the person alleged to be responsible is a member of Pfizer’s Group, by the A Directors,

and those Directors, acting on a majority basis, shall have full authority on behalf of the Company or the relevant member of its Group to notify, commence proceedings in respect of, negotiate, litigate and settle any claim arising out of the breach (or alleged breach) or exercise any right (including any right of termination) arising out of the breach (or alleged breach) (acting in good faith in the best interests of the relevant member of the Company’s Group, having regard to their fiduciary duties and subject always to clause 23.1 but otherwise acting in their absolute discretion) and the Shareholders shall take all steps within their power to give effect to the provisions of this clause 8.5(C).

8.6

Subject to clause 4, the Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee consisting of such persons (whether or not Directors) as it sees fit, provided that the Pfizer Shareholder shall have the right to appoint such number of its representatives to any such committee as results in those representatives comprising the same proportion (or as nearly the same proportion as may be reasonably practicable) of that committee as the proportion that the B Directors represent to the total number of Directors on the Board (and in any event no less than one such representative on each committee) (and, for the avoidance of doubt, clause 8.4 shall apply mutatis mutandis in relation to the voting rights of such representatives on the committee). Any committee so formed shall, in the exercise of its powers, authorities and discretions so delegated, conform to any requirements or restrictions which may be imposed on it by the Board. The meetings and proceedings of any such committee shall be governed by the provisions contained in this clause 8, unless the parties otherwise agree.

8.7	In the event that:

(A)	any Shareholder or member of its Group does any of the things specified in clause 25.2(B) or (C) or enters into any agreement, arrangement or understanding to do any of such things; or

(B)	a GSK Strategic Transaction or a Pfizer Strategic Transaction occurs,

and, as a result thereof or following which, such Shareholder or a member of its Group owns or is committed to acquire a Competing Business which [***] (a “Material Competing Business”), then the relevant Shareholder shall:

(i)

take all actions as are necessary or desirable to ensure that no confidential information that is provided to such Shareholder or any member of its Group (including any of its nominee Directors) in relation to the Company’s Group pursuant to this agreement shall be disclosed to or shall be in any way accessible by any person who has any material involvement with the operations, strategy or business affairs of the Material Competing Business (other than the CEO, CFO or other senior management-level executive of GSK (or its ultimate parent company) or Pfizer (or its ultimate parent company), as the case may be, as long as that person has no day-to-day involvement in the running of the Material Competing Business or direct or supervisory responsibility for competitive sales, pricing, marketing or product or service innovation with respect to products or services of the Material Competing Business that compete with products or services offered by the Business (a “Permitted Executive”));

(ii)

if and to the extent necessary in order to ensure that paragraph (A) is satisfied, remove (pursuant to clause 6.1 or 6.2 (as applicable)) any of its nominee Directors who may following such event be reasonably expected to have any material involvement with the operations, strategy or business affairs of the Material Competing Business (provided that it shall not be required to remove any person who is an A Director or a B Director who is also a Permitted Executive); and

(iii)

take all such other reasonable actions as are necessary or desirable to ensure that the provision of information pursuant to this agreement and the performance of any other obligations pursuant to this agreement will not breach any applicable Law, in each case unless and until that Material Competing Business (a) has been disposed of in its entirety by the relevant member(s) of the relevant Shareholder’s Group to the Company (or another member of the Company’s Group) or to a person outside the relevant Shareholder’s Group or (b) has otherwise ceased to be a Material Competing Business. Nothing in this clause 8.7 shall prevent the provision of information to any member of a Shareholder’s Group pursuant to clause 9 where such information is required in relation to the financial reporting and Tax-related obligations of such Shareholder’s Group, always provided that each Shareholder shall take reasonable steps to ensure that any underlying information made available pursuant to clause 9 which is not at that time publicly reported shall not be accessible by any person who has any material involvement with the operations, strategy or business affairs of the Material Competing Business except as permitted by clause 8.7.

9.	ACCESS TO INFORMATION AND ACCOUNTS

9.1	The Company shall provide each Shareholder with access to and copies of the following:

(A)	as soon as reasonably practicable (and in any event within five Business Days after it is finalised in accordance with clause 5), any Business Plan;

(B)

as soon as reasonably practicable after it becomes available in respect of the month to which it relates (and in any event within 30 Business Days following each month end (except for December)), the monthly management accounts of the Company’s Group (it being acknowledged that no monthly management accounts in respect of the month of January will be provided to the Shareholders) prepared on the basis of the Accounting Policies showing, inter alia, the revenues, operating results, overall results and relevant cash flow information of the Company’s Group on a monthly and year-to-date basis and performance compared to the Business Plan. These monthly reports shall also provide a general update on the status of the implementation of the Business Plan;

(C)

within 30 Business Days of the end of each of the first three quarters in any Accounting Period, an unaudited quarterly report of the Company’s Group prepared by the Executive Management on the basis of the Accounting Policies showing, amongst other things, the geographic analysis of turnover by major product, consolidated balance sheet, consolidated income statement (including the split between adjusted and total results), consolidated statement of comprehensive income and consolidated cash flow statement, Readily Available Cash, Borrowings, and supporting details for each of the foregoing as appropriate, for that quarter and for the year to that quarter end (such quarterly reports of the first three quarters of the Accounting Period being the “Quarterly Accounts”); and

(D)

all such other information and records of the Company and its Group as that Shareholder may reasonably require from time to time, including information and records in connection with the following (such information and records to be provided as soon as reasonably practicable after any such request by a Shareholder and in any event reasonably in advance of any relevant financial or Tax reporting or filing requirements or deadlines applicable to such Shareholder in order to permit compliance therewith):

(i)

the preparation and filing of that Shareholder’s accounts (and/or the accounts of any other member of that Shareholder’s Group), including but not limited to any requirement by Pfizer to provide US GAAP financial statements or summarized US GAAP financial information of the Company and its Group in Pfizer’s filings with the SEC under SEC Regulation S-X Rules 3-09, 4-08(g) or 10-01(b)(1);

(ii)	information required to be provided pursuant to the Structuring Considerations Agreement;

(iii)

(subject, where relevant, to clause 23.6) the compliance by that Shareholder or any member of that Shareholder’s Group with any reporting obligation if and to the extent required by any securities exchange or regulatory or Governmental Entity to which that party is subject, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the U.S. Securities Exchange Commission, the New York Stock Exchange, or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law; and

(iv)	the compliance by that Shareholder or any member of that Shareholder’s Group with any requirement of any Pharmaceutical Regulatory Authority,

provided that, subject to clause 9.3 and a Shareholder’s rights under applicable Law, no Shareholder shall be entitled to require the Company to restate financial statements for any purpose (including the preparation of that Shareholder’s (i) accounts (or the accounts of that Shareholder’s Group) or (ii) Tax returns or other Tax filings or correspondence with a Tax Authority).

9.2

The Company shall finalise the Accounts for the Company and its Group for each Accounting Period as soon as reasonably practicable and in any event not later than three months after the end of the Accounting Period to which they relate. Save as required by applicable Law and accounting standards, the Accounts shall be prepared in accordance with the Accounting Policies. For the avoidance of doubt, the Accounts shall include or be accompanied by statements of Readily Available Cash and Borrowings as at the end of the Accounting Period.

9.3	The Company shall prepare and provide the Pfizer Shareholder the information and documents set out below:

(A)

as soon as reasonably practicable and in any event within 30 Business Days after the end of each quarter, (i) a report of the Company’s Group’s net sales for such quarter, (ii) a report listing inventory purchased by the Company’s Group from Pfizer and its Affiliates during such quarter that remains on the Company’s Group’s financial statements at the end of such quarter, and (iii) a report of sales and related cost of sales to Pfizer and its Affiliates for such quarter;

(B)

as soon as reasonably practicable and in any event within 30 Business Days after the end of each quarterly period for any given Accounting Period, quarterly unaudited consolidated financial statements (including a balance sheet, income statement and cash flow statement and appropriate supporting information in relation to the foregoing) of the Company’s Group in a form reasonably required by Pfizer and prepared in accordance with US GAAP or an unaudited reconciliation of the Accounts to US GAAP; and

(C)

as soon as reasonably practicable and in any event no later than three months after the end of the relevant Accounting Period, an audited version of the Accounts prepared in accordance with US GAAP or an audited reconciliation of the Accounts to US GAAP, both in such form as reasonably required by Pfizer, and, in addition, preliminary accounts data relating to the relevant Accounting Period as soon as reasonably practicable and in any event no later than two months after the end of the relevant Accounting Period.

9.4

The Company shall prepare and provide each Shareholder with such information and documents (additional to the information referred to in clause 9.1, clause 9.2 and clause 9.3, which information shall be prepared at the Company’s expense save where the Structuring Considerations Agreement expressly provides otherwise) as a Shareholder may reasonably request, provided that the first £150,000 of the costs of the Company incurred in preparing and providing any and all such documents and information to the requesting Shareholder in any Accounting Period pursuant to this clause 9.4 shall be borne by the Company, with the requesting Shareholder bearing any costs of the Company in excess of such amount.

9.5	All records of the Company and its Group shall be retained for a period of at least 10 years from the end of the year to which such record relates.

9.6

Each Director is irrevocably authorised by the Company to disclose to the Shareholder which appointed such Director and such other members of such Shareholder’s Group any information or records (i) belonging to the Company or (ii) concerning either the Company and/or any other member of its Group or the Business and/or assets of the Company and/or any other members of its Group that it receives during the course of his or her office, subject (where relevant) to the provisions of clause 8.7, clause 23.6 and clause 26.

9.7

Pfizer, and any relevant member(s) of its Group, shall not publicly disclose any financial information provided by the Company under clause 9.1, clause 9.3, clause 9.4 or clause 9.8 until after such time as GSK has publicly disclosed that financial information as part of its quarterly or annual reporting (unless such results have not been published within 45 days after the end of the relevant Quarterly Accounting Period (in the case of the first three Quarterly Accounting Periods in an Accounting Period) or within 60 days after the end of the relevant Accounting Period or specific information which Pfizer is required to disclose has been previously disclosed by GSK in a 6-K filing or other applicable public filing with the SEC, in which case Pfizer may make such disclosure).

9.8	If the Pfizer Shareholder notifies the Company:

(A)

at least 30 days before the end of any of the first three Quarterly Accounting Periods in an Accounting Period that Pfizer has a reasonably held expectation that it will need to present summary financial statement information regarding the Company in its 10-Q filing for the relevant Quarterly Accounting Period pursuant to SEC Regulation S-X Rule 10-01(b)(1) or other applicable rule or regulation; or

(B)

at least 60 days before the end of an Accounting Period that Pfizer has a reasonably held expectation that it will need to present financial statements of the Company in its annual 10-K filing for the relevant Accounting Period pursuant to SEC Regulation S-X Rule 3-09 or 4-08(g) or other applicable rule or regulation, the Company shall, within 55 days after the end of the relevant Accounting Period (in the case of clause (B)) and within 35 days after the end of the Quarterly Accounting Period (in the case of clause (A)), provide the Pfizer Shareholder with the following information:

(i)

summarised financial information (including a profit and loss statement, balance sheet and cash flow statement in respect of the Company) required by SEC Regulation S-X Rule 10-01(b)(1) (or other applicable rule or regulation) and financial statements required by SEC Regulation S-X Rules 3-09 and 4-08(g) (or other applicable rule or regulation), as applicable; and

(ii)	a reconciliation of the information provided pursuant to clause 9.7(i) to US GAAP.

The Company, the GSK Shareholder and the Pfizer Shareholder agree that, in the event that clause 9.8(A) or 9.8(B) applies, the parties shall cooperate in good faith to revise the three-month time periods referred to in clauses 9.2 and 9.3(C), and the 45-day and 60-day time periods referred to in clause 9.7, to the extent reasonably required in order to ensure that Pfizer is able to comply with its filing obligations with the SEC in accordance with SEC Regulation S-X Rules 3-09, 4-08(g), 10-01(b)(1), or other applicable rule or regulation.

9.9

Pfizer may elect, by written notification to the Company, not to receive any financial information to which clause 9.7 applies until such time as it has been publicly disclosed by GSK. Subject always to clause 9.7, in relation to any public disclosure of financial information that is required to be made by Pfizer (or any relevant member(s) of its Group), the financial information to be taken into account in respect of the Company’s Group may be the latest financial information provided to Pfizer pursuant to this clause 9 and may include estimated financial information, provided that, if any such estimated financial information is included, such public disclosure makes clear on its face that it is estimated (and not actual) financial information.

9.10

The Company shall provide each Shareholder reasonable access, during normal business hours, to the accounting books and records and auditors of the Company’s Group, including by providing such accounting books and records to the auditors of each Shareholder as such auditors may reasonably request.

10.	DIVIDENDS

10.1

Unless it has insufficient distributable reserves to do so, the Company shall, if the GSK Shareholder directs the Company to do so, declare and pay a special dividend to the GSK Shareholder in an amount that is equal to any proceeds received (without duplication of Section 2.8 of the SAPA) by any member of the Company’s Group (net of any Tax suffered thereon) in respect of the sale pursuant to the Horlicks SPA (for the avoidance of doubt, not including any proceeds received pursuant to the Amended Consignment Selling Agreement) within five Business Days of the completion of such sale.

Any such special dividend shall be payable in priority to any other dividend payable by the Company or any amount outstanding (in respect of interest, principal or otherwise) under any Shareholder Loan(s). To the extent that the Company has insufficient distributable reserves to pay all or some of a special dividend within the five Business Day time period, any unpaid amount shall be payable as a dividend in priority to any other dividend payable by the Company or any amount outstanding (in respect of interest, principal or otherwise) under any Shareholder Loan(s).

10.2

Subject to clauses 10.1 and 10.3, in respect of each Quarterly Accounting Period (beginning with the first Quarterly Accounting Period included within the first full Half-Yearly Accounting Period falling after Completion), the Company shall distribute to the Shareholders, in proportion to their respective Percentage Interests as at the relevant record date and as a dividend on the A Shares and the B Shares, not less than an amount that is equal to the aggregate amount of Readily Available Cash held by the Company’s Group specified in the relevant Quarterly Accounts as is in excess of the Base Cash Amount. The parties acknowledge and agree that in priority to any dividend paid on the A Shares and the B Shares pursuant to this clause 10.2 a dividend of 0.01 per cent. of the aggregate amount that would otherwise have been payable to the Shareholders pursuant to this clause 10.2 shall first be paid to the holder(s) of Preference Shares. For the avoidance of doubt, the Board may resolve to pay dividends on the A Shares and the B Shares in excess of the amount provided by this clause 10.2 (subject always to clauses 10.3 and 12.1).

10.3	The Company shall only be required to declare and/or pay dividend(s) in accordance with clause 10.2 to the extent that:

(A)	it has sufficient distributable reserves, and (without limiting the Shareholders’ and the Company’s obligations hereunder) the Board resolves, to do so; and

(B)	there are no amounts outstanding (in respect of interest, principal or otherwise) under any Shareholder Loan(s); and

(C)	there are no outstanding special dividends in respect of payment obligations pursuant to clause 10.1 which have been declared or become payable.

10.4	Dividends in respect of any Quarterly Accounting Period shall be declared and paid, unless otherwise agreed between the parties, no later than the later of:

(A)	two months following the end of such Quarterly Accounting Period; and

(B)

the first Business Day that is at least ten days after the first Board meeting that is held following the production of the unaudited quarterly report of the Company’s Group by the Executive Management in respect of that Quarterly Accounting Period.

10.5

Except where dividends are to be paid in a currency other than Sterling in accordance with the terms of the SAPA, dividends shall be paid in Sterling. All dividends in respect of any Quarterly Accounting Period shall be paid to all the Shareholders on the same day and by way of inter-bank transfer or by other electronic means for same day value directly to an account with a bank or other financial institution (or other organisations operating deposit accounts) as notified in writing by the relevant Shareholder to the Company. In the absence of any such notification, the Company shall hold the amount of the relevant dividend on trust for the relevant Shareholder.

10.6	The Shareholders and the Company shall cooperate and take such steps as are reasonably required in connection with distributable reserves planning for the Company and its Group.

10.7	The Company shall instruct its auditors to report on the distributable reserves position of the Company at the same time as they sign their report on the Accounts.

10.8

The Company shall, so far as it is legally able to do so, procure that (and the Shareholders shall, so far as they are legally able to do so, exercise their rights in relation to the Company and under this agreement to procure that) all resolutions for the declaration or payment of dividends or other payments consistent with this clause 10 are duly passed by the relevant members of the Company’s Group and the Board (as applicable).

10.9

For the avoidance of doubt, nothing in this clause 10 shall prevent or restrict the payment of the distribution contemplated by clause 17.32 in connection with a Pre-Separation Recapitalisation or shall limit the Shareholders’ respective rights and obligations under the Structuring Considerations Agreement.

11.	PRESENTATIONAL CURRENCY

The presentational currency of the Company shall be Sterling. The presentational currency of all other members of the Company’s Group shall be as determined by the Board from time to time.

12.	CASH MANAGEMENT AND SHAREHOLDER FUNDING

12.1	The parties intend that the Company’s Group will always maintain a level of Readily Available Cash at or above the Base Cash Amount.

12.2

GSK shall be permitted, for treasury purposes, to manage the Cash of the Company’s Group on a consolidated basis with the Cash of GSK’s Group on arm’s length terms and on a basis consistent in all material respects with that on which the Cash of GSK’s Group is managed, provided that internal records are kept so that the Cash of the Company’s Group is readily capable of calculation and assessment and GSK’s Group retains a rating of at least [***] from Standard and Poor’s and [***] from Moody’s. Subject to the preceding sentence, the Cash of the Company’s Group can be commingled (including by being held in accounts in the name of members of GSK’s Group) with the Cash of GSK’s Group provided that the Company’s Group can withdraw its Cash as follows:

(A)	for amounts up to [***] or equivalent on the same day, by giving notice to GSK’s Group by noon UK time; and

(B)	for amounts over [***] or equivalent within two Business Days, by giving notice to GSK’s Group by noon UK time two Business Days prior to withdrawal, and for the purposes of this clause 12.2, valid notice to GSK’s Group shall constitute an e-mail to the GSK Group Treasurer with cc. [***].

For the avoidance of doubt, any interest or returns generated on any Cash of the Company’s Group that is commingled with the Cash of GSK’s Group pursuant to this clause 12.2 shall belong to the Company.

12.3	In the event that the Board determines that the Company’s Group requires funds (for the purposes of working capital, acquisitions, capital expenditure or otherwise) that are both:

(A)	in excess of any funding it then currently has in place; and

(B)	in excess of that which it is permitted under clause 4.2(A) or clause 4.2(B) to raise by way of Borrowings without Pfizer’s prior consent,

such funds (the “Requested Funds”) will be requested by the Company from the Shareholders in proportion to their respective Percentage Interests.

12.4

Each Shareholder shall notify the Company in writing within 10 Business Days of receipt of any request from the Company pursuant to clause 12.3 as to whether or not it (or any other member of its Wholly-Owned Group) is willing to fund all (but not some only) of its proportionate amount of the Requested Funds as set out in such request, there being no obligation on either Shareholder to do so. In the event that a Shareholder fails to so notify the Company within that time, that Shareholder shall be deemed to have notified the Company that neither it nor any member of its Wholly-Owned Group is willing to fund its proportionate amount of the Requested Funds as set out in the relevant request from the Company pursuant to clause 12.3.

12.5

Promptly following the expiry of the period set out in clause 12.4 above (or, if earlier, promptly following receipt of a notification from each Shareholder pursuant to clause 12.4), and in any event within five Business Days thereafter, the Company shall notify each Shareholder whether the other Shareholder (or any other member of its Wholly-Owned Group) is willing to fund its proportionate amount of the Requested Funds requested from the Shareholders pursuant to the relevant request referred to in clause 12.3, and shall include in such notification to any Funding Shareholder (as defined below) any further request to fund the aggregate amount of the Requested Funds, as contemplated by clause 12.6(B)(i).

12.6	In the event that:

(A)

each of the GSK Shareholder and the Pfizer Shareholder has notified the Company that it (or a member of its Wholly-Owned Group) is willing to fund all (but not some only) of its proportionate amount of the Requested Funds requested from the Shareholders pursuant to the relevant request referred to in clause 12.3, each of the GSK Shareholder (or such other member of its Wholly-Owned Group) and the Pfizer Shareholder (or such other member of its Wholly-Owned Group) shall enter into a loan agreement with the Company in respect of the relevant portion of such Requested Funds in accordance with Schedule 4 (any such loans being “Joint Shareholder Loans”);

(B)

one Shareholder has notified the Company that it (or a member of its Wholly-Owned Group) is willing to fund all (but not some only) of its proportionate amount of the Requested Funds requested from the Shareholders pursuant to the relevant request referred to in clause 12.3 (such Shareholder being a “Funding Shareholder”), and the other Shareholder has notified (or deemed to have notified) the Company that neither it nor a member of its Wholly-Owned Group is willing to fund its proportionate amount of such Requested Funds (such Shareholder being a “Non-Funding Shareholder”), then:

(i)

the Company shall request that the Funding Shareholder indicate within five Business Days whether it (or any other member of its Wholly-Owned Group) is willing to fund the aggregate amount of the Requested Funds; and

(ii)	in the event that the Funding Shareholder indicates within such five Business Day period that it (or any other member of its Wholly-Owned Group) is willing to fund:

(a)

the aggregate amount of the Requested Funds, the Company and the Funding Shareholder shall together enter into a loan agreement in respect of such aggregate amount on the terms and conditions set out in Schedule 4; or

(b)

some but not all of the Non-Funding Shareholder’s proportionate amount of the Requested Funds (as well as, for the avoidance of doubt, such Funding Shareholder’s own proportionate amount), the Company shall determine at its discretion whether to enter into a loan agreement in respect of such amount and (if it does so determine) the Company and the Funding Shareholder shall enter into a loan agreement in respect of such amount on the terms and conditions set out in Schedule 4, any such loan, whether pursuant to (a) or (b), being a “Funding Shareholder Loan”; and

(iii)

to the extent that the Funding Shareholder indicates that neither it (nor any other member of its Wholly-Owned Group) is willing to fund the aggregate amount of the Requested Funds, and unless a lesser loan is otherwise agreed to by the Company pursuant to clause 12.6(B)(ii)(b), the Company shall withdraw the request for the Requested Funds, and no additional funding shall be advanced to the Company by either Shareholder in connection with such request; or

(C)

no Shareholder has notified (or deemed to have notified) the Company that it (or a member of its Wholly-Owned Group) is willing to fund its proportionate amount of the Requested Funds requested from the Shareholders pursuant to the relevant request referred to in clause 12.3, the Company shall withdraw the request for the Requested Funds, and no additional funding shall be advanced to the Company by any Shareholder in connection with such request.

12.7

Unless otherwise agreed between the Shareholders in writing, any additional funding shall only be provided by way of Shareholder Loan. No Shareholder shall be permitted to, and each Shareholder shall procure that no member of its Group shall, transfer or assign any right relating to a Shareholder Loan (or any rights attaching to the same) without the prior written consent of the other Shareholder, other than in accordance with the terms of this agreement (including, for the avoidance of doubt, the terms set out in Schedule 4).

12.8

All Shareholder Loans shall be pari passu, and the total amount of all Shareholder Loans outstanding at any given time shall be aggregated and repayments shall be made, in accordance with clause 12.9, to each Shareholder (or members of its Wholly-Owned Group, as relevant) pro rata in the same proportion as the amount (principal and interest) owed to each Shareholder (and/or members of its Wholly-Owned Group, as relevant) bears to the aggregate amount of all Shareholder Loans.

12.9

The Board shall determine the amount of Readily Available Cash held by the Company’s Group promptly following the finalisation of the Quarterly Accounts and of the Accounts and thereafter shall promptly and, in any event, prior to the declaration and/or payment of any dividend in respect of the relevant Quarterly Accounting Period pursuant to clause 10.3, first apply any amount of Readily Available Cash above the Base Cash Amount in repayment of any amounts outstanding under any Shareholder Loans on the basis set out in clause 12.8. For the avoidance of doubt, any Readily Available Cash reserved but not yet applied for such purpose shall not be part of the calculation of any dividend for the purposes of clause 10.2.

12.10

Each of Pfizer and GSK shall, and shall procure that the relevant members of its Wholly-Owned Group shall, use commercially reasonable efforts to ensure that any member of Pfizer’s Wholly-Owned Group or GSK’s Wholly-Owned Group (as applicable) which enters into a loan agreement with the Company under this clause 12 is a person to which the Company will, under applicable Law and relevant Tax Authority published practice as at the date of entry into such loan agreement, be entitled to make payments of interest without withholding or deduction for or on account of Tax (and for this purpose, it shall be assumed that any necessary procedural formalities are satisfied). This clause 12.10 is without prejudice to the right of any Shareholder under clause 12.4 to refuse or fail to respond to a request made under clause 12.3.

12.11

If required to make a payment under Sections 2.8, 2.9, 6.5 or 6.6 or Article VII of the SAPA or clauses 6, 7, or 8 of the Structuring Considerations Agreement, the GSK Shareholder or the Pfizer Shareholder (as the case may be) may:

(A)

subscribe for Deferred Shares for a subscription amount that is equal (on an after Tax basis) to the amount of the relevant payment that it is required to make under any of Sections 2.9, 6.5 or 6.6 or Article VII of the SAPA or clauses 6, 7, or 8 of the Structuring Considerations Agreement, and the Company shall issue and allot such Deferred Shares to such Shareholder; or

(B)

make an additional contribution to the Company in respect of the Shares already held by it equal (on an after Tax basis) to the amount of the relevant payment that it is required to make under any of Sections 2.9, 6.5 or 6.6 or Article VII of the SAPA or clauses 6, 7, or 8 of the Structuring Considerations Agreement.

12.12

Each of Pfizer and GSK shall, and shall procure that the relevant members of its Wholly-Owned Group shall, use commercially reasonable efforts to ensure that any amounts payable to any member of Pfizer’s Wholly-Owned Group or GSK’s Wholly-Owned Group (as applicable) which enters into a loan agreement with the Company under this clause 12 is not treated as a distribution within the meaning of section 1000 CTA 2010 and do not give rise to a counteraction for the Company (or any member of its Group) under the anti-hybrid rules (as defined in the Structuring Considerations Agreement). This clause 12.12 is without prejudice to the right of any Shareholder under clause 12.4 to refuse or fail to respond to a request made under clause 12.3.

13.	RESERVED

14.	[***]

14.1	Each Shareholder hereby grants to the Company a right of first negotiation in relation to any [***] on the terms set out in this clause 14.

14.2

If at any time during the six year period following the Completion Date any [***] of any member of any Shareholder’s Group is or becomes a [***], the relevant Shareholder (the “[***]”) shall be required to notify the Company in writing of the same reasonably promptly following the [***] (and in any event within 15 Business Days following the [***]), where the “[***]” shall mean, [***]:

(A)	[***]; or

(B)	[***].

The [***] shall provide with such notification a copy of the following:

(i)	[***]; and

(ii)	[***],

[***].

14.3

Following the service of any such notification (or from the point at which such notification should have been made) in accordance with clause 14.2, the [***] (and each member of its Group) shall not be permitted to (i) proceed with making any application for approval and/or consent in respect of such [***] or (ii) negotiate with a Third Party to dispose of or otherwise transfer or license such [***] unless:

(A)	one of the matters referred to in clauses 14.6(A) to 14.6(C) has occurred; or

(B)	otherwise agreed in writing between the parties.

14.4

Subject to clause 14.8, no later than 30 days after the date on which the Company receives any notification in accordance with clause 14.2, the Company shall notify the relevant [***] in writing as to whether it is interested in acquiring the relevant [***] (or all rights and interests therein), upon [***].

14.5

Subject to clause 14.8, if the Company notifies the relevant [***] in accordance with clause 14.4 that it is interested in acquiring the relevant [***] (or all rights and interests therein) from the relevant [***] (or any other member(s) of its Group) [***], then, during the [***] period from the date of such notification (the “[***]”):

(A)

the relevant [***] shall not (and shall procure that no other member of its Group shall) enter into any discussions or negotiations with any Third Party in relation to the disposal, license or other transfer of, or actually dispose of, license or otherwise transfer (or agree to do so), the relevant [***] (or any rights or interests therein) to any such Third Party; and

(B)	the relevant [***] and the Company shall negotiate in good faith with a view to agreeing the terms and conditions upon which the Company (or another member of its Group) shall:

(i)	acquire the relevant [***] (or any rights and/or interests therein) from the relevant [***] (or other members of its Group); and

(ii)	fund any remaining subsequent costs in connection with [***].

14.6	Subject to clause 14.8, in the event that:

(A)

the Company notifies the relevant [***] under clause 14.4 that it is not interested in acquiring the relevant [***] (or all rights and interests therein) from the relevant [***] (or other members of its Group) upon [***];

(B)

the Company fails to notify the relevant [***] under clause 14.4 as to whether or not it is interested in acquiring the relevant [***] (or all rights and interests therein) from the relevant [***] (or other members of its Group) upon [***]; or

(C)

the [***] expires and the Company and the relevant [***] (or the other relevant member(s) of their respective Groups) have not entered into a binding agreement in relation to the acquisition of the relevant [***] (or all rights and interests therein) and the funding of the costs in connection with [***], the relevant [***] (and any other member of its Group) shall be free to:

(i)

enter into discussions and/or negotiations with any Third Party in relation to the disposal, license or other transfer of the relevant [***] (or all rights and interests therein), and effect such disposal, license or other transfer; and

(ii)

notwithstanding the provisions of clause 25, research, develop, manufacture, distribute, market, sell, promote and otherwise commercialise the relevant [***] upon [***] (and, for the avoidance of doubt, both before and in the event the Company exercises its rights hereunder and a binding agreement in relation to the acquisition of the relevant [***] is entered into, the relevant [***] (and any other member of its Group) would be, subject to the provisions of this agreement, including this clause 14, free to research, develop, manufacture, distribute, market, sell, promote and otherwise commercialise the [***] until [***], and, for the avoidance of doubt, once the right of first negotiation under this clause 14 has operated once in respect of any given [***] it shall not be capable of applying again as a result of subsequent decisions to seek approvals for [***].

14.7	The provisions of clause 8.5 shall apply in relation to those actions or steps as are to be taken by the Company in connection with the process set out in this clause 14.

14.8

Notwithstanding the above provisions of this clause 14, in the event that the relevant [***] does not have the rights in relation to the relevant [***] to comply with the above provisions of this clause 14, the relevant [***] shall be under no obligation to comply with such provisions, but shall use its reasonable endeavours to obtain such rights so as to enable it to do so.

15.	RESTRICTIONS ON DEALING WITH SHARES

15.1	No Disposal of any Share shall be permitted, except for a transfer of the entire legal and beneficial interest in such Share:

(A)	that is permitted by any of clauses 16 to 21;

(B)	in the case of a transfer of A Shares, with the prior written consent of the Pfizer Shareholder (acting in its absolute discretion); or

(C)	in the case of a transfer of B Shares, with the prior written consent of the GSK Shareholder (acting in its absolute discretion).

15.2

Except as otherwise agreed between the parties, no Disposal of any B Shares or A Shares pursuant to clause 16 shall be made unless all of the B Shares or A Shares (as the case may be) are Disposed of pursuant to the same transaction as if there were only one holder of B Shares and one holder of A Shares.

15.3

If a Disposal of any Shares is permitted pursuant to this agreement, otherwise than to a member of the transferring Shareholder’s Group, the relevant Shareholder must procure that any Shareholder Loans that are owed and outstanding to a member of that Shareholder’s Group at the time of transfer shall be transferred to the relevant transferee of those Shares (or a member of its Wholly-Owned Group) at the same time.

16.	PERMITTED TRANSFERS

16.1

A Shareholder may transfer all (but not some only) of its Shares to any other body corporate in the same Wholly-Owned Group (a “Group Transferee”), provided that (i) such transferring Shareholder notifies the other Shareholder of the proposed transfer, and (ii) the Group Transferee shall first have entered into a Deed of Adherence in the form set out in Schedule 1. In addition, a Shareholder may transfer a portion of its Shares to any Group Transferee with the other Shareholder’s prior written consent (not to be unreasonably withheld or delayed), provided that the Group Transferee shall first have entered into a Deed of Adherence in the form set out in Schedule 1, and in such case mechanical revisions will be made to this agreement to reflect such split shareholding (to the extent this agreement does not already provide for more than one GSK Shareholder or Pfizer Shareholder, as applicable).

16.2

A holder of Shares that is a member of GSK’s Wholly-Owned Group shall transfer, in a manner permitted by this agreement to a Group Transferee that will remain in GSK’s Wholly-Owned Group, all (but not some only) of the Shares held by it before it ceases to be in GSK’s Wholly-Owned Group. A holder of Shares that is a member of Pfizer’s Wholly-Owned Group shall transfer, in a manner permitted by this agreement to a Group Transferee that will remain in Pfizer’s Wholly-Owned Group, all (but not some only) of the Shares held by it before it ceases to be in Pfizer’s Wholly-Owned Group.

16.3

The transferor and the proposed transferee of any Shares proposed to be transferred under this clause 16 and the relevant Shareholder shall each provide to any other Shareholder at their own expense any information and evidence reasonably requested in writing by such other Shareholder for the purpose of determining whether the proposed transfer to the proposed transferee complies with the terms of this clause 16.

16.4

Without prejudice to clause 16.1, any Shareholder that transfers its Shares pursuant to this clause 16 shall procure that its relevant Group Transferee complies with the provisions of this agreement and the Structuring Considerations Agreement.

17.	EXIT

GSK Separation Rights

17.1

At any time on or after the Completion Date, the GSK Shareholder may, subject to clause 17.14(A), clause 17.28 and clause 21, require, by written notice given to the Pfizer Shareholder, an Admission to take place in accordance with the terms of this agreement and the Structuring Considerations Agreement, with such notice being a “GSK Separation Initiation Notice” and the corresponding Admission transaction being a “GSK-Initiated Listing Transaction”. For the avoidance of doubt:

(A)

statements of intention or prospective possibilities made by GSK or any of its Affiliates in or in connection with GSK’s public disclosures or reported financial statements shall not constitute a GSK Separation Initiation Notice for the purposes of this clause 17.1; and

(B)

no consent shall be required from Pfizer or the Pfizer Shareholder in respect of, and they shall have no right of veto over or right of objection in respect of, any GSK-Initiated Listing Transaction in accordance with the terms of this agreement and the Structuring Considerations Agreement, and Pfizer and the Pfizer Shareholder shall be obliged, subject to the terms and conditions of this agreement and the Structuring Considerations Agreement, to assist in the implementation of any GSK-Initiated Listing Transaction (regardless of whether the Pfizer Shareholder elects to Demerge and/or Market any of its Admission Shares in connection therewith).

17.2

The GSK Separation Initiation Notice shall include details of each Recognised Stock Exchange in respect of which Admission is intended or being considered, it being acknowledged that, without prejudice to clause 17.29(A) or (B), the definitive selection of the Recognised Stock Exchange(s) on which Admission of the Admission Shares will take place shall be communicated in the GSK Separation Plan Notice delivered pursuant to clause 17.4.

17.3

Following service of the GSK Separation Initiation Notice, the GSK Shareholder shall procure the appointment by the Company pursuant to clause 17.29(C) of one or more investment banks of international repute to advise in connection with the proposed GSK-Initiated Listing Transaction (the “Initial GSK Investment Banks”), and the GSK

Shareholder shall procure that within [***] Business Days of the date of the GSK Separation Initiation Notice, the Initial GSK Investment Banks shall have determined and communicated to the GSK Shareholder and the Pfizer Shareholder its or their joint, as the case may be, assessment of the following matters in relation to each Recognised Stock Exchange specified in the GSK Separation Initiation Notice:

(A)

the maximum interest in Admission Shares (expressed as a percentage of the entire issued ordinary share capital of the prospective Admission Entity) that, if marketed and sold for cash in an initial public offering of Admission Shares, would not reasonably be expected to result in the sale price in such offering needing to be discounted by more than is customary for an initial public offering of a company such as the Admission Entity (such percentage interest being the “Maximum Sale Stake”). For the avoidance of doubt, when making this determination, the Initial GSK Investment Banks shall assume that neither Shareholder would effect a Demerger of any Admission Shares as part of the Listing Transaction;

(B)

the expected Free Float Minimum Level applicable to that Recognised Stock Exchange (expressed as a percentage of the entire issued ordinary share capital of the prospective Admission Entity). Where practicable, the assessment of the Free Float Minimum Level by the Initial GSK Investment Banks shall be based on such confidential preliminary guidance as is available from the relevant Recognised Stock Exchange and/or listing authority for such Recognised Stock Exchange, including in relation to the ability to access derogations from any stated requirements of the applicable rules and regulations of the relevant Recognised Stock Exchange and/or any relevant listing authority for such Recognised Stock Exchange; and

(C)

the per Share price at which a stake of the same scale as the Free Float Minimum Level could be sold in an initial public offering, such price to be calculated and determined (i) in accordance with customary and current valuation methodologies and techniques, including multiples from any Peer Companies, and (ii) on the basis that no shares other than the stake comprising the Free Float Minimum Level would be Marketed in such offering (which, for the avoidance of doubt, shall be without prejudice to the ultimate pricing determinations made in accordance with clause 17.29(D)), such determination constituting the “Initial GSK Bank Assessment”.

17.4

No later than [***] Business Days after the date of communication to the GSK Shareholder and the Pfizer Shareholder of the Initial GSK Bank Assessment pursuant to clause 17.3, the GSK Shareholder shall notify the Pfizer Shareholder of the following:

(A)

the amount of the GSK Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Market, provided that it shall not be entitled to specify an amount that exceeds the Maximum Sale Stake for the relevant Recognised Stock Exchange(s) specified pursuant to clause 17.4(C) below;

(B)

the amount of the GSK Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Demerge (on which, for the avoidance of doubt, there shall be no limit); and

(C)	without prejudice to clause 17.29(A) or (B), the identity of the Recognised Stock Exchange(s) on which Admission of the Admission Shares will take place,

provided that the GSK Shareholder shall ensure that the aggregate amount of Admission Shares specified by it pursuant to sub-clauses (A) and (B) shall be sufficient to satisfy the expected Free Float Minimum Level applicable to the relevant Recognised Stock Exchange(s) specified in paragraph (C), with such notification being a “GSK Separation Plan Notice”.

17.5

Consistent with the terms and conditions of the Structuring Considerations Agreement, in addition to the items required by clause 17.4, the GSK Separation Plan Notice shall set out in reasonable detail any then-current proposals for the structure and process of the GSK-Initiated Listing Transaction, including any then-current proposals regarding the identity, jurisdiction of incorporation or features of the holding company of the Business (whether the Company or another entity and whether already established or to be established) to be Admitted (the “Admission Entity”), provided that, for the avoidance of doubt and in accordance with clause 17.29, the GSK Shareholder may alter any such proposals (save to the extent the Structuring Considerations Agreement provides otherwise).

17.6	In the event that no GSK Separation Plan Notice is delivered on or prior to the deadline specified in clause 17.4, the subsisting GSK-Initiated Listing Transaction shall be deemed abandoned.

17.7

No later than [***] Business Days after the date of receipt of the relevant GSK Separation Plan Notice, the Pfizer Shareholder shall notify the GSK Shareholder (such notice being a “Pfizer Separation Response”) whether and (subject always to the limits specified in clause 17.8) to what extent (if any) the Pfizer Shareholder intends to Demerge and/or Market any of its Admission Shares pursuant to the GSK-Initiated Listing Transaction. For the avoidance of doubt, the Pfizer Shareholder shall not be obliged to Demerge or Market any of its Admission Shares in any GSK-Initiated Listing Transaction.

17.8	The Pfizer Separation Response shall specify the following:

(A)

the amount of the Pfizer Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Market, provided that the specified percentage stake shall not exceed the greater of:

(i)	the Maximum Sale Stake (for the relevant Recognised Stock Exchange(s)) less the percentage stake specified in the GSK Separation Plan Notice as intended to be Marketed by the GSK Shareholder; and

(ii)

“P” per cent. of the Maximum Sale Stake (for the relevant Recognised Stock Exchange(s)), where “P” is the number of B Shares held by the Pfizer Shareholder expressed as a percentage of the aggregate number of all of the A Shares and B Shares. In the event that this limitation (ii) applies, the percentage stake specified in the GSK Separation Plan Notice as intended to be Marketed shall be deemed to be reduced to the extent required to give effect to this clause 17.8(A)(ii); and

(B)

the amount of the Pfizer Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Demerge (on which, for the avoidance of doubt, there shall be no limit).

17.9

In the event that no Pfizer Separation Response is delivered prior to the deadline specified in clause 17.7, or if the Pfizer Separation Response does not respect the limits set out in clause 17.8 or does not otherwise meet the requirements of that clause (and no revised response is delivered within five Business Days of the GSK Shareholder notifying the Pfizer Shareholder of such failure to respect such limits or requirements), the Pfizer Shareholder shall be deemed to have not requested to Market or Demerge any of its Admission Shares in the GSK-Initiated Listing Transaction. In the event that the Pfizer Shareholder does not request (or is deemed to have not requested) to Market or Demerge any Admission Shares in the GSK-Initiated Listing Transaction, the Pfizer Shareholder shall still be required, for the avoidance of doubt, to provide all reasonable and necessary assistance in relation to the GSK-Initiated Listing Transaction and otherwise comply with the provisions of this agreement and the Structuring Considerations Agreement in relation to it.

17.10

Following service of the GSK Separation Initiation Notice, in the event that, for any reason, the aggregate of the Admission Shares to be Marketed and/or Demerged by the GSK Shareholder and the Pfizer Shareholder is not sufficient to satisfy the definitive determination of the Free Float Minimum Level by the applicable Recognised Stock Exchange(s) and/or listing authority for such Recognised Stock Exchange(s), the GSK Shareholder shall be obliged to increase the level of Marketing and/or Demerger of the GSK Shareholder’s Admission Shares to the extent required to meet such definitive Free Float Minimum Level, subject always to the then applicable limitations regarding allocation of the Maximum Sale Stake under clause 17.8(A), clause 17.11(B) and clause 17.11(C)) and provided always that the aggregate amount of Admission Shares to be Marketed shall not exceed the Maximum Sale Stake (including as it is, or may be, revised pursuant to clause 17.11(C)).

17.11

Following the delivery or deemed service of the Pfizer Separation Response, the parties shall be obliged to proceed with the GSK-Initiated Listing Transaction on and subject to the terms and conditions of this agreement and the Structuring Considerations Agreement and shall take (and shall procure that all members of their respective Groups shall take) all necessary actions within their powers to effect the proposed GSK-Initiated Listing Transaction in accordance with, and subject to the terms and conditions of, this agreement and the Structuring Considerations Agreement and on the basis of the GSK

Separation Plan Notice (as supplemented by any Pfizer Separation Response and as otherwise supplemented, amended or varied pursuant to this agreement), provided that, at any point after the date of the GSK Separation Initiation Notice and prior to Admission in respect of any GSK-Initiated Listing Transaction becoming effective (subject to any binding agreements which the parties may enter into in the interim):

(A)

the GSK Shareholder may elect, by notice in writing to the Pfizer Shareholder and with immediate effect from the date thereof, to abandon any proposed GSK-Initiated Listing Transaction, in which case such GSK-Initiated Listing Transaction shall not proceed;

(B)	subject to (C) below (and save to the extent the Structuring Considerations Agreement provides otherwise):

(i)

the GSK Shareholder may elect to revise at any time the level of Demerger and/or Marketing of its Admission Shares set out in the GSK Separation Plan Notice (or as subsequently applying as a result of clause 17.8(A)(ii) or this clause 17.11);

(ii)	the GSK Shareholder may elect to revise at any time the allocation of its Admission Shares as between, respectively, Marketing and Demerger; and

(iii)

the Pfizer Shareholder may elect to revise the level of Demerger and/or Marketing of its Admission Shares as set out in the Pfizer Separation Response, provided that, the Pfizer Shareholder may not, without the prior written consent of the GSK Shareholder:

(a)

make any such revision following the making of the “intention to float announcement” in respect of the proposed Admission, unless after such announcement the GSK Shareholder revises (1) the level of Demerger of its Admission Shares, in which case the Pfizer Shareholder shall be entitled (always subject to (b) below) to revise (in the same direction and proportion) the level of Demerger of its Admission Shares, and/or (2) the level of Marketing of its Admission Shares, in which case the Pfizer Shareholder shall be entitled to revise (in either direction and in any amount, but always subject to the provisos below) the level of Marketing of its Admission Shares; or

(b)

make an upward revision to the amount of its Admission Shares that it wishes to Demerge if it previously communicated pursuant to the relevant Pfizer Separation Response that it did not wish to Demerge any of its Admission Shares, save that if the GSK Shareholder elects to Demerge some or all of its Admission Shares having previously communicated in the relevant GSK Separation Plan Notice that it did not intend to Demerge any Admission Shares, the Pfizer Shareholder may elect to Demerge some or all of its Admission Shares, and provided that:

(1)

the level of Demerger and/or Marketing of the GSK Shareholder’s Admission Shares shall always remain sufficient, together with the level of Demerger and/or Marketing of the Pfizer Shareholder’s Admission Shares applying pursuant to clause 17.8 (or as subsequently applying from time to time), to meet the applicable Free Float Minimum Level for the Recognised Stock Exchange(s) on which such Admission Shares are proposed to be Admitted;

(2)

no revision made by a Shareholder to the level of Marketing of its Admission Shares shall take effect to the extent that it would cause (I) the level of Marketing of that Shareholder’s Admission Shares aggregated with the then-applicable level of Marketing of the other Shareholder’s Admission Shares to exceed (II) the Maximum Sale Stake (including as so revised pursuant to clause 17.11(C));

(3)

where the Maximum Sale Stake is increased pursuant to clause 17.11(C)(ii), no revision may be made by a Shareholder pursuant to this clause 17.11(B) in respect of any part of such increased Maximum Sale Stake until after the changes to the Shareholders’ respective levels of Marketing under clause 17.11(C)(ii) shall have taken effect; and

(4)

any revision made by a Shareholder shall take effect for the purposes of this agreement when valid notice of it is given to the Company and the other Shareholder and, accordingly, any revision will only take effect to the extent compliant with this agreement taking account of all prior such revisions in respect of which valid notice has been given;

(C)

if (prior to the appointment of global coordinators) the Initial GSK Investment Banks or (following the appointment of global coordinators), the global coordinators appointed in connection with the GSK-Initiated Listing Transaction pursuant to clause 17.29(C), having taken account of the views of any bookrunners appointed in connection with the GSK-Initiated Listing Transaction pursuant to clause 17.29(C), determine and confirm by communication to the GSK Shareholder and the Pfizer Shareholder that, in the context of the relevant transaction and otherwise in their reasonable joint assessment, the maximum percentage of the entire issued ordinary share capital of the prospective Admission Entity that could reasonably be sold for cash in an initial public offering of the Admission Shares on the relevant Recognised Stock Exchange without the sale price needing to be subject to a discount greater than that which they consider to be customary for an initial public offering of such a company is:

(i)

lower than the amount of the Maximum Sale Stake as previously determined and communicated under clause 17.3(A), then the lower amount as specified and communicated pursuant to this clause 17.11(C) shall instead become the “Maximum Sale Stake” for the purposes of this agreement and there shall be a corresponding downward adjustment in the level of Marketing of each Shareholder’s Admission Shares (with such adjustment being made pro rata to the then-applicable levels of Marketing of their respective Admission Shares); or

(ii)

greater than the amount of the Maximum Sale Stake as previously determined and communicated under clause 17.3(A), then the GSK Shareholder shall (in its absolute discretion) determine whether to make a corresponding upward adjustment to the Maximum Sale Stake to a level not greater than the stake as specified and communicated by the Initial GSK Investment Banks (or the global coordinators, as the case may be) pursuant to this clause 17.11(C), and, in the event that the GSK Shareholder elects to make an upward adjustment in the level of the Maximum Sale Stake:

(a)	the amount, as so adjusted, shall instead become the “Maximum Sale Stake” for the purposes of this agreement; and

(b)

each Shareholder shall be entitled, by notice given to the Company and the other Shareholder within 10 Business Days (or in respect of periods after the “intention to float” announcement within 2 Business Days) after the GSK Shareholder’s election to make such upwards adjustment, to increase the level of Marketing of its Admission Shares, with each Shareholder being entitled to access the incremental portion of the Maximum Sale Stake pro rata to its then-applicable level of Marketing of Admission Shares (and, for the avoidance of doubt, a Shareholder may elect to make all or part of the maximum upwards adjustment to which it is entitled), provided that, if any reduction of the Maximum Sale Stake pursuant to clause 17.11(C)(i) results in insufficient Admission Shares being Marketed and/or Demerged to satisfy the applicable Free Float Minimum Level, the GSK Shareholder shall be obliged to increase the level of Demerger of its Admission Shares to meet such requirement.

17.12

Subject to the terms and conditions of the Structuring Considerations Agreement, the Shareholders and the Company shall each do (and shall each procure that the members of their respective Groups shall do) all things reasonably necessary and expedient to implement the GSK-Initiated Listing Transaction within 12 months of the date of the GSK Separation Initiation Notice or within such extended period as may apply under clause 17.13 (the applicable period being the “GSK Separation Execution Period”), it being expressly acknowledged that:

(A)

without prejudice to the parties’ obligations under this agreement, the ability of the Shareholders and the Company (and members of their respective Groups) to achieve completion of a Listing Transaction, any Demerger or any sale pursuant to a Marketing depends on matters outside of their control; and

(B)	GSK, the GSK Shareholder, the Company and the Admission Entity (and all members of their respective Groups) shall (save to the extent the Structuring Considerations Agreement provides otherwise):

(i)

owe no duty or obligation to Pfizer, the Pfizer Shareholder or any member of their respective Groups to ensure that (i) a Listing Transaction, any Demerger or any sale pursuant to any Marketing takes place or is completed, or (ii) any particular price, distribution or investor allocation is achieved on any sale pursuant to any Marketing; and

(ii)

have no liability to Pfizer, the Pfizer Shareholder or any member of their respective Groups (save in the case of fraud or wilful default or as expressly contracted for) in respect of (i) any such Listing Transaction, Demerger, Marketing or sale, or (ii) the price, distribution or investor allocation actually achieved on any sale pursuant to any Marketing (provided that the limitation of liability in this sub-clause (ii) shall not restrict or limit any liability under applicable securities or other Laws applying to (a) any untrue statement or alleged untrue statement of a material fact in any shareholder circular, registration statement, prospectus, information statement or other document filed or published pursuant to applicable securities or other Laws in connection with such Listing Transaction, Demerger, Marketing or sale, or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than any such untrue statement or omission made in such document in reliance upon and in conformity with written information furnished by Pfizer or the Pfizer Shareholder specifically for use in such document), and in the event that the GSK Separation Execution Period expires without a GSK-Initiated Listing Transaction having been completed, the GSK-Initiated Listing Transaction shall be deemed abandoned unless binding agreements for such transaction were signed prior to such expiry and completion then takes place pursuant to them without any uncontemplated extension of any time period applying under those agreements for completion of the transaction.

17.13

In connection with any GSK-Initiated Listing Transaction, the GSK Shareholder may, in its sole discretion, by written communication to the Pfizer Shareholder prior to the date of expiry of the relevant GSK Separation Execution Period, extend any GSK Separation Execution Period by a further six months, such that the GSK Separation Execution Period, as so amended, shall (i) be deemed to expire 18 months from the date of the relevant GSK Separation Initiation Notice and (ii) become the “GSK Separation Execution Period” for the purposes of this agreement; provided that if, after giving effect to any such extension, the GSK Separation Execution Period would end on a date on or after the date falling five years after the Completion Date, it shall not be extended to the extent of any portion of such extension that would fall on or after the date falling five years after the Completion Date (and, for the avoidance of doubt, if the GSK Separation Execution Period would, without giving effect to any such extension, end on a date on or after the date falling five years after the Completion Date, it shall not be extended at all).

17.14	In the event that a GSK-Initiated Listing Transaction is proposed but abandoned (or deemed to be abandoned) in accordance with:

(A)

clause 17.6 or clause 17.11(A) at any time on or after the date falling five years after the Completion Date, the GSK Shareholder may not serve a Separation Initiation Notice for a period of 12 months from the date of such abandonment without the prior written consent of the Pfizer Shareholder, and, for the avoidance of doubt, at any time on or after the date falling five years after the Completion Date, the Pfizer Shareholder shall not be so restricted; or

(B)

(i) clause 17.12 or clause 17.36, or (ii) clause 17.6 or clause 17.11(A) at any time prior to the date falling five years after the Completion Date, neither the GSK Shareholder nor the Pfizer Shareholder may serve a Separation Initiation Notice for a period of 12 months from the date of such abandonment (provided that, with respect to the Pfizer Shareholder, if such 12 month period would extend beyond the date falling five years after the Completion Date, then the Pfizer Shareholder may serve a Separation Initiation Notice on the later of (i) the date falling five years after the Completion Date and (ii) three months from the date of such abandonment) without the prior written consent of the other, and if abandoned (or deemed to be abandoned) in accordance with clause 17.6, clause 17.11(A), clause 17.12 or clause 17.36, without prejudice to clause 17.34(G), (i) GSK, the Company and each member of their respective Groups shall have no liability to Pfizer, the Pfizer Shareholder or any member of their respective Groups, and (ii) Pfizer and the Pfizer Shareholder shall not (and shall procure that no member of their respective Groups shall) seek to obtain any financial compensation or other remedy from GSK, the Company or any member of their respective Groups, in each case in connection with such abandonment and in each case save to the extent the Structuring Considerations Agreement provides otherwise.

Pfizer Separation Rights

17.15

At any time on or after the date falling five years after the Completion Date the Pfizer Shareholder may, subject to clause 17.14, clause 17.28 and clause 21, require, by written notice given to the GSK Shareholder, that the process and steps set out in this agreement to achieve an Admission shall take place in accordance with the terms of this agreement, with such notice being a “Pfizer Separation Initiation Notice” and the corresponding Admission transaction being a “Pfizer-Initiated Listing Transaction”. For the avoidance of doubt:

(A)

statements of intention or prospective possibilities made by Pfizer or any of its Affiliates in or in connection with Pfizer’s public disclosures or reported financial statements shall not constitute a Pfizer Separation Initiation Notice for the purposes of this clause 17.15; and

(B)

no consent shall be required from GSK or the GSK Shareholder in respect of, and they shall have no right of veto over or right of objection in respect of, any Pfizer-Initiated Listing Transaction in accordance with the terms of this agreement and the Structuring Considerations Agreement, and GSK and the GSK Shareholder shall be obliged, subject to the terms and conditions of this agreement and the Structuring Considerations Agreement, to assist in the implementation of any Pfizer-Initiated Listing Transaction (regardless of whether the GSK Shareholder elects to Demerge and/or Market any of its Admission Shares in connection therewith).

17.16

Following service of the Pfizer Separation Initiation Notice, the GSK Shareholder shall procure the appointment by the Company of two investment banks of international repute to advise in connection with the proposed Pfizer-Initiated Listing Transaction (with one of such banks being nominated by the Pfizer Shareholder and one by the GSK Shareholder, and such banks being the “Initial GSK/Pfizer Investment Banks”), and the Company shall procure that within [***] Business Days of the date of the Pfizer Separation Initiation Notice, the Initial GSK/Pfizer Investment Banks shall have determined and communicated to the GSK Shareholder and the Pfizer Shareholder their joint assessment of the following matters in relation to each Recognised Stock Exchange as the GSK Shareholder shall identify to the Initial GSK/Pfizer Investment Banks within [***] Business Days of the appointment of such Initial GSK/Pfizer Investment Banks pursuant to this clause 17.16 (it being acknowledged that, without prejudice to clause 17.29(A) or (B), definitive selection of the Recognised Stock Exchange(s) on which Admission of the Admission Shares will take place shall be communicated in the later GSK Separation Response):

(A)

the Maximum Sale Stake. For the avoidance of doubt, when making this determination, the Initial GSK/Pfizer Investment Banks shall assume that neither Shareholder would effect a Demerger of any Admission Shares as part of the Listing Transaction;

(B)

the expected Free Float Minimum Level applicable to that Recognised Stock Exchange (expressed as a percentage of the entire issued ordinary share capital of the prospective Admission Entity). Where practicable, the assessment of the Free Float Minimum Level by the Initial GSK/Pfizer Investment Banks shall be based on such confidential preliminary guidance as is available from the relevant Recognised Stock Exchange and/or listing authority for such Recognised Stock Exchange, including in relation to the ability to access derogations from any stated requirements of the applicable rules and regulations of the relevant Recognised Stock Exchange and/or any relevant listing authority for such Recognised Stock Exchange; and

(C)

the per Share price at which a stake of the same scale as the Free Float Minimum Level could be sold in an initial public offering, such price to be calculated and determined (i) in accordance with customary and current valuation methodologies and techniques, including multiples from any Peer Companies, and (ii) on the basis that no shares other than the stake comprising the Free Float Minimum Level would be Marketed in such offering (which, for the avoidance of doubt, shall be without prejudice to the ultimate pricing determinations made in accordance with clause 17.29(D)), such determination constituting the “Initial GSK/Pfizer Bank Assessment” (it being acknowledged and agreed that in circumstances where the Initial GSK/Pfizer Investment Banks are unable to agree a joint assessment by the relevant deadline, the GSK Shareholder shall request that the Chairman of the British Bankers Association nominate an investment bank (applying the principles and mechanics set out in Part A of Schedule 2 mutatis mutandis in relation to such nomination) as soon as reasonably practicable after such request, and the Company shall procure that such bank shall determine and communicate as soon as reasonably practicable to the GSK Shareholder and the Pfizer Shareholder its assessment of the matters in respect of which the Initial GSK/Pfizer Investment Banks were asked to provide an assessment pursuant to this clause 17.16 and such assessment by the nominated investment bank shall, when made, then constitute the Initial GSK/Pfizer Bank Assessment).

17.17

No later than [***] Business Days after the date of communication to the GSK Shareholder and the Pfizer Shareholder of the Initial GSK/Pfizer Bank Assessment pursuant to clause 17.16, the Pfizer Shareholder shall notify the GSK Shareholder of the following:

(A)

the amount of the Pfizer Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Market, provided that it shall not be entitled to specify an amount that exceeds the Maximum Sale Stake for each Relevant Stock Exchange; and

(B)

the amount of the Pfizer Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Demerge (on which, for the avoidance of doubt, there shall be no limit), and provided that the Pfizer Shareholder shall ensure that the aggregate amount of Admission Shares specified by it pursuant to sub-clauses (A) and (B) shall be sufficient to satisfy the expected Free Float Minimum Level applicable to the Recognised Stock Exchange(s) specified by the GSK Shareholder pursuant to clause 17.16, with such notification being a “Pfizer Separation Plan Notice”.

17.18	In the event that no Pfizer Separation Plan Notice is delivered on or prior to the deadline specified in clause 17.17, the subsisting Pfizer-Initiated Listing Transaction shall be deemed abandoned.

17.19

On the date of the Pfizer Separation Initiation Notice, the Shareholders shall commence the process for agreement or determination of the Buy-Out Price in accordance with Schedule 2, provided that if the GSK Shareholder determines not to make the election referred to in clause 17.20(A), it shall promptly (and in any event within five Business Days of such determination) notify the Pfizer Shareholder in writing of such determination and the process for agreement or determination of the Buy-Out Price shall not occur or shall terminate, as the case may be.

17.20

No later than [***] Business Days after the later of (i) the date of the communication to the GSK Shareholder and the Pfizer Shareholder of the Initial GSK/Pfizer Bank Assessment and (ii) the date of the agreement or determination of the Buy-Out Price in accordance with clause 17.19 and Schedule 2 (or, if the GSK Shareholder determines not to make the election referred to in clause 17.20(A), no later than [***] Business Days after the date the GSK Shareholder notifies the Pfizer Shareholder in writing of such determination in accordance with clause 17.19), the GSK Shareholder shall notify the Pfizer Shareholder (such notice being a “GSK Separation Response”) whether it:

(A)	elects to purchase, at a per Share price equal to the Buy-Out Price, all (but not some only) of the Pfizer Shareholder’s B Shares (it being understood that such election shall be irrevocable); or

(B)

intends to Market and/or Demerge any of its Admission Shares pursuant to the Pfizer-Initiated Listing Transaction (in which case, the GSK Shareholder shall indicate the intended level of such Marketing and/or Demerger of its Admission Shares in the GSK Separation Response) which shall always be subject to the limits specified in clause 17.22(B); or

(C)

does not (subject to clause 17.24(B)(iii)) intend to Market or Demerge any of its Admission Shares in the Pfizer-Initiated Listing Transaction. For the avoidance of doubt, the GSK Shareholder shall not be obliged to Market or Demerge any of its Admission Shares in any Pfizer-Initiated Listing Transaction.

17.21

In the event that no GSK Separation Response is delivered prior to the deadline specified in clause 17.20, or if the GSK Shareholder fails to make a compliant election pursuant to clause 17.20, or if the GSK Separation Response does not respect the limits set out in clause 17.20 or does not otherwise meet the requirements of that clause (and no revised response is delivered within five Business Days of the Pfizer Shareholder notifying the

GSK Shareholder of such failure to make a compliant election or respect such limits or requirements), the GSK Shareholder will be deemed to have served a notice under clause 17.20(C). In the event that the GSK Shareholder does not elect (or is deemed to have not elected) to purchase all of the Pfizer Shareholder’s B Shares and does not request (or is deemed to have not requested) to Market or Demerge any Admission Shares in the Pfizer-Initiated Listing Transaction, subject to the terms and conditions of this agreement and the Structuring Considerations Agreement, the GSK Shareholder shall still be required, for the avoidance of doubt, to provide all reasonable and necessary assistance in relation to the Pfizer-Initiated Listing Transaction and otherwise comply with the provisions of this agreement in relation to it.

17.22	The GSK Separation Response shall specify the following:

(A)	if served under clause 17.20(A):

(i)	the aggregate consideration payable to the Pfizer Shareholder, which shall be calculated by multiplying the total number of B Shares held by the Pfizer Shareholder by the Buy-Out Price; and

(ii)	details, to the extent known, of any consents or approvals expected to be required in order to effect the relevant sale and purchase; and

(B)	if served under clause 17.20(B):

(i)

the amount of the GSK Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Market, provided that the specified percentage stake shall not exceed the greater of:

(a)

the Maximum Sale Stake (for the Recognised Stock Exchange(s) specified pursuant to sub-clause (C) below) less the percentage stake specified in the Pfizer Separation Plan Notice as intended to be Marketed by the Pfizer Shareholder; and

(b)

50 per cent. of the Maximum Sale Stake. In the event that this limitation (b) applies, the percentage stake specified in the Pfizer Separation Plan Notice as intended to be Marketed shall be deemed to be reduced to the extent required to give effect to this clause 17.22(B)(i)(b); and

(ii)

the amount of the GSK Shareholder’s Admission Shares (if any) (expressed as a percentage stake in the entire issued ordinary share capital of the prospective Admission Entity) that it intends to Demerge, provided that, notwithstanding anything to the contrary contained in this agreement, the GSK Shareholder shall only be permitted to Demerge any of its Admission Shares:

(a)

pursuant to a Pfizer-Initiated Listed Transaction if (1) the Pfizer Separation Plan Notice specified an intention to Demerge a non-zero amount of the Pfizer Shareholder’s Admission Shares or (2) the Pfizer Shareholder subsequently introduces a Demerger of some of its Admission Shares pursuant to clause 17.24(B); or

(b)	following completion of a Pfizer-Initiated Listing Transaction, once a period of six months has expired following such completion;

(C)	without prejudice to clause 17.29(A) or (B), the identity of the Recognised Stock Exchange(s) on which Admission of the Admission Shares shall take place; and

(D)

whether GSK (or any successor holding company) is required by applicable Law to seek the approval of its shareholders in relation to any aspect of its proposed participation in the Pfizer-Initiated Listing Transaction as contemplated by the GSK Separation Response.

17.23

Following service of the Pfizer Separation Initiation Notice, in the event that, for any reason, the aggregate of the Admission Shares to be Marketed and/or Demerged by the GSK Shareholder and the Pfizer Shareholder is not sufficient to satisfy the definitive determination of the Free Float Minimum Level by the applicable Recognised Stock Exchange(s) and/or listing authority for such Recognised Stock Exchange(s), the Pfizer Shareholder shall be obliged to increase the level of Marketing and/or Demerger of the Pfizer Shareholder’s Admission Shares to the extent required to meet such definitive Free Float Minimum Level, subject always to the then applicable limitations regarding allocation of the Maximum Sale Stake under clause 17.22(B), clause 17.24(B) and clause 17.24(C)) and provided always that the aggregate amount of Admission Shares to be Marketed shall not exceed the Maximum Sale Stake (including as it is or may be revised pursuant to clause 17.24(C)).

17.24	Following the delivery or deemed service of the GSK Separation Response:

(A)

the parties shall be obliged to proceed with the Pfizer-Initiated Listing Transaction on and subject to the terms and conditions of this agreement, and shall (and shall procure that all members of their respective Groups shall) take all necessary actions within their powers to effect the proposed Pfizer-Initiated Listing Transaction in accordance with, and subject to the terms and conditions of, this agreement and the Structuring Considerations Agreement and on the basis of the Pfizer Separation Plan Notice (as supplemented by any GSK Separation Response and as otherwise supplemented, amended or varied pursuant to this agreement), provided that, at any point after the date of the Pfizer Separation Initiation Notice and prior to Admission in respect of any Pfizer-Initiated Listing Transaction becoming effective (subject to any binding agreements which the parties may enter into in the interim), the Pfizer Shareholder may elect, by notice in writing to the GSK Shareholder and with immediate effect from the date thereof, to abandon any proposed Pfizer-Initiated Listing Transaction, in which case such Pfizer-Initiated Listing Transaction shall not proceed;

(B)	subject to (C) below:

(i)

the Pfizer Shareholder may elect to revise at any time the level of Demerger and/or Marketing of its Admission Shares set out in the Pfizer Separation Plan Notice (or as subsequently applying as a result of clause 17.22(B)(i)(b) or this clause 17.24);

(ii)	the Pfizer Shareholder may elect to revise at any time the allocation of its Admission Shares as between, respectively, Marketing and Demerger; and

(iii)

subject to the limitations set forth in clause 17.24(D), the GSK Shareholder may elect to revise the level of Demerger and/or Marketing of its Admission Shares as set out in the GSK Separation Response, provided that, the GSK Shareholder may not, without the prior written consent of the Pfizer Shareholder:

(a)

make any such revision following the making of the “intention to float announcement” in respect of the proposed Admission, unless after such announcement the Pfizer Shareholder revises (1) the level of Demerger of its Admission Shares, in which case the GSK Shareholder shall be entitled (always subject to (b) below) to revise (in the same direction and proportion) the level of Demerger of its Admission Shares, and/or (2) the level of Marketing of its Admission Shares, in which case the GSK Shareholder shall be entitled to revise (in either direction and in any amount, but always subject to the provisos below) the level of Marketing of its Admission Shares; or

(b)

make an upward revision to the amount of its Admission Shares that it wishes to Demerge if it previously communicated pursuant to the relevant GSK Separation Response that it did not wish to Demerge any of its Admission Shares, save that if the Pfizer Shareholder elects to Demerge some or all of its Admission Shares having previously communicated in the relevant Pfizer Separation Plan Notice that it did not intend to Demerge any Admission Shares, the GSK Shareholder may elect to Demerge some or all of its Admission Shares, and provided that:

(1)

the level of Demerger and/or Marketing of the Pfizer Shareholder’s Admission Shares shall always remain sufficient, together with the level of Demerger and/or Marketing of the GSK Shareholder’s Admission Shares applying pursuant to clause 17.22 (or as subsequently applying from time to time), to meet the applicable Free Float Minimum Level for the Recognised Stock Exchange(s) on which such Admission Shares are proposed to be Admitted;

(2)

no revision made by a Shareholder to the level of Marketing of its Admission Shares shall take effect to the extent that it would cause (I) the level of Marketing of that Shareholder’s Admission Shares aggregated with the then-applicable level of Marketing of the other Shareholder’s Admission Shares to exceed (II) the Maximum Sale Stake (including as so revised pursuant to clause 17.24(C);

(3)

where the Maximum Sale Stake is increased pursuant to clause 17.24(C)(ii), no revision may be made by a Shareholder pursuant to this clause 17.24(B) in respect of any part of such increased Maximum Sale Stake until after the changes to the Shareholders’ respective levels of Marketing under clause 17.24(C)(ii) shall have taken effect; and

(4)

any revision made by a Shareholder shall take effect for the purposes of this agreement when valid notice of it is given to the Company and the other Shareholder and, accordingly, any revision will only take effect to the extent compliant with this agreement taking account of all prior such revisions in respect of which valid notice has been given;

(C)

if (prior to the appointment of global coordinators) the Initial GSK/Pfizer Investment Banks or (following the appointment of global coordinators) the global coordinators appointed in in connection with the Pfizer-Initiated Listing Transaction pursuant to clause 17.29(C), having taken account of the views of any bookrunners appointed in connection with the Pfizer-Initiated Listing Transaction pursuant to clause 17.29(C)), determine and confirm by communication to the GSK Shareholder and the Pfizer Shareholder that, in the context of the relevant transaction and otherwise in their reasonable joint assessment, the maximum percentage of the entire issued ordinary share capital of the prospective Admission Entity that could reasonably be sold for cash in an initial public offering of the Admission Shares on the relevant Recognised Stock Exchange without the sale price needing to be subject to a discount greater than that which they consider to be customary for an initial public offering of such a company is:

(i)

lower than the amount of the Maximum Sale Stake as previously determined and communicated under clause 17.16(A), then the lower amount as specified and communicated pursuant to this clause 17.24(C) shall instead become the “Maximum Sale Stake” for the purposes of this agreement and there shall be a corresponding downward adjustment in the level of Marketing of each Shareholder’s Admission Shares (with such adjustment being made pro rata to the then-applicable levels of Marketing of their respective Admission Shares); or

(ii)

greater than the amount of the Maximum Sale Stake as previously determined and communicated under clause 17.16(A), then the Pfizer Shareholder shall (in its absolute discretion) determine whether to make a corresponding upward adjustment to the Maximum Sale Stake to a level not greater than the stake as specified and communicated by the Initial GSK/Pfizer Investment Banks (or the global coordinators, as the case may be) pursuant to this clause 17.24(C), and, in the event that the Pfizer Shareholder elects to make an upward adjustment in the level of the Maximum Sale Stake:

(a)	the amount, as so adjusted, shall instead become the “Maximum Sale Stake” for the purposes of this agreement; and

(b)

each Shareholder shall be entitled, by notice given to the Company and the other Shareholder within 10 Business Days (or in respect of periods after the “intention to float” announcement within 2 Business Days) after the Pfizer Shareholder’s election to make such upwards adjustment, to increase the level of Marketing of its Admission Shares, with each Shareholder being entitled to access the incremental portion of the Maximum Sale Stake pro rata to its then-applicable level of Marketing of Admission Shares (and, for the avoidance of doubt, a Shareholder may elect to make all or part of the maximum upwards adjustment to which it is entitled), provided that, if any reduction of the Maximum Sale Stake pursuant to clause 17.24(C)(i) results in insufficient Admission Shares being Marketed and/or Demerged to satisfy the applicable Free Float Minimum Level, the Pfizer Shareholder shall be obliged to increase the level of Demerger of its Admission Shares to meet such requirement, and provided further that, in circumstances where the Initial GSK/Pfizer Investment Banks (or the global coordinators, as the case may be) are unable to agree a joint assessment by the relevant deadline, the GSK Shareholder shall request that the Chairman of the British Bankers Association nominate an investment bank (applying the principles and mechanics set out in Part A of Schedule 2 mutatis mutandis in relation to such nomination) as soon as reasonably practicable after such request, and the Company shall procure that such bank shall determine and communicate to the GSK Shareholder and the Pfizer Shareholder its assessment of the matters in respect of which the Initial GSK/Pfizer Investment Banks were asked to provide an assessment pursuant to this clause 17.24(C) and such assessment shall, when made, then be the determinative assessment for the purposes of this clause 17.24(C); and

(D)

if the GSK Shareholder indicates pursuant to clause 17.22(D) that GSK (or any successor holding company) is required by applicable Law (or wishes to make any revision pursuant to clause 17.24(B) that would cause it to need) to seek the approval of its shareholders in relation to any aspect of its proposed participation in the Pfizer-Initiated Listing Transaction as contemplated by the GSK Separation Response, the Pfizer Shareholder may exercise its right pursuant to clause 17.34(F)(v) to limit GSK’s participation in such Pfizer-Initiated Listing Transaction, such that no such approval would be required.

17.25	In the event of delivery of any GSK Separation Response pursuant to clause 17.20(A):

(A)

such notice shall form a binding agreement between the Pfizer Shareholder and the GSK Shareholder under which the Pfizer Shareholder shall be obliged to sell, and the GSK Shareholder shall be obliged to purchase, the entire legal and beneficial interest in all (but not some only) of the Pfizer Shareholder’s B Shares at the Buy-Out Price on and subject to the terms and conditions of this clause 17.25 and clause 20 and the Structuring Considerations Agreement;

(B)	completion of such sale and purchase shall be conditional only upon the obtaining of any:

(i)	anti-trust approvals or consents;

(ii)	other legal and/or regulatory approvals or consents; and

(iii)	shareholder consents (including, without limitation, any approval required from shareholders under the Listing Rules),

in each case, as are mandatorily required by Law in connection with such sale and purchase (such conditions being the “Pre-Emption Conditions”). The conditions within sub-clauses (i) and (ii) may be waived, in whole or in part, with the mutual consent of the GSK Shareholder and the Pfizer Shareholder. In the event that it is impracticable to obtain any required approval or consent, the Shareholders agree to conduct good faith discussions and act reasonably to establish an alternative basis for closing the sale and purchase of the Pfizer Shareholder’s B Shares, including any carve-out or close-around arrangement (including an arrangement that enables the Pfizer Shareholder’s B Shares to be sold at the price required by this agreement, but for any businesses in problematic jurisdictions to continue to be held within a joint venture pending its subsequent transfer to the GSK Shareholder or a member of its Group for nil consideration), in each case to the extent permitted by applicable Law;

(C)

the Shareholders shall (and shall procure that each member of their respective Group and members of the Company’s Group shall) cooperate with one another (acting reasonably consistent with the terms and conditions of the Structuring Considerations Agreement) with a view to satisfying the Pre-Emption Conditions and completing the sale and purchase as soon as reasonably practicable, and the GSK Shareholder shall, and shall cause the members of its Group to, use all reasonable endeavours to obtain all required consents and approvals as soon as reasonably practicable and:

(i)	pending such satisfaction but subject to clause 17.25(G), all work in relation to the Listing Transaction shall be suspended; and

(ii)

pending such satisfaction (or, as the case may be, lapse or termination of the sale and purchase agreement resulting from service of the GSK Separation Response), no Listing Transaction shall, notwithstanding any other provision of this agreement (including clause 17.27), take place or be implemented in the meantime, albeit that work in relation to the Listing Transaction may be taking place contemporaneously as provided in clause 17.25(G);

(D)	completion of the sale and purchase shall take place (unless another date is mutually agreed by the Shareholders in writing):

(i)

if there are any conditions applying in respect of the sale and purchase, on the first Business Day of the first calendar month following the date that is five Business Days after the satisfaction and/or waiver of all such conditions; and

(ii)	if there are no such conditions applying, on the first Business Day of the first calendar month following the date that is five Business Days after the date of the GSK Separation Response,

and such completion shall take place in accordance with clause 20;

(E)

if any Shareholder or any member of its Group is required by Law to obtain the approval of its shareholders (and/or the shareholders of any member of its Group) as provided in clause 17.25(B)(iii), the relevant shareholder meeting shall be held as soon as reasonably practicable and in any event within [***] Business Days following the date of the GSK Separation Response, and such Shareholder shall use all reasonable endeavours to obtain such approval, including procuring that, save to the extent that the board of GSK (or the relevant member of its Group) determines in good faith (after consultation with its legal counsel) that the same would be inconsistent with its fiduciary duties, the board of GSK or Pfizer (as applicable) (or the relevant member of its Group) makes its Board Recommendation and includes such Board Recommendation in the circular that is prepared and published in connection with such meeting and does not withdraw, withhold, change, amend, qualify or modify in a manner adverse to the other Shareholder, or publicly propose to withdraw, withhold, change, amend, qualify or modify in a manner adverse to the other Shareholder, the Board Recommendation, or make any public announcement or statement inconsistent with the Board Recommendation;

(F)	each Shareholder and the Company shall, upon reasonable request by the other Shareholder, procure that:

(i)

all necessary information and assistance reasonably required by GSK and/or the GSK Shareholder or Pfizer and/or the Pfizer Shareholder to make and obtain all such anti-trust filings and clearances which are necessary for the completion of the GSK Shareholder’s acquisition of all of the Pfizer Shareholder’s B Shares shall be provided as soon as reasonably practicable to the requesting Shareholder or, as the case may be, the relevant regulatory authority by members of their respective Groups; and

(ii)

all information related to members of GSK’s Group, Pfizer’s Group or the Company’s Group that is required by Law to be included in a shareholder circular and any associated documentation (along with all confirmations of such information as are required by applicable Law) shall be provided as soon as reasonably practicable to the requesting Shareholder or, as the case may be, the relevant regulatory authority by members of their respective Groups;

(G)

if, as at the date falling three months after the date of the GSK Separation Response, any applicable condition within clause 17.25(B) remains outstanding (having not been satisfied or, where applicable, waived), and unless otherwise agreed between the GSK Shareholder and the Pfizer Shareholder, the parties shall, contemporaneously with the subsisting sale and purchase process and in case such sale and purchase does not ultimately become unconditional, re-commence the necessary preparatory and implementation work to effect the Pfizer-Initiated Listing Transaction in the manner specified in the Pfizer Separation Plan Notice (as so amended, varied or supplemented from time to time pursuant to this agreement) and the Pfizer Separation Execution Period shall be deemed to be extended by three months such that the Pfizer Separation Execution Period shall expire on the date falling 15 months from the date of the Pfizer Separation Initiation Notice. For the avoidance of doubt, no Admission of Shares (or of any Admission Shares deriving therefrom) which are the subject of a subsisting sale and purchase process may take place prior to the expiry of the period specified in clause 17.25(H) below; and

(H)

if, as at the date that is nine months after the date of the GSK Separation Response, any applicable condition within clause 17.25(B) remains outstanding (having not been satisfied or, where applicable, waived), unless otherwise agreed between the GSK Shareholder and the Pfizer Shareholder, the sale and purchase agreement resulting from the service of the GSK Separation Response shall lapse and terminate, and the Pfizer-Initiated Listing Transaction shall then be implemented in accordance with this agreement and in the manner specified in the Pfizer Separation Plan Notice (as so amended, varied or supplemented from time to time pursuant to this agreement) and the Pfizer Separation Execution Period shall be deemed to be extended by a further six months such that the Pfizer Separation Execution Period shall expire on the date falling 21 months from the date of the Pfizer Separation Initiation Notice.

17.26	At completion of the sale and purchase pursuant to clause 17.25, the GSK Shareholder shall procure that the Company applies any Readily Available Cash in accordance with Part C of Schedule 2.

17.27

The Shareholders and the Company shall, subject to the terms and conditions of this agreement and the Structuring Considerations Agreement, each do (and shall each procure that the members of their respective Groups shall do) all things reasonably necessary and expedient to (subject to the operation of clause 17.25) implement the Pfizer-Initiated Listing Transaction within 12 months of the date of the Pfizer Separation Initiation Notice (the “Pfizer Separation Execution Period”) (provided, that in connection with any Pfizer-Initiated Listing Transaction, the Pfizer Shareholder may, in its sole discretion, by written communication to the GSK Shareholder prior to the date of expiry of the relevant Pfizer Separation Execution Period, extend any Pfizer Separation Execution Period by a further six months (in addition to any extension pursuant to clause 17.25), and such period as extended (including any extension pursuant to clause 17.25) shall become the “Pfizer Separation Execution Period” for the purposes of this agreement), it being expressly acknowledged that:

(A)

without prejudice to the parties’ obligations under this agreement, the ability of the Shareholders and the Company (and members of their respective Groups) to achieve completion of a Listing Transaction, any Demerger or any sale pursuant to a Marketing depends on matters outside of their control;

(B)

GSK, the GSK Shareholder, the Company and the Admission Entity (and all members of their respective Groups) shall (save to the extent the Structuring Considerations Agreement provides otherwise) owe no duty or obligation to Pfizer, the Pfizer Shareholder, the Company, the Admission Entity or any member of their respective Groups to ensure that (i) a Listing Transaction, any Demerger or any sale pursuant to any Marketing takes place or is completed or (ii) any particular price, distribution or investor allocation is achieved on any sale pursuant to any Marketing;

(C)

Pfizer and the Pfizer Shareholder (and all members of their respective Groups) shall (save to the extent the Structuring Considerations Agreement provides otherwise) owe no duty or obligation to GSK, the GSK Shareholder, the Company, the Admission Entity or any member of their respective Groups to ensure that (i) a Listing Transaction, any Demerger or any sale pursuant to any Marketing takes place or is completed, or (ii) any particular price, distribution or investor allocation is achieved on any sale pursuant to any Marketing;

(D)

GSK, the GSK Shareholder, the Company and the Admission Entity (and all members of their respective Groups) shall have no liability (save in the case of fraud or wilful default or as expressly contracted for) to Pfizer, the Pfizer Shareholder or any member of their respective Groups, and Pfizer and the Pfizer Shareholder (and all members of their respective Groups) shall have no liability (save in the case of fraud or wilful default or as expressly contracted for) to GSK, the GSK Shareholder, the Company, the Admission Entity or any members of their respective Groups, in respect of (i) any such Listing Transaction, Demerger, Marketing or sale, or (ii) the price, distribution or investor allocation actually achieved on any sale pursuant to any Marketing (provided that the limitation of liability in this sub-clause (D) shall not restrict or limit any liability under applicable securities or other Laws applying to (a) any untrue statement or alleged untrue statement of a material fact in any shareholder circular, registration statement, prospectus, information statement or other document filed or published pursuant to applicable securities or other Laws in connection with such Listing Transaction, Demerger, Marketing or sale, or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of Pfizer, the Pfizer Shareholder or any member of their respective Groups, to the extent any such untrue statement or omission is made in such document in reliance upon and in conformity with written information furnished by Pfizer or the Pfizer Shareholder specifically for use in such document)), and

(E)

in the event that the Pfizer Separation Execution Period expires without a Pfizer-Initiated Listing Transaction having been completed, the Pfizer-Initiated Listing Transaction shall be deemed abandoned unless binding agreements for such transaction were signed prior to such expiry and completion then takes place pursuant to them without any uncontemplated extension of any time period applying under those agreements for completion of the transaction.

17.28	In the event that a Pfizer-Initiated Listing Transaction is proposed but abandoned (or deemed to be abandoned) in accordance with:

(A)

clause 17.18 or clause 17.24(A), the Pfizer Shareholder may not serve a Separation Initiation Notice for a period of 12 months from the date of such abandonment without the written consent of the GSK Shareholder, and, for the avoidance of doubt, the GSK Shareholder shall not be so restricted; or

(B)

clause 17.27 or clause 17.36, neither the GSK Shareholder nor the Pfizer Shareholder may serve a Separation Initiation Notice for a period of 12 months from the date of such abandonment without the prior written consent of the other, and if abandoned (or deemed to be abandoned) in accordance with clause 17.18, clause 17.24(A), clause 17.27 or clause 17.36, without prejudice to clause 17.34(G), (i) Pfizer and each member of its Group shall have no liability to GSK, the GSK Shareholder, the Company or any member of their respective Groups and (ii) GSK, the GSK Shareholder and the Company shall not (and shall procure that no member of their respective Groups shall) seek to obtain any financial compensation or other remedy from Pfizer or any member of its Group, in each case in connection with such abandonment.

Exit Process and Mechanics

17.29

Subject only to the terms of the Structuring Considerations Agreement and this clause 17, GSK and the GSK Shareholder shall (except as specifically set forth below) have absolute discretion from time to time as to the structure and process of any Listing Transaction or Demerger, regardless of (i) the identity of the party who served the relevant Separation Initiation Notice, and (ii) whether or not the GSK Shareholder elects to Market and/or Demerge any of its Admission Shares as part of such Listing Transaction. For the avoidance of doubt (except as specifically set forth below), GSK and the GSK Shareholder, without limitation and in their absolute discretion (save to the extent the Structuring Considerations Agreement provides otherwise), shall be entitled to (and, where specifically noted below, shall be required to):

(A)

specify the Recognised Stock Exchange on which primary listing of the Admission Shares shall take place (which shall be drawn from among the Recognised Stock Exchange(s) specified in the GSK Separation Initiation Notice or the instructions referred to in clause 17.16, as the case may be), in which case and to the extent required, the applicable Maximum Sale Stake and Free Float Minimum Level shall be as determined pursuant to the relevant Initial Bank Assessment and, for the avoidance of doubt, shall be subject to amendment, variation and/or supplementation in accordance with this clause 17;

(B)

in addition to the Recognised Stock Exchange on which primary listing of the Admission Shares is to take place, specify a Recognised Stock Exchange (or Recognised Stock Exchanges) for the purposes of a secondary or subsidiary listing (it being understood and agreed that if the Admission Entity is to have its primary listing on a Recognised Stock Exchange in the United Kingdom, the Admission Entity shall take such steps as are necessary to establish, concurrently with such Listing Transaction, a Level 2 sponsored ADR program in the United States of America, it being further understood that such ADRs shall be listed on a Recognised Stock Exchange in the United States of America concurrently with such Listing Transaction);

(C)

subject to clause 17.16, select and appoint all advisers (including legal advisers), sponsors, bookrunners, agents and underwriters to act for the Company in relation to any Listing Transaction and any Marketing and/or Demerger, provided that:

(i)

for the avoidance of doubt, there shall be no requirement for the Initial Investment Banks or the Initial GSK/Pfizer Investment Banks to have (or not to have) any role in relation to later or other aspects of the Listing Transaction and any Marketing and/or Demerger; and

(ii)	with respect to any Pfizer-Initiated Listing Transaction, it is acknowledged and agreed that the Pfizer Shareholder shall be entitled to nominate:

(a)

one of the two global joint coordinators appointed in connection with such Pfizer-Initiated Listing Transaction (with the other, for the avoidance of doubt, being appointed by the GSK Shareholder); and

(b)

50 per cent. of the slate of bookrunners appointed in connection with such Pfizer-Initiated Listing Transaction (and, for the avoidance of doubt, the GSK Shareholder shall control the appointment of all other bookrunners); and

(iii)	with respect to any GSK-Initiated Listing Transaction, it is acknowledged and agreed that:

(a)

the GSK Shareholder shall be entitled to nominate (in its absolute discretion) one or more global coordinators in connection with such GSK-Initiated Listing Transaction, provided that the GSK Shareholder agrees to consult in good faith with the Pfizer Shareholder in relation to the identity of such global coordinator(s) and agrees to take into consideration, in good faith, the Pfizer Shareholder’s views in respect of such appointment(s); and

(b)

the Pfizer Shareholder shall be entitled to nominate a number of additional bookrunners to be appointed in connection with such GSK-Initiated Listing Transaction such that the total number of bookrunners appointed by Pfizer bears approximately the same proportion to the total number of bookrunners (excluding any bookrunners who are also global coordinators) as Pfizer’s Percentage Interest (and in no event fewer than one).

For the avoidance of doubt, aside from the appointment of global coordinators and bookrunners who shall handle the process of Marketing and sales pursuant thereto: (1) this clause 17.29(C) is only concerned with the selection and appointment of advisers and others to act for the Company, and (2) nothing in this clause 17.29(C) shall prevent a Shareholder from selecting and appointing such advisers (including legal advisers) as a Shareholder may in its absolute discretion select and appoint to advise it in its own capacity in relation to any Listing Transaction;

(D)

specify the pricing of and, in good faith consultation and cooperation with Pfizer, the nature and strategy of, any Marketing and any sale of the Admission Shares in connection with any GSK-Initiated Listing Transaction, provided that, with respect to any Pfizer-Initiated Listing Transaction:

(i)	Pfizer shall be entitled to specify the pricing of any Marketing and any sale of Admission Shares; and

(ii)

Pfizer and GSK shall otherwise cooperate and consult in good faith to jointly determine the nature and strategy of any Marketing and any sale of the Admission Shares (and provided that a retail offering shall always require the consent of the GSK Shareholder);

(E)

determine the identity, structure and/or form of the entity to be the Admission Entity (whether such entity is the Company or a holding company solely for the Business), including (without limitation):

(i)	the jurisdiction(s) in which the Admission Entity is to be incorporated and/or resident for Tax purposes;

(ii)	the legal form of the Admission Entity;

(iii)

the terms of the constitutional documents of the Admission Entity, including (without limitation) that such constitutional documents may include provisions to give effect to a Mandatory Demerger Exchange; and

(iv)

the share capital of the Admission Entity, including the number and class of the Admission Shares, provided that the Percentage Interests and preference shares (where applicable) of the GSK Shareholder and the Pfizer Shareholder in the Admission Entity (ignoring any proposed Demerger or Marketing) shall correspond exactly to their respective interests in the Company at the time;

(F)

if the Admission Entity is (i) the GSK Shareholder, specify arrangements such that, if the proposed Listing Transaction is implemented, the Pfizer Shareholder shall be entitled to exchange its B Shares for shares in the Admission Entity and (ii) any entity other than the Company or the GSK Shareholder, specify arrangements such that, if the proposed Listing Transaction is implemented, the GSK Shareholder and the Pfizer Shareholder shall be entitled to exchange their Shares in the Company (including A Shares, B Shares and Preference Shares) for shares in the Admission Entity;

(G)

implement any reorganisation of the Company’s or, if applicable, the Admission Entity’s (or any member of such entity’s Group’s) structure, operations, undertaking or share capital, in each case in order to facilitate (i) the relevant Listing Transaction, including any Demerger, (ii) any anticipated further sell-down or disposal or Demerger of Admission Shares following Admission, and/or (iii) any Mandatory Demerger Exchange, including (without limitation):

(i)

any share split, consolidation, redenomination or reclassification of such entity’s share capital or bonus issue (paid-up out of reserves) of new ordinary shares to the Shareholders pro rata to their Percentage Interests; or

(ii)	any reorganisation, scheme or other step to:

(a)	insert any company as the new holding company of the Company’s Group or as an intermediate holding company of the Company’s Group;

(b)

require the Shareholders to transfer their Shares in the Company (or any equity interests in any holding company of the Company from time to time) to another company in exchange for the issue of equity in that company to the Shareholders (in the case of shares in the Admission Entity that are not being Demerged) or to the public shareholders of any Shareholder’s ultimate parent company (in the case of shares in the Admission Entity that are being Demerged);

(c)	maximise the distributable reserves of the Company (or, if applicable, the Admission Entity) and/or any member of their respective Groups; or

(d)	otherwise alter the corporate structure of the Company’s Group,

but provided that in all cases the Percentage Interests, preference shares (where applicable) and rights of the GSK Shareholder and the Pfizer Shareholder in the Admission Entity (ignoring any proposed Demerger or Marketing) shall correspond exactly to their respective interests in the Company at the time and each ordinary share issued to each of the GSK Shareholder and the Pfizer Shareholder shall have identical rights and economic entitlements to every other ordinary share and rank equally in all respects with every other ordinary share for all dividends and distributions of capital, and provided further that, in all cases, any Admission Entity that is an entity other than the Company shall not be a historical operating company or be subject to any material legacy liabilities for which it is not indemnified other than those liabilities of the Company and the members of the Company’s Group;

(H)

determine the Admission Entity’s prospective dividend policy for Marketing purposes and as to be disclosed in any prospectus or other materials prepared in relation to the Listing Transaction, provided that:

(i)

Pfizer’s consent shall be required for any such policy including a dividend pay-out ratio that is less than 30 per cent. or more than 50 per cent. of the Company’s Group’s aggregate “Adjusted profit attributable to shareholders” (as defined in GSK Group’s then most recent consolidated group accounts or, in the event that GSK ceases to present such measure, an equivalent measure calculated in substantially the same manner) for the last four completed quarterly periods in respect of which GSK has published results; and

(ii)	for the avoidance of doubt, following Admission, the board of the Admission Entity will be responsible for the setting and operation of the Admission Entity’s dividend policy;

(I)

determine the governance arrangements, board appointments (including the identity of all directors of the Admission Entity subject to clause 18.1) and remuneration policy for the Admission Entity, subject always to complying with (i) applicable requirements under Law or the rules or applicable governance requirements of the relevant Recognised Stock Exchange (including, if the Admission Entity is listed on a Recognised Stock Exchange in the United Kingdom, the recommendations of the Governance Code, save in any respect (a) that is not material, (b) where compliance would be contrary to the rights of any party under this agreement, or (c) otherwise agreed by the Shareholders), and (ii) the requirements of clause 18.1;

(J)

subject to clause 17.30, the GSK Shareholder shall be required to implement arrangements such that, if the proposed transaction is implemented, the Admission Entity’s Admission Shares shall be a single class of shares with one vote per share and ranking equally for all dividends and distributions of capital; and

(K)

(i)

if the Admission Entity is the GSK Shareholder, the GSK shareholder shall be required (unless otherwise agreed by the Pfizer Shareholder) to implement arrangements such that, if the proposed transaction is implemented, the Pfizer Shareholder shall be entitled to exchange its B Shares for shares representing an exactly corresponding proportionate interest in the Admission Entity; and

(ii)

if the Admission Entity is any entity other than the Company or the GSK Shareholder, the GSK Shareholder shall be required (unless otherwise agreed by the Pfizer Shareholder) to implement arrangements such that, if the proposed transaction is implemented, the GSK Shareholder and the Pfizer Shareholder shall be entitled to exchange their Shares in the Company (including A Shares, B Shares and Preference Shares) for shares representing an exactly corresponding proportionate interest in the Admission Entity, and each of the parties shall do, and shall procure that each member of its Group does, all things reasonably necessary or reasonably requested by the other parties to give effect to the matters set out in this clause 17.29 in accordance with this agreement and the Structuring Considerations Agreement and for the purposes of implementing any Listing Transaction, including any Demerger or Marketing, generally. For the avoidance of doubt, subject to the terms and conditions of the Structuring Considerations Agreement, GSK and the GSK Shareholder shall have the right and discretion from time to time to make changes in relation to any matter decided by it under this clause 17.29 (and, with respect to the matters that are decided by Pfizer or the Pfizer Shareholder, Pfizer or the Pfizer Shareholder shall have such right).

17.30	The GSK Shareholder shall be entitled to:

(A)

exchange its Preference Shares for preference shares (having the same rights and restrictions as the Preference Shares) in the Admission Entity and/or any new holding company from time to time of the Company; and

(B)

regardless of whether or not a Listing Transaction process is subsisting at the time, subscribe for additional Preference Shares to the extent required to ensure that, together with the GSK Shareholder’s A Shares, the Company remains, at all times after Completion and until consummation of a Demerger, a 75 per cent. subsidiary (within the meaning of section 1154(3) CTA 2010) of GSK, and following Admission in accordance with the Structuring Considerations Agreement, unless otherwise determined by the GSK Shareholder, the Preference Shares (and/or any preference shares issued and allotted pursuant to clause 17.30, as the case may be) shall remain as unlisted shares of the Admission Entity; provided, that all such Preference Shares (and/or any preference shares issued and allotted pursuant to clause 17.30, as the case may be) will be repurchased by the Admission Entity at a nominal price or otherwise cancelled following a Demerger.

17.31	It is acknowledged and agreed that:

(A)	GSK and the GSK Shareholder shall:

(i)	consult in good faith with Pfizer and the Pfizer Shareholder, in relation to any of the matters contemplated by this clause 17 or otherwise envisaged to implement any Listing Transaction; and

(ii)

provide such information to the Pfizer Shareholder as the Pfizer Shareholder may reasonably request in connection with any Listing Transaction, provided that GSK and the GSK Shareholder shall be under no obligation to give effect to any Pfizer or Pfizer Shareholder requests pursuant to (i) if to do so, in the opinion of GSK or the GSK Shareholder (acting reasonably), would be reasonably likely to give rise to any significant adverse consequences (whether as to the ability to implement or complete any Listing Transaction or otherwise) for GSK’s Group, the Company’s or the Admission Entity’s Group, GSK’s shareholders or shareholders in the Admission Entity;

save that this clause 17.31(A) shall not apply in relation to Tax matters as the parties have agreed arrangements in that area pursuant to the Structuring Considerations Agreement; and

(B)

each Shareholder shall have the right to participate in all in-person meetings, working group sessions and other substantive discussions which involve investment banks, the Company’s legal counsel and/or bookrunners, global coordinators or underwriters engaged as part of any Listing Transaction and which relate to such Listing Transaction and any associated Demerger and/or Marketing.

17.32

Notwithstanding the provisions of clause 4, clause 10, or clause 12 but subject to the terms and conditions of the Structuring Considerations Agreement, following the date of any Separation Initiation Notice the GSK Shareholder may, and prior to the relevant Listing Transaction becoming effective the GSK Shareholder shall, direct the Company to, and the Company shall, incur additional Borrowings (which, for the avoidance of doubt, shall be new Third Party Borrowings by the Company and not the assumption of existing Third Party Borrowings of GSK, Pfizer or any members of their respective Groups) that, after giving effect to such Borrowings, result in a ratio for the Company’s Group of Net Debt (excluding any Shareholder Loans as are to be repaid as described below) to Adjusted EBITDA (as defined in GSK’s then most recent consolidated group accounts and taken as the aggregate of Adjusted EBITDA of the Company’s Group for the last four completed quarterly periods in respect of which GSK has published its own financial results) of between 3.5x and 4.0x (any such incremental Borrowings pursuant to this clause 17.32 being a “Pre-Separation Recapitalisation”). For the avoidance of doubt, GSK shall be entitled to determine (in its absolute discretion) the precise level of additional Borrowings within that range. The cash proceeds of such Pre-Separation Recapitalisation shall be applied as follows:

(A)

first, to repay any outstanding Shareholder Loans (interest and principal) pro rata in the same proportion as the amounts owed, respectively, to each Shareholder (and/or members of its Wholly-Owned Group) bear to the aggregate amount of all Shareholder Loans; and

(B)

second, to the extent that, following any such repayment, there remains any Readily Available Cash held by the Company’s Group in excess of the Base Cash Amount on the date on which a distribution pursuant to this clause 17.32(B) is to be paid, such excess shall, subject to the limitations in clause 10.3 (and to the payment of any dividend on the Preference Shares that is at that time in arrears), be distributed to the Shareholders in proportion to their Percentage Interests prior to the relevant Listing Transaction becoming effective.

17.33

In the event that, in connection with any Listing Transaction, the aggregate number of the GSK Shareholder’s Admission Shares and the Pfizer Shareholder’s Admission Shares proposed to be Marketed (the “Marketed Shares”) at any time is less than the applicable Maximum Sale Stake, either Shareholder may request that the parties shall, and if so requested the parties shall, enter into good faith discussions as to whether:

(A)	a potential Marketing and Admission of new shares in the Admission Entity (“New Shares”) should then be part of the Listing Transaction; and

(B)

the amount of Borrowings incurred as part of the Pre-Separation Recapitalisation pursuant to clause 17.32 should then be increased (notwithstanding the limit specified in clause 17.32) by an amount equal to the expected proceeds from any issue of New Shares, provided that:

(i)

the amount of any New Shares shall not exceed the number “Z”, where “Z” is the number of Admission Shares representing the applicable Maximum Sale Stake less the aggregate number of Marketed Shares; and

(ii)

in the event that the parties are unable to (or (prior to the appointment of the global coordinators) the Initial Investment Banks or (following the appointment of the global coordinators) the global coordinators appointed in connection with the Listing Transaction pursuant to clause 17.29(C), having taken into account the views of any bookrunners appointed in connection with the Listing Transaction pursuant to clause 17.29(C), advise (with the mechanic specified in the final paragraph of clause 17.16 applying to provide a determination if, on a Pfizer-Initiated Listing Transaction, the matter is not the subject of an agreed joint assessment by the relevant banks) that the parties are unlikely to) achieve a sale of Marketed Shares and New Shares in a number equal to the Maximum Sale Stake, any such shortfall shall first be applied to reduce the number of New Shares, and shall only be applied to the Marketed Shares in the event that the number of New Shares is reduced to zero by such application (and in which case any remaining shortfall shall be applied to each Shareholder’s interest in the Marketed Shares in accordance with clause 17.34(D)(ii)).

17.34	In the event of a proposed Listing Transaction being pursued in accordance with the terms of this agreement:

(A)

each of the parties shall (and shall procure that each member of their respective Groups shall), subject to the terms and conditions of this agreement and the Structuring Considerations Agreement, do all things reasonably necessary, and provide all information and assistance reasonably requested by any Shareholder, to successfully consummate such Listing Transaction on the terms set out in the relevant Separation Plan Notice (as supplemented by any Separation Response or otherwise applying under or pursuant to this agreement from time to time), including (without limitation):

(i)	where relevant, entering into deeds of tax covenant with the Admission Entity in the normal form given on demergers;

(ii)	procuring the production of a prospectus in respect of (and otherwise procuring) Admission of the Admission Shares, including but not limited to:

(a)

procuring that any person who will be a director of the Admission Entity following Admission and who was nominated as such by such party provides all necessary information relating to him or her and takes responsibility as required by applicable Law for that prospectus;

(b)	providing all information regarding such party or any member of its Group that is required by Law for that prospectus; and

(c)

giving any undertaking or comfort letter (and procuring that members of its Group give any undertakings or comfort letters) required by any sponsors or financial advisers or accountants to the Admission Entity appointed for the purposes of the Admission, provided that it is on customary and reasonable terms;

(iii)

the Admission Entity, its directors and proposed directors and the relevant selling Shareholder(s) shall enter into, as applicable, an underwriting agreement with the sponsors and/or financial advisors and/or underwriters on customary terms, and give such representations, warranties, undertakings and indemnities as are customary for an initial public offering and Admission on the relevant Recognised Stock Exchange.

(iv)	if the proposed Listing Transaction involves a Demerger in respect of the GSK Shareholder’s interests:

(a)	at the request of GSK or the GSK Shareholder, taking all reasonable steps to ensure that the Demerger is an exempt distribution (as defined in section 1075 CTA 2010);

(b)	providing all information and assistance reasonably requested by GSK or the GSK Shareholder in connection with:

(1)

the production of a scheme document and any related documents in connection with any scheme of arrangement undertaken by GSK or any new holding company of GSK’s Group, as the case may be, pursuant to part 26 of the CA 2006;

(2)	the production of a prospectus and any related documents in relation to shares in any new holding company of GSK’s Group;

(3)

any reduction of capital or similar step to be undertaken by GSK or any member of its Group, including the production of any documents required in connection with such reduction of capital or similar step; and

(v)

if the proposed Listing Transaction involves a Demerger whereby the GSK Shareholder’s A Shares in the Company (or in any new holding company of the Company’s Group) are to be transferred to an Admission Entity in consideration for the issue of Admission Shares to GSK’s (or any new holding company of the GSK’s Group’s) shareholders, the Pfizer Shareholder exchanging its B Shares in the Company (or in any new holding company of the Company’s Group) for Admission Shares in such Admission Entity;

(vi)

if the proposed Listing Transaction involves a Demerger in respect of the Pfizer Shareholder’s interests, providing all information and assistance reasonably requested by Pfizer or the Pfizer Shareholder in connection with the production of any prospectus or other public document or the filing or effectiveness of any registration statement or other filing required under applicable securities laws, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including any registration statement in respect of a registered exchange offer), and filing and maintaining effectiveness of such registration statement and such other applicable filings for so long as is necessary under the Securities Act or the Exchange Act, as applicable, to effect such Demerger, and taking any other actions required in respect of any such exchange offer and producing any additional public documents, including any ancillary documents thereto, in connection with such transaction or registration;

(B)

subject to applicable Law and in accordance with, and subject in all respects to the terms of, the SAPA (as applicable to the Delayed Businesses) and the NEBA (as applicable to the Deferred Closing Businesses), each of the parties shall (and shall procure that each member of their respective Groups shall) cooperate to use all reasonable endeavours to ensure that all Delayed Businesses and all Deferred Closing Businesses are transferred to the Admission Entity or the Admission Entity’s Group prior to the publication of any prospectus or other public document required to be published in connection with the proposed Listing Transaction (including any Demerger or possible sale pursuant to a Marketing);

(C)

subject to clause 18.1(A), the Shareholders shall procure that, with effect from the Admission of the Admission Shares, (i) if the Admission Entity is listed on a Recognised Stock Exchange in the United Kingdom, each Shareholder which is a shareholder in the Admission Entity following Admission shall enter into a relationship agreement with the Admission Entity in a customary and reasonable form which complies with applicable Law, taking into account the extent of its ownership in the Admission Entity, and (ii) at least half of the board, excluding the chair, of the Admission Entity shall be non-executive directors whom the board of the Admission Entity considers to be independent, and the chair of the board of the Admission Entity shall be independent on appointment (with independence tested against the circumstances set out in provision 10 of the Governance Code, if the Admission Entity is listed on a Recognised Stock Exchange in the United Kingdom) (it being understood that no director, officer or employee of a Shareholder or any member of its Group shall be considered independent (even if such person would be considered independent under the applicable rules of any Recognised Stock Exchange in the United States)), and if the Admission Entity is listed on a Recognised Stock Exchange in the United Kingdom, the Admission Entity shall otherwise comply in all material respects with the recommendations of the Governance Code, save in any respect (a) that is not material, (b) where compliance would be contrary to the rights of any party under this agreement, or (c) otherwise agreed by the Shareholders;

(D)

where the GSK Shareholder and the Pfizer Shareholder have each requested the Marketing of some or all of their Admission Shares in the proposed Listing Transaction, the parties shall procure that, following any readjustment in accordance with clauses 17.11(B), 17.11(C), 17.24(B) or 17.24(C):

(i)	all of those Admission Shares will be Marketed together; and

(ii)

if the investment banks appointed as bookrunners pursuant to clause 17.29(C) advise the Company in writing that the overall level of take-up of the Admission Shares that have been Marketed is less than the number of Admission Shares that such Shareholders have requested to be Marketed (as adjusted in accordance with clause 17.11(B), 17.11(C), 17.24(B) or 17.24(C)), the number of Admission Shares subject to take-up shall be allocated between the Shareholders (pro rata in proportion to their respective allocations of Admission Shares pursuant to clause 17.8(A) or 17.22(B), as the case may be (and as adjusted in accordance with clause 17.11(B), 17.11(C), 17.24(B) or 17.24(C)), provided that the Free Float Minimum Level shall always be satisfied;

(E)

each Shareholder shall agree to customary arrangements with respect to any of its retained Admission Shares, including a prohibition on the offer, sale, lending, pledging or other disposal of such retained Admission Shares for a period of six months or such longer period as the sponsor and (if applicable) any underwriters advise is appropriate under the circumstances;

(F)

if GSK (or any successor holding company) is required by applicable Law to seek the approval of its shareholders in relation to any aspect of a Listing Transaction (including any Demerger or possible sale pursuant to a Marketing):

(i)

any such Demerger or sale pursuant to a Marketing shall be conditional upon such approval being obtained and, notwithstanding any other provision of this agreement, the GSK Shareholder shall not be obliged to Demerge or Market any Admission Shares (or take any other action) unless the requisite shareholder approval has been obtained (it being understood that, without limiting clause (v) below, in the case of (i) a Pfizer-Initiated Listing Transaction or (ii) a GSK-Initiated Listing Transaction that was initiated on or after the date falling five years after the Completion Date, if GSK fails to obtain the requisite shareholder approval for any such Demerger or Marketing then provided that Pfizer refrains from completing such Listing Transaction for at least three months after the failure to obtain the requisite shareholder approval, Pfizer shall nevertheless be permitted to Demerge or Market its Admission Shares in connection with such applicable Listing Transaction;

(ii)

Pfizer and the Company shall procure that all information on their respective Groups that is reasonably requested by GSK in connection with the production of any shareholder circular or other public document required to be sent by GSK (or any successor holding company) to its shareholders pursuant to the Listing Rules is provided as soon as reasonably practicable (along with any confirmations of such information that are required by applicable Law);

(iii)

GSK shall use all reasonable endeavours to obtain such approval, including procuring that, save to the extent that the board of GSK (or the relevant member of its Group) determines in good faith (after consultation with its legal counsel) that the same would be inconsistent with its fiduciary duties, the board of GSK (or the relevant member of its Group) makes its Board Recommendation and includes such Board Recommendation in the circular that is prepared and published in connection with such meeting and does not withdraw, withhold, change, amend, qualify or modify in a manner adverse to Pfizer, or publicly propose to withdraw, withhold, change, amend, qualify or modify in a manner adverse to Pfizer, the Board Recommendation, or make any public announcement or statement inconsistent with the Board Recommendation;

(iv)

the timing of aspects of the Listing Transaction shall be co-ordinated (and, if reasonably necessary, any applicable time periods or deadlines under this agreement shall be extended) so that such shareholder approval process of GSK (or any successor holding company) can take place within the expected timeframe of the Listing Transaction and be based on near-final information in respect of the Admission Entity; and

(v)

with respect to any Pfizer-Initiated Listing Transaction, Pfizer shall have the right to limit GSK’s participation in such Pfizer-Initiated Listing Transaction (including any Demerger or possible sale pursuant to a Marketing) to a level that would not require GSK (or any successor holding company) to seek the approval of its shareholders in relation to such Listing Transaction;

(G)	any and all costs and expenses in relation to any Listing Transaction shall be borne by the parties as follows:

(i)	in the event that the Listing Transaction is successfully completed in accordance with the terms of this agreement:

(a)	save as set out in sub-clause (b) below, the Company shall bear:

(1)

all fees, costs and expenses related to achieving Admission, including (without limitation) the costs related to the preparation and publication of any prospectus and all related materials, any related roadshows or presentations and, save to the extent the Structuring Considerations Agreement provides otherwise, any prior or related reorganisation, and any costs and expenses reasonably incurred by a Shareholder in providing cooperation or assistance to the other Shareholder or the Company in connection with a Listing Transaction, and it shall therefore bear any and all fees, costs and expenses incurred for those purposes; and

(2)

the stamp duty costs (including, if applicable, any such costs arising pursuant to sections 63, 70, 93 or 96 of the Finance Act 1986 or otherwise arising in respect of ADRs) payable in respect of the transfer of any Shareholder’s Admission Shares to the buyer thereof in any sale pursuant to a Marketing (and, for the avoidance of doubt, with the Company bearing such costs even though as a legal matter such stamp duty would be for the account of the purchaser (save that, in circumstances where such arrangements would reasonably be expected to be contrary to applicable Law, such stamp duty costs shall instead be borne by the Shareholders in proportion to their respective interests); and

(b)

each Shareholder shall bear any and all fees, costs and expenses arising pursuant to any underwriting agreement entered into in connection with the underwriting of the Admission Shares Marketed as part of the Listing Transaction, in which case such costs and expenses shall be borne by each Shareholder pro rata to its interest in the aggregate number of Admission Shares being Marketed (and, for the avoidance of doubt, the Company shall not be liable for any costs or expenses in connection therewith); and

(ii)

in the event that, in relation to any Listing Transaction, the relevant Shareholder fails to serve a valid Separation Plan Notice in accordance with clause 17.4 or clause 17.17, as the case may be, resulting in the abandonment of the Listing Transaction, then the Shareholder that served the relevant Separation Initiation Notice shall bear all fees, costs and expenses reasonably incurred by (a) the Company and its Group, and (b) the other Shareholder and its Group, in each case in connection with the abandoned Listing Transaction; and

(iii)	in all other circumstances other than those specified in sub-clause (i) or (ii), in the event that the Listing Transaction is abandoned or terminated in accordance with the terms of this agreement:

(a)

save as set out in sub-clause (b) below, the Company shall be responsible for all fees, costs and expenses related to the seeking to achieve Admission, including (without limitation) the costs related to the preparation and publication of any prospectus and all related materials, any related roadshows or presentations and, save to the extent the Structuring Considerations Agreement provides otherwise, any prior or related reorganisation, and any costs and expenses reasonably incurred by a Shareholder in providing cooperation or assistance to the other Shareholder or the Company in connection with a Listing Transaction, and it shall therefore bear any and all fees, costs and expenses incurred for those purposes; and

(b)

to the extent applicable, each Shareholder shall bear any and all fees, costs and expenses arising pursuant to any underwriting agreement entered into in connection with the underwriting of the Admission Shares Marketed as part of the Listing Transaction, in which case such costs and expenses shall be borne by each Shareholder pro rata to its interest in the aggregate number of Admission Shares being Marketed and the Company shall not be liable for any costs or expenses in connection therewith, and in all such cases, for the avoidance of doubt, save to the extent the Structuring Considerations Agreement provides otherwise, each Shareholder shall bear the entirety of any fees, costs or expenses incurred by that Shareholder in implementing any Demerger, including, without limitation, the implementation of any share capital reduction, restructuring or reorganisation of its structure, operations, undertaking and/or share capital, or the seeking of any shareholder approval, in each case incurred by that Shareholder and/or any member of its Group.

17.35

Without prejudice to any other provision of this agreement, in the event that either the GSK Shareholder or the Pfizer Shareholder is to Demerge any of its Admission Shares, it and the relevant members of its Group (and not the Company or members of its Group) shall be responsible for all matters relating to the arrangements for the Demerger or the distribution of the relevant shares to the relevant shareholders, with the Company or the Admission Entity (and members of its Group) being required only to make available, as provided in this agreement, the relevant shares for such Demerger or distribution by the relevant Shareholder (or the relevant member of its Group).

17.36

Without prejudice to the Shareholders’ respective rights pursuant to clause 17.11(A) or clause 17.24(A), the Shareholders may abandon any Listing Transaction, at any stage, by mutual consent, in which case no Separation Initiation Notice may be issued by any Shareholder for a period of 12 months from the date of such abandonment without the prior written consent of all Shareholders.

17.37	Any deadline specified in this clause 17, whether for delivery of a notice or any other matter, may be extended by written agreement of the GSK Shareholder and the Pfizer Shareholder.

17.38

The Pfizer Shareholder (or such Affiliate as it may designate) will be entitled to a payment, by way of compensation, of $200,000,000 (or such lesser amount as, at the time of service of the GSK Separation Response and after taking account of any irrecoverable VAT thereon, is the maximum amount payable by GSK without shareholder approval for such payment being required under the Listing Rules) (the “Break Payment”) from GSK in the event that the GSK Shareholder (or the relevant member of its Group) is required by Law to obtain the approval of its shareholders (and/or the shareholders of any member of its Group) in connection with any sale and purchase transaction pursuant to clause 17.25 and such approval is not obtained at the relevant shareholder meeting convened for the purpose of obtaining such approval.

17.39

The parties intend, and shall use reasonable efforts to ensure, that the Break Payment, being compensatory in nature, is not and will not be treated for VAT purposes as consideration for a taxable supply for VAT purposes. It is understood that the Break Payment shall be exclusive of VAT, which shall be added thereon as applicable. If GSK is liable to account for VAT on the Break Payment under the reverse charge mechanism, the Break Payment shall not be reduced by the amount of such VAT and GSK shall be responsible for all obligations in accordance with the Laws of the jurisdiction in which the VAT is accountable under the reverse charge mechanism.

The Break Payment shall be paid to the Pfizer Shareholder (or its designated Affiliate) within two Business Days of the Break Payment becoming due and payable pursuant to clause 17.38.

It is further understood and agreed that if the Break Payment becomes due and payable pursuant to clause 17.38, the GSK Shareholder shall no longer have the right to make the election contemplated by clause 17.20(A) with respect to the pending Pfizer-Initiated Listing Transaction or any subsequent Pfizer-Initiated Listing Transaction.

Notwithstanding anything in this agreement to the contrary, in no event shall the GSK Shareholder have the right to make the election contemplated by clause 17.20(A) more than once, and if such sale and purchase is not completed in accordance with clause 17.25, the GSK Shareholder shall thereafter not be entitled to make any such election in connection with the pending Pfizer-Initiated Listing Transaction or any subsequent Pfizer-Initiated Listing Transaction.

17.40

Any reference in this clause 17 or otherwise in this agreement to the GSK Shareholder’s Shares or the Pfizer Shareholder’s Shares, or to Shares held by the GSK Shareholder or Shares held by the Pfizer Shareholder, as the case may be, shall be deemed to include any Shares held by any member of such Shareholder’s Group.

18.	POST LISTING RIGHTS AND OBLIGATIONS

18.1	In the event that the Pfizer Shareholder, or any other member of Pfizer’s Group, shall remain a shareholder in the Admission Entity following completion of a Listing Transaction:

(A)

unless otherwise agreed between the Pfizer Shareholder and the Company and/or the Admission Entity, as the case may be, for so long as the Pfizer Shareholder (or any member of its Group) holds (i) not less than 20 per cent. of the issued ordinary share capital of the Admission Entity, the Pfizer Shareholder may nominate, and the Company shall appoint, two persons as directors of the Company or the Admission Entity (to the extent distinct from the Company), or (ii) less than 20 per cent. but not less than 10 per cent. of the issued ordinary share capital of the Admission Entity, the Pfizer Shareholder may nominate, and the Company shall appoint, one person as a director of the Company or the Admission Entity (to the extent distinct from the Company), in each case pursuant to a customary relationship agreement, save that the rights of the Pfizer Shareholder under this clause 18.1(A) shall not apply to the extent they would prevent a Listing Transaction from taking place or otherwise amount to a breach of Law or the applicable rules of the Recognised Stock Exchanges on which the Admission Entity is listed and any relevant listing authority (in which case the Pfizer Shareholder and the Company and/or the Admission Entity shall cooperate in good faith to find an alternate arrangement that does not prevent such Listing Transaction or otherwise amount to such a breach and that approximates as nearly as possible the rights of the Pfizer Shareholder under this clause 18.1(A));

(B)

for the avoidance of doubt, clause 4.1 shall cease to apply and Pfizer shall have no consent right in relation to Borrowings (save to the extent the Structuring Considerations Agreement provides otherwise);

(C)

at least half of the board, excluding the chair, of the Admission Entity shall be non-executive directors whom the board of the Admission Entity considers to be independent, and the chair of the board of the Admission Entity shall be independent on appointment (with independence tested against the circumstances set out in provision 10 of the Governance Code) (it being understood that no director, officer or employee of a Shareholder or any member of its Group shall be considered independent), and if the Admission Entity is listed on a Recognised Stock Exchange in the United Kingdom, the Admission Entity shall otherwise comply in all material respects with the recommendations of the Governance Code, save in any respect (a) that is not material, (b) where compliance would be contrary to the rights of any party under this agreement, or (c) otherwise agreed by the Shareholders; and

(D)

prior to the completion of a Listing Transaction following which each of the Pfizer Shareholder and the GSK Shareholder holds Retained Shares, the Pfizer Shareholder and the GSK Shareholder shall enter into the Orderly Marketing Agreement, which agreement shall govern the respective rights and obligations of the Shareholders in respect of sales of Retained Shares following completion of the Listing Transaction.

18.2

Subject to the terms and conditions of this agreement and the Structuring Considerations Agreement, in the event that the GSK Shareholder (or any member of its Group) holds any GSK Retained Shares, or the Pfizer Shareholder (or any member of its Group) holds any Pfizer Retained Shares, the other Shareholder (to the extent still a Shareholder) and the Company or the Admission Entity (to the extent distinct from the Company) shall (and if the Admission Entity is distinct from the Company, the Company shall procure that the Admission Entity shall) provide GSK and the GSK Shareholder or Pfizer and the Pfizer Shareholder, as applicable, with such information and assistance (including customary registration rights pursuant to a registration rights agreement or similar agreement to be entered into on customary terms, which shall in no event limit the number of sales or offerings which either Shareholder may conduct), and including assistance in marketing, road shows and related selling efforts, as they reasonably require in connection with any Disposal of some or all of the GSK Retained Shares or the Pfizer Retained Shares, as applicable, whether by way of sale or Demerger, including (without limitation):

(A)

(for a Demerger by GSK only) implementing any reorganisation of the Admission Entity’s (or any member of its Group’s) structure, operations, undertaking or share capital, in each case in order to facilitate any Demerger, including (without limitation):

(i)

any share split, consolidation, re-ordering, redenomination or reclassification of such entity’s share capital, including in order to facilitate, without limitation, the creation of distributable reserves, the issue of preference shares or a share-for-share distribution pursuant to a Demerger;

(ii)	any reorganisation, scheme or other step to:

(a)

insert any company as the new holding company of the Admission Entity’s Group or as an intermediate holding company of the Admission Entity’s Group (which company may be incorporated under the laws of, and/or resident for Tax purposes in, any jurisdiction reasonably requested by GSK); or

(b)	otherwise alter the corporate structure of the Admission Entity’s Group; and

(B)

if any such sale or Demerger requires the Admission of any such shares, the production of any prospectus or other public document or the filing or effectiveness of any registration statement or other filing required under applicable securities laws, including the Securities Act or the Exchange Act (including any registration statement in respect of a registered exchange offer), including:

(i)

the production of a prospectus in respect of (and otherwise procuring) such Admission or the filing and maintaining effectiveness of such registration statement and such other applicable filings for so long as is necessary under the Securities Act or the Exchange Act, as applicable, to effect such sale, Demerger or exchange offer, and taking any other actions required in respect of any such exchange offer; and

(ii)	the production of any additional public documents, including any ancillary documents thereto, in connection with such Admission or registration (including in respect of any such exchange offer); and

(C)	if GSK intends to Demerge some or all of the GSK Retained Shares:

(i)

the issuance of additional preference shares in the Admission Entity to the extent necessary to ensure that GSK or any member of its Group holds 75 per cent. of the CTA Ordinary Share Capital of the Admission Entity immediately prior to consummation of such Demerger, with the rights and restrictions attaching to such preference shares corresponding exactly to the Preference Shares in the Company and without altering the relative ownership by the Pfizer Shareholder and the GSK Shareholder of the ordinary share capital of the Admission Entity; and

(ii)	providing all information and assistance reasonably requested by GSK in connection with:

(a)

any scheme of arrangement undertaken by GSK or any new holding company of GSK’s Group pursuant to part 26 of the CA 2006, including the production of a scheme document and any related documents in connection therewith;

(b)	the production of a prospectus and any related documents in relation to shares in any new holding company of GSK’s Group; or

(c)	any reduction of share capital or similar step to be undertaken by GSK or any new holding company of GSK’s Group, including the production of any documents required in connection therewith; and

(D)

if GSK intends to Demerge some or all of the GSK Retained Shares in such a way that the GSK Retained Shares to be Demerged are transferred to another entity (“demergeco”) in consideration for the issue of shares in demergeco (“demergeco shares”) to GSK’s (or any new holding company of GSK’s Group’s) shareholders:

(i)	providing all information and assistance reasonably requested by GSK in connection with the production of a prospectus in respect of any demergeco shares that are to be Admitted; and

(ii)	taking all steps reasonably required or reasonably requested by GSK to:

(a)	give effect to the Mandatory Demerger Exchange;

(b)	ensure that demergeco becomes the ultimate holding company of the Admission Entity’s Group; and

(c)	ensure that the Admission Shares cease to be Admitted and are de-listed.

18.3

In the event that, immediately following completion of a Listing Transaction, a Shareholder (and/or any member of its Group) holds more than 15 per cent. and less than 50 per cent. of the issued ordinary share capital of the Admission Entity, such Shareholder (and/or any member of its Group) will agree and undertake that, without the prior written consent of the Admission Entity, for a period of three years from the date of completion of any Listing Transaction, such Shareholder shall not (and shall procure that each member of its Group and/or any persons acting on its or their behalf shall not), subject to clause 18.4, directly or indirectly and whether acting alone or in concert with other parties:

(A)

acquire or publicly offer to acquire, or cause (other than pursuant to a transfer of Retained Shares by such Shareholder in accordance with this agreement) another person to acquire or publicly offer to acquire, any interest in shares in the Admission Entity or enter into an agreement or arrangement or do any act as a result of which it or any person may acquire an interest in shares in the Admission Entity;

(B)	publicly announce or make, or cause another person to publicly announce or make, any offer for or proposal to acquire any shares in the Admission Entity; or

(C)

enter into any agreement or arrangement or do any act as a result of which it or any person may become obliged (under the Code or otherwise) to publicly announce or make any public offer for or proposal to acquire all or any shares in the Admission Entity, and, at Admission, the Shareholders will enter into relevant agreements or instruments with the Admission Entity to such effect.

18.4	The restrictions contained in clause 18.3 shall not apply:

(A)

if at any time and for so long as, any Third Party makes, or announces a firm intention to make, a general offer to acquire shares carrying over 50 per cent. of the voting rights (as defined in the Code) in the Admission Entity (or a scheme of arrangement that is implementing a transaction which is subject to the Code) which, in either case, (i) is recommended by the board of the Admission Entity and (ii) has not yet lapsed or been withdrawn;

(B)	to any acquisition of an interest in shares in the Admission Entity with the prior written consent of the Company or (if it still holds shares in the Admission Entity) the other Shareholder;

(C)

to any acquisition made pursuant to its entitlement under any pre-emptive offer of shares in the Admission Entity (whether or not compliant with statutory requirements) made by the Admission Entity to all holders of shares therein; or

(D)

to any acquisition made in order to preserve or reinstate Pfizer’s Group or GSK’s Group, as applicable, aggregate percentage holding of Admission Entity shares in issue in the event that the Admission Entity issues shares on a non-pre-emptive basis.

18.5	For the purpose of clause 18.3 and clause 18.4 only, “Admission Entity” shall mean the Admission Entity and any ultimate holding company thereof from time to time.

18.6	For the avoidance of doubt, upon completion of any Listing Transaction, the provisions of clause 15, clause 16 and clause 25 shall cease to apply.

18.7

Each of the Company, the GSK Shareholder and the Pfizer Shareholder acknowledges and agrees that they shall take all possible action to ensure that, upon completion of any Listing Transaction, the obligations of the Admission Entity to any director or officer of the Admission Entity or any member of the Admission Entity’s Group with respect to indemnification or advancement of expenses as set forth in its articles of association or other governing documents, applicable Law or any indemnification agreement to which such director or officer is a party, shall be primary to any Shareholder’s or any of its Affiliates’ obligation to indemnify or advance expenses to any such Director or director or officer under its governing documents, applicable Law or any indemnification agreement, which shall be secondary, and that neither the Admission Entity nor any member of its Group may seek contribution, reimbursement or indemnification from any such secondary source, and the articles of association or other governing documents of the Admission Entity shall so provide.

19.	CALL OPTION

19.1

Subject to clause 21 and the terms and conditions of the Structuring Considerations Agreement, the Call Option may be exercised by the GSK Shareholder at any time during the period beginning on the date falling 15 years after the Completion Date, and the provisions of clause 19.2 shall apply to the exercise of the Call Option.

19.2	The following provisions shall apply in respect of the Call Option:

(A)

the “Call Option” is the right of the GSK Shareholder to require that the Pfizer Shareholder sells to the GSK Shareholder the entire legal and beneficial interest in all (but not some only) of the Pfizer Shareholder’s B Shares at the Buy-Out Price by serving a written notice to that effect on the Pfizer Shareholder (a “Call Option Notice”);

(B)

service of a Call Option Notice shall form a binding agreement between the GSK Shareholder and the Pfizer Shareholder under which the Pfizer Shareholder shall be obliged to sell, and the GSK Shareholder shall be obliged to purchase, the entire legal and beneficial interest in all (but not some only) of the Pfizer Shareholder’s B Shares at the Buy-Out Price on and subject to the terms of this clause 19 and clause 20;

(C)	completion of such sale and purchase shall be conditional only upon the obtaining of:

(i)	anti-trust approvals or consents;

(ii)	other legal and/or regulatory approvals or consents; and

(iii)	shareholder consents (including, without limitation, any approval required from shareholders under the Listing Rules),

in each case as are mandatorily required by Law in connection with any such sale and purchase (such conditions being the “Call Option Conditions”). The conditions within sub-clauses (i) and (ii) may be waived, in whole or in part, with the mutual consent of the GSK Shareholder and the Pfizer Shareholder. In the event that it is impracticable to obtain any required approval or consent, the Shareholders agree to conduct good faith discussions and act reasonably to establish an alternative basis for closing the sale and purchase of the Pfizer Shareholder’s B Shares, including any carve-out or close-around arrangement (including an arrangement that enables the Pfizer Shareholder’s B Shares to be sold at the price required by this agreement, but for any businesses in problematic jurisdictions to continue to be held within a joint venture pending its subsequent transfer to the GSK Shareholder or a member of its Group for nil consideration), in each case to the extent permitted by applicable Law;

(D)

the Shareholders shall (and shall procure that each member of their respective Group and members of the Company’s Group shall) cooperate with one another (acting reasonably) with a view to satisfying the Call Option Conditions as soon as reasonably practicable, and the GSK Shareholder shall, and shall cause the members of its Group to, use all reasonable endeavours to obtain all required consents and approvals as soon as reasonably practicable;

(E)

if any Shareholder or any member of its Group is required by Law to obtain the approval of its shareholders (and/or the shareholders of any member of its Group) as provided in clause 19.2(C)(iii), the relevant shareholder meeting shall be held as soon as reasonably practicable and in any event within 65 Business Days following the date of the Call Option Notice, and such Shareholder shall use all reasonable endeavours to obtain such approval, including procuring that, save to the extent that the board of GSK (or the relevant member of its Group) determines in good faith (after consultation with its legal counsel) that the same would be inconsistent with its fiduciary duties, the board of GSK or Pfizer (as applicable) (or the relevant member of its Group) makes its Board Recommendation and includes such Board Recommendation in the circular that is prepared and published in connection with such meeting and does not withdraw, withhold, change, amend, qualify or modify in a manner adverse to the other Shareholder, or publicly propose to withdraw, withhold, change, amend, qualify or modify in a manner adverse to the other Shareholder, the Board Recommendation, or make any public announcement or statement inconsistent with the Board Recommendation;

(F)	each Shareholder and the Company shall, upon reasonable request by the other Shareholder, procure that:

(i)

all necessary information and assistance reasonably required by GSK and/or the GSK Shareholder or Pfizer and/or the Pfizer Shareholder to make and obtain all such anti-trust filings and clearances which are necessary for the completion of the GSK Shareholder’s acquisition of all of the Pfizer Shareholder’s B Shares shall be provided as soon as reasonably practicable to the requesting Shareholder or, as the case may be, the relevant regulatory authority by members of their respective Groups; and

(ii)

all information related to members of GSK’s Group, Pfizer’s Group or the Company’s Group that is required by Law to be included in a shareholder circular and any associated documentation (along with all confirmations of such information as are required by applicable Law) shall be provided as soon as reasonably practicable to the requesting Shareholder or, as the case may be, the relevant regulatory authority by members of their respective Groups;

(G)	completion of the sale and purchase shall take place (unless another date is mutually agreed by the Shareholders in writing):

(i)	if there are any Call Option Conditions applying in respect of the sale and purchase, [***]:

(a)	[***]; and

(b)	[***]; or

(ii)	[***],

and any such completion shall take place in accordance with clause 20; and

(H)	[***].

19.3

Immediately prior to the completion of the sale and purchase pursuant to this clause 19, the GSK Shareholder shall procure that the Company applies any Readily Available Cash in accordance with Part C of Schedule 2.

20.	COMPLETION OF SHARE TRANSFERS

20.1

Where this clause 20 applies to the transfer of any Share, the Share shall be transferred free of encumbrances (other than transfer restrictions under applicable securities laws) and with all rights attaching thereto and the transfer shall be governed by the Law of England and Wales.

20.2	On completion of any transfer of Shares under this agreement where this clause 20 applies:

(A)

the seller shall deliver to the purchaser a duly executed transfer in favour of the purchaser together with the certificate(s) representing the relevant Shares and a power of attorney in a form and in favour of a person nominated by the purchaser, so as to enable the purchaser, pending registration, to exercise all rights of ownership in relation to the Shares transferred to it including, without limitation, the voting rights;

(B)

the purchaser shall pay the relevant cash consideration to the seller for value on the date of completion in such manner as may be agreed between the seller and the purchaser before completion or failing any such agreement by telegraphic transfer in immediately available funds to such bank account as may be notified by the seller to the purchaser;

(C)

the seller shall do all such other acts and/or execute all such other documents in a form satisfactory to the purchaser as the purchaser may reasonably require to give effect to the transfer of Shares to it (save, for the avoidance of doubt, the payment of any stamp duty or stamp duty reserve tax required in connection with such transfer which shall be for the account of the purchaser); and

(D)	the Company shall, subject to the instrument of transfer being duly stamped, procure that the purchaser shall be registered as the holder of the relevant Shares.

20.3

Where the sale and purchase of Shares under this agreement is of a Shareholder’s entire holding of A Shares or B Shares, as the case may be, the other Shareholder shall be entitled to nominate a member of its Group as the purchaser and the provisions of this agreement shall apply mutatis mutandis.

21.	INTERACTION OF NOTICES

21.1	During any Separation Execution Period:

(A)

no Separation Initiation Notice may be served until after the abandonment of the relevant Listing Transaction process and the service of any such notice after any such abandonment shall be subject to the limitations contained in clause 17.14 and clause 17.28; and

(B)

where that period is running in respect of a Pfizer-Initiated Listing Transaction, no Call Option Notice may be served in the period from any Pfizer Separation Initiation Notice until the abandonment of the relevant Listing Transaction process.

21.2	When a Call Option Notice has been validly served and/or the resultant process pursuant to the same is subsisting, no Separation Initiation Notice may be served.

21.3

No Separation Initiation Notice, Separation Plan Notice or Separation Response may be withdrawn after it has been made. For the avoidance of doubt, any amendment, variation or supplement to any of the foregoing, or abandonment of any Listing Transaction, in each case in accordance with the terms of this agreement, shall not be considered a “withdrawal” for the purposes of this clause 21.3.

22.	EFFECT OF DEED OF ADHERENCE

The parties agree to extend the benefit of this agreement to any person who enters into a Deed of Adherence, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement and any other persons who have entered into a Deed of Adherence.

23. SHAREHOLDER UNDERTAKINGS

23.1	Each Shareholder undertakes with the other Shareholder that it will:

(A)	comply with each of the provisions of this agreement and the Structuring Considerations Agreement;

(B)

exercise its voting rights and other rights as a member of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the provisions of this agreement and the rights and obligations of the parties as set out in this agreement; and

(C)

procure that any Director nominated by it from time to time shall (subject to their fiduciary duties to the Company (but without limiting any obligation of the Shareholders in this agreement)) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the provisions of this agreement and the rights and obligations of the parties as set out in this agreement.

23.2	Any party may give its approval for any matter for which its consent in writing is required pursuant to this agreement:

(A)	in writing on behalf of itself; or

(B)

in the case of written consent of GSK, in writing signed by any one A Director appointed by the GSK Shareholder or by a vote in favour of a separate and specific directors’ resolution on that matter by a majority of the A Directors appointed by the GSK Shareholder voting on such resolution; or

(C)

in the case of any written consent by Pfizer, in writing signed by one B Director appointed by the Pfizer Shareholder or by a vote in favour of a separate and specific directors’ resolution on that matter by a majority of the B Directors appointed by the Pfizer Shareholder voting in favour of such resolution.

23.3

The parties acknowledge and agree that any insurance policy in respect of directors and officers liability in the name of, or for the benefit of, any member of GSK’s Group (a “GSK D&O Policy”) may also, on its terms, be accessible to certain directors, officers and employees and members of the Company’s Group by reason of the level of GSK’s Group’s interest in the Company. Each of GSK, Pfizer and the Company undertakes to procure that no claims under any GSK D&O Policy are made (other than with the consent of GSK) by:

(A)	in the case of GSK (a) any directors, officers or employees of members of its Group, (b) any members of its Group, or (c) any A Director nominated by the GSK Shareholder;

(B)	in the case of Pfizer (a) any directors, officers or employees of members of its Group, (b) any members of its Group, or (c) any B Director nominated by the Pfizer Shareholder; or

(C)

in the case of the Company, (a) any directors (other than the Directors nominated by the GSK Shareholder or the Pfizer Shareholder), officers or employees of members of its Group, or (b) any members of its Group, in respect of any given period,

(i)

unless and until a claim under any directors and officers liability insurance policy in the name of, or for the benefit of, the Company’s Group (the “Company D&O Policy”) in respect of the same period has been made and has fully extinguished all limits of cover provided thereunder in respect of that claim; or

(ii)	unless the Company D&O Policy does not for any reason operate so as to provide cover in respect of such liability.

23.4	Each party warrants to the other parties as follows, save as disclosed in the Seller Disclosure Letter (in respect of Pfizer) or in the Purchaser Parent Disclosure Letter (in respect of GSK):

(A)	in relation to the Business, it adheres to high standards of ethics and integrity, and complies with all applicable Anti-Bribery Laws;

(B)

it has a code of conduct setting out the standards of ethics of the corporation, and specifically ABAC Policies and Procedures and Manufacture and Promotion Policies and Procedures that apply worldwide to all of its employees, subsidiaries, Affiliates and third parties acting for it or on its behalf. Such ABAC Policies and Procedures and Manufacture and Promotion Policies and Procedures mandate a robust set of internal controls on its operations around the world, and set rules of conduct for its employees in interactions with healthcare providers and government officials, commercial parties, third parties in general and business development transactions. It provides training to its employees and selected third parties on its ABAC Policies and Procedures and Manufacture and Promotion Policies and Procedures;

(C)

it has an assurance programme involving the monitoring and auditing of activities to ensure compliance with its ABAC Policies and Procedures and Manufacture and Promotion Policies and Procedures and the adequacy of internal controls; and

(D)

it regularly reviews its ABAC Policies and Procedures and Manufacture and Promotion Policies and Procedures as part of its internal processes of improvement, and benchmarks them against the standards of the industry with the aid of external experts.

23.5	The Company agrees to deliver to each Shareholder on request (but no more than once in each calendar year) a certification in the form set out in Schedule 3.

23.6	The Company shall ensure that all material analysis and reports produced by any member of the Company’s Group or professional advice received by any members of the Company’s Group in connection with:

(A)	any material auditing of the activities of the Company’s Group for compliance with its relevant ABAC Policies and Procedures and Manufacture and Promotion Policies and Procedures;

(B)

any litigation or arbitration threatened or commenced against any member of the Company’s Group which, if successful, on its own or together with any other related procedures or claims would be likely to have a material adverse effect on GSK’s Group or Pfizer’s Group; and

(C)	any violation by any member of the Company’s Group of any Law applicable to it which could adversely affect the Business or reputation of the Company’s Group in any material respect,

in each case, shall be promptly presented to the Board for its review and consideration and all Directors shall have the opportunity to provide their views to the Board in relation to any such matter and the Company shall ensure that all such views are given due consideration. In the event that any analysis, reports or professional advice referred to in clause 23.6(A) shows that a member(s) of the Company’s Group has or has potentially committed a breach of such ABAC Policies and Procedures or Manufacture and Promotion Policies and Procedures (in which case such analysis, reports or professional advice shall be deemed to be material) or in the event that any analysis, reports or professional advice referred to in clauses 23.6(B) and 23.6(C) are presented to the Board and, in any case, such actual or potential breach, litigation, arbitration or violation could have an adverse effect on the compliance position or reputation of a Shareholder’s Group, any Director may, on behalf of the relevant Shareholder that nominated him or her, make such reasonable requests for further information to be provided in respect of the same as is reasonably necessary for such Shareholder to establish whether and to what extent any such actual or potential breach, litigation, arbitration or violation has any adverse effect on the compliance position or reputation of such Shareholder’s Group. The Company shall be obliged to dedicate a reasonable amount of time (to be judged by the Board acting in good faith) to the collection and gathering of such information pursuant to such request. Subject to applicable Law and to the extent that legal privilege would not be prejudicially affected, any such Director may share any such information with the General Counsel of GSK’s Group (in the event that such Director is an A Director) or Pfizer’s Group (in the event that such Director is a B Director) and their legal team on a strictly private and confidential basis only, provided that (i) such information is used for the sole purpose of establishing whether and to what extent any such actual or potential breach, litigation, arbitration or violation has any adverse effect on the compliance position or reputation of the relevant Shareholder’s Group, and (ii) such information shall not be disclosed to any other person, except as required by Law.

23.7

If the Company, the GSK Shareholder, the Pfizer Shareholder or any member of their respective Groups intends at any time after Completion to inform any Governmental Entity of any investigation or compliance matter which would reasonably be expected to involve, cause or result in any reputational damage or liability to any Shareholder or a member of its Group, the Company or such Shareholder shall (subject always to the requirements of applicable Law), as soon as reasonably practicable before informing such Governmental

Entity of such investigation or compliance matter, give notice of its intention to do so to the relevant Shareholder, setting out such information as is reasonably necessary for the relevant Shareholder to understand the nature of the information that the Company or such Shareholder, as the case may be, intends to provide to such Governmental Entity in relation to such investigation or compliance matter. To the extent the Company or such Shareholder is not able to provide such prior notice, the Company or such Shareholder, as the case may be, shall (subject always to the requirements of applicable Law) seek to limit any substantive information provided to such Governmental Entity in relation to the relevant Shareholder and the conduct of its business prior to Completion until such notice is given, so far as the Company or such Shareholder is reasonably able to do so and subject to any requirements of the Governmental Entity.

24.	UNDERTAKINGS BY THE COMPANY

To the extent to which it is able to do so by Law, the Company undertakes with each of the Shareholders that it will comply with each of the provisions of this agreement and the Structuring Considerations Agreement. Each undertaking by the Company in respect of each provision of this agreement shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.

25.	PROTECTIVE COVENANTS

25.1

Subject to clauses 25.2 to 25.9, each Shareholder undertakes with the other Shareholder and with the Company that it will not and that it will procure that no member of its Group will, either alone or in conjunction with or on behalf of any other person:

(A)

for a period of three years from the Completion Date, establish, be directly or indirectly engaged in or have an equity interest in any entity or business that is directly or indirectly engaged in any Competing Business in any territory or territories, or assist any other person to do any of the foregoing; or

(B)

for a period of six years from the Completion Date (the “Competing Acquisition Period”), acquire, or acquire an equity interest in or acquire all or substantially all of the assets of, another entity or business which is directly or indirectly engaged in, whether as all or part only of its business, any Competing Business (all entities and businesses so acquired being the “Relevant Acquired Undertaking”).

25.2	Nothing in this agreement shall prevent or prohibit a Shareholder (or any member of its Group) from doing, or being subject to, any of the following things:

(A)

without prejudice to clause 25.2(B), being the holder of securities in a body corporate if such securities are listed on any stock market or other investment exchange and (i) (in aggregate with all other such securities held by any other members of its Group) such holding does not confer more than 10 per cent. of the votes which could normally be cast at a general meeting of the body corporate, and (ii) such Shareholder (and/or any other members of its Group) does not otherwise Control such body corporate;

(B)

acquiring, or acquiring an interest in, or coming to have or hold, a Relevant Acquired Undertaking (whether as a result of a purchase, acquisition, takeover, merger or otherwise), provided that the relevant Shareholder (or member of its Group) complies with the provisions of clauses 25.3 to 25.7;

(C)

being upon and as a result of a GSK Strategic Transaction or Pfizer Strategic Transaction occurring (as the case may be and whether such GSK Strategic Transaction or Pfizer Strategic Transaction occurs before or after Completion), directly or indirectly engaged in (or having an equity interest in any entity or business that is directly or indirectly engaged in) any Competing Business, provided that the relevant Shareholder (or member of its Group) complies with the provisions of clauses 25.3 to 25.7;

(D)

disposing of (or otherwise transferring) any of its (or any member of its Group’s) [***], in each case, only as permitted by, and following compliance with, clause 14, or manufacturing, marketing, distributing, selling or otherwise commercialising any of its (or any member of its Group’s) [***];

(E)	continuing to own and/or manage and develop in its sole discretion the businesses of any GSK Retained Business or Pfizer Retained Business, as applicable;

(F)	owning and operating:

(i)	any Delayed Business in accordance with the provisions of the SAPA; and

(ii)	any Deferred Closing Business in accordance with the provisions of the NEBA;

(G)	in the case of the GSK Shareholder and its Group, owning and operating the Alliance Market Business; and

(H)	any matter required by the SAPA.

25.3

During the Competing Acquisition Period, each Shareholder (for itself and on behalf of its Group) hereby grants to the Company a right of first negotiation in relation to any Competing Business referred to in clause 25.2(B) or clause 25.2(C), such right of first negotiation to be on the terms set out in the remainder of this clause 25.

25.4

Within five Business Days of (i) any matter referred to in clause 25.2(B) or (ii) a GSK Strategic Transaction occurring or a Pfizer Strategic Transaction occurring (as the case may be) as referred to in clause 25.2(C), the relevant Shareholder shall notify the Company in writing of the same together with reasonable details thereof.

25.5

Subject to clause 25.8, no later than 30 days after the date on which the Company receives any notification in accordance with clause 25.4, the Company shall notify the relevant Shareholder in writing as to whether it is interested in acquiring the relevant Competing Business (or any rights and/or interests therein) from the relevant Shareholder (or any other member of its Group).

25.6

Subject to clause 25.8, if the Company notifies the relevant Shareholder in accordance with clause 25.5 that it is interested in acquiring the relevant Competing Business (or any rights and/or interests therein) from the relevant Shareholder (or any other member of its Group), then, during the [***] period from the date of such notification (the “Non-Compete ROFN Exclusivity Period”):

(A)

the relevant Shareholder (and any other member of its Group) shall not enter into any discussions or negotiations with any Third Party in relation to the disposal or other transfer of, or actually dispose of or otherwise transfer (or agree to do so), the relevant Competing Business (or any rights or interests therein) to any person outside its Group (save that, where this clause 25.6(A) applies by reason of an event within clause 25.2(C), this clause 25.6(A) shall not restrict or prevent any such actions where the same were already in process (by or at the initiative of the counterparty party to the GSK Strategic Transaction or Pfizer Strategic Transaction transaction) prior to (as the case may be) the GSK Strategic Transaction or the Pfizer Strategic Transaction occurring, or which are reasonably considered by the relevant member of the Shareholder’s Group to be required in connection with antitrust matters, clearances, commitments or undertakings in respect of the transaction comprising, as the case may be, the GSK Strategic Transaction or the Pfizer Strategic Transaction); and

(B)

the relevant Shareholder and the Company shall negotiate in good faith with a view to agreeing the terms and conditions upon which the Company (or another member of its Group) may acquire the relevant Competing Business (or any rights and/or interests therein) from the relevant Shareholder (or another member of its Group).

25.7	Subject to clause 25.8, in the event that:

(A)	the Company notifies the relevant Shareholder under clause 25.5 that it is not interested in acquiring the relevant Competing Business from the relevant Shareholder (or another member of its Group);

(B)

the Company fails to notify the relevant Shareholder under clause 25.5 within the applicable timeframe as to whether or not it is interested in acquiring the relevant Competing Business from the relevant Shareholder (or another member of its Group); or

(C)

the Non-Compete ROFN Exclusivity Period expires and the Company and the relevant Shareholder (or the other relevant member(s) of their respective Groups) have not entered into a binding agreement in relation to the acquisition of the relevant Competing Business (or any rights and/or interests therein)

(the date of such notification, in the case of paragraphs (A) and (B), or the date of such expiry, in the case of paragraph (C), being the “ROFN End Date”), then the following shall apply:

(D)	the relevant Shareholder (and any other member of its Group) shall be free to:

(i)	enter into discussions and/or negotiations with a Third Party in relation to the disposal or other transfer of the relevant Competing Business; and

(ii)	continue to own and operate the relevant Competing Business (and, for the avoidance of doubt, such ownership and operation shall not be restricted by clause 25.1).

25.8	The provisions of clause 8.5 shall apply in relation to those actions or steps to be taken by the Company in connection with the process set out in clauses 25.5 to 25.7.

25.9	This clause 25 shall not apply:

(A)

in the case of the GSK Shareholder, to the members of GSK’s Group engaging in the GSK Retained Businesses or any business relating to any product that is (as regards the GSK Shareholder) excluded from the definition of “[***]”; and

(B)

in the case of the Pfizer Shareholder, to the members of Pfizer’s Group engaging in the Pfizer Retained Businesses or any business relating to any product that is (as regards the Pfizer Shareholder) excluded from the definition of “[***]”.

26.	CONFIDENTIALITY

26.1

Each party shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this agreement or, in the case of a Shareholder, through its interest in the Company or its Business or its assets and which relates to:

(A)	the provisions of this agreement;

(B)	the negotiations relating to this agreement;

(C)	the subject matter of this agreement;

(D)	the Company or members of its Group or their respective businesses or assets (from time to time);

(E)	any Shareholder or members of its Group or their respective businesses or assets (from time to time); or

(F)	the exercise of a party of its rights under clause 14, clause 16, clause 17, clause 19 or clause 21,

save that clause 26.1(D) shall not apply to the Company.

26.2	Each party shall:

(A)	not disclose any such confidential information to any person other than:

(i)

a Director nominated by the holders of the class of Shares held by it, or any of its directors or employees whose duties include the management or monitoring of the Business and who needs to know such information in order to discharge his or her duties; or

(ii)	other members of its Group (provided, for the purposes of this clause 26.2(A)(ii) only, each of GSK and Pfizer shall be deemed to be members of the Company’s Group);

(B)

not use any such confidential information other than for the purpose of conducting the Business or managing or monitoring its investment in the Company or in connection with performance of its obligations and the exercise of its rights under this agreement; and

(C)	procure that any person to whom such confidential information is disclosed by it complies with the restrictions set out in this clause 26 as if such person were a party to this agreement.

26.3	Notwithstanding the previous provisions of this clause 26, any party may disclose any such confidential information:

(A)	if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)

if and to the extent required by any securities exchange or regulatory or Taxation or other Governmental Entity to which that party or a member of its Group is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement for information has the force of law;

(C)	to a Tax Authority in connection with the disclosing party’s (or a member of its Group’s) Tax affairs;

(D)	to its and the Company’s (or any Admission Entity’s) advisers, auditors, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of that party;

(F)	to the extent the party (or parties) to which such information relates has (or have) given prior written consent to the disclosure;

(G)	to the extent expressly permitted by this agreement or to the extent it is expressly permitted to do so pursuant to any Transaction Document;

(H)	if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law; or

(I)	if it was in the possession of a party or any of its advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held.

26.4

Any party disclosing information pursuant to clauses 26.3(A) or clause 26.3(B) shall (to the extent permitted by Law) take all such steps as may be reasonable and practicable in the circumstances to agree the contents, form and timing of such disclosure with the party (or parties) to whom such information relates before making such disclosure.

26.5	The restrictions contained in this clause 26 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time.

26.6

Notwithstanding the foregoing in this clause 26, to the extent that the SAPA or any other Transaction Document or any other contract pursuant to which a Shareholder or any member of its Group is bound provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for in this clause 26, then the applicable provisions contained in the SAPA or such other Transaction Document or contract shall control with respect thereto but only to the extent such provision is more protective or runs for a longer period of time.

27.	ANNOUNCEMENTS

27.1

Other than any announcements agreed by the parties to be made immediately following the execution of the SAPA (and other announcements made prior to Completion in accordance with the SAPA), no announcement or other publication concerning this agreement or the Business or the assets of the Company shall be made by any party or member of its Group (other than the Company) without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence or anything to the contrary in this agreement, each party may make any announcement as long as the statements contained therein with respect to this agreement and the Business and the assets of the Company are substantially similar to previous announcements with respect to which such party has complied with the provisions of the preceding sentence.

27.2

Notwithstanding clause 27.1, any party or member of its Group may, whenever practicable and permissible after consultation with the other parties (but save that the Company or any member of its Group need only consult where the announcement is outside the ordinary course of business or concerns this agreement), make an announcement concerning this agreement or the Business or the assets of the Company if and to the extent required by:

(A)	Law or for the purposes of any judicial or arbitral proceedings; or

(B)

any securities exchange or regulatory or Governmental Entity to which that party is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement has the force of law.

27.3

The restrictions contained in this clause 27 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time unless otherwise agreed between the parties.

28.	TERMINATION

28.1

This agreement shall terminate immediately (except for clause 9, clause 14, clause 17.34(C), clause 17.34(E), clause 18, clause 23.7, clause 26, clause 27, this clause 28, clause 30, clause 33, clause 36 and clause 46 and those provisions expressly stated to continue after termination without limit in time, and without prejudice to any rights or liabilities arising under this agreement prior to such termination to which clause 45 will continue to apply) if either:

(A)

(i) only the GSK Shareholder; or (ii) only the Pfizer Shareholder, in each case (if relevant), together with members of its Group, remain holding Shares (not including, for this purpose, Preference Shares) (or shares of any successor entity, holding company or similar reorganised entity the shares of which such Shares may be converted into); or

(B)	Admission has occurred in respect of a Listing Transaction.

29.	GUARANTEE

29.1	In consideration of the other parties entering into this agreement:

(A)

GSK guarantees to the other parties the due and punctual performance of all obligations of the GSK Shareholder and any Group Transferee of the GSK Shareholder (each a “Guaranteed Party” of GSK) under this agreement. This guarantee is unconditional and irrevocable; and

(B)

Pfizer guarantees to the other parties the due and punctual performance of all obligations of the Pfizer Shareholder and any Group Transferee of the Pfizer Shareholder (each a “Guaranteed Party” of Pfizer) under this agreement. This guarantee is unconditional and irrevocable, with each of GSK and Pfizer being a “Guarantor”.

29.2	The guarantees set out in clause 29.1:

(A)	are continuing guarantees. No payment or other settlement will discharge a Guarantor’s obligations until the obligations of all of its Guaranteed Parties have been discharged in full;

(B)	are in addition to, and independent of, any other guarantee or security;

(C)	may be enforced before any steps are taken against the relevant Guaranteed Party or under any other guarantee or security;

(D)	will only be discharged by the discharge in full of the obligations of the relevant Guarantor’s Guaranteed Parties; and

(E)	will not be discharged by any other action, omission or fact.

29.3	A Guarantor’s obligations shall, therefore, not be affected by:

(A)	the obligations of any of its Guaranteed Parties being or becoming void, invalid, illegal or unenforceable;

(B)	any change, waiver or release of the obligations of any of its Guaranteed Parties;

(C)	any concession or time being given to any of its Guaranteed Parties;

(D)	the winding-up or reorganisation of any of its Guaranteed Parties;

(E)	any change in the condition, nature or status of any of its Guaranteed Parties;

(F)	any of the above events occurring in relation to another guarantor or provider of security in relation to the obligations of any of its Guaranteed Parties;

(G)	any failure to take, retain or enforce any other guarantee or security;

(H)	any circumstances affecting or preventing recovery of amounts expressed to be due by any of its Guaranteed Parties; or

(I)	any other matter which might discharge that Guarantor.

29.4	Any receipt from any person other than that Guarantor shall reduce the outstanding balance only to the extent of the amount received.

29.5

Any settlement with, or discharge of, a Guarantor shall be subject to the condition that the settlement or discharge shall be set aside if any prior payment, or any other guarantee or security, in reliance on which that settlement or discharge was made in whole or in part, is set aside, invalidated or reduced. In this event each Guarantor agrees to reimburse each other party for the value of the payment, guarantee or security which is set aside, invalidated or reduced.

29.6

In addition to each Guarantor’s obligations as guarantor, each Guarantor agrees that any obligation of any of its Guaranteed Parties under this agreement which may not be enforceable against that Guarantor as guarantor shall be enforceable against that Guarantor as though that Guarantor were the principal obligor in respect of the obligation.

29.7

In the event that a Guaranteed Party fails to perform or breaches any of its obligations under this agreement, the Guarantor of that Guaranteed Party agrees to indemnify each of the other parties for the losses and reasonable expenses (including loss of profit) that party suffers or incurs, or will suffer or incur, as a result. The Guarantor of that Guaranteed Party also agrees to indemnify each other party for all losses and expenses (including loss of profit) arising from any obligation of any of its Guaranteed Parties being or becoming void, invalid, illegal or unenforceable.

29.8	The parties agree that:

(A)	neither Guarantor shall have the benefit of any security in respect of this guarantee and indemnity;

(B)	neither Guarantor shall:

(i)	take the benefit of any right against any of its Guaranteed Parties or any other person in respect of amounts paid under this guarantee and indemnity; or

(ii)	claim or exercise against any of its Guaranteed Parties any right to any payment;

(C)

any other party may request a Guarantor to submit a proof for amounts due to it by any of its Guaranteed Parties or any other guarantor. Each Guarantor agrees to submit a proof promptly in accordance with this request. All amounts received in respect of this proof shall be held by the Guarantor on trust for the other parties;

(D)

notwithstanding any of the other provisions of this agreement, the liability of a Guarantor under this clause 29 shall in no circumstances exceed the liability of the Guaranteed Party whose obligations are guaranteed by that Guarantor; and

(E)	the obligations in this clause 29 shall cease to have effect in respect of a Guarantor when the obligations of all of its Guaranteed Parties under this agreement have been discharged in full.

30.	ASSIGNMENT

30.1	Without prejudice to clause 16 or clause 17 or clause 22, no party shall, without the prior written consent of the other parties:

(A)	assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this agreement (together with any causes of action arising in connection with any of them);

(B)

make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this agreement;

(D)	transfer or charge any of its rights or obligations under this agreement; or

(E)	grant, declare, create or dispose of any right or interest in, in whole or in part, this agreement,

and any purported assignment in contravention of this clause 30.1 shall be null and void ab initio.

31.	VARIATION

31.1	No variation of this agreement shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it.

31.2	If this agreement is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this agreement;

(B)	the variation shall not affect any rights, obligations or liabilities under this agreement that have already accrued up to the date of variation; and

(C)	the rights and obligations of the parties under this agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

32.	WARRANTIES

32.1	Each of the parties warrants to each other as at the date of this agreement that:

(A)	it is validly existing and is a company duly incorporated and registered under the Law of its jurisdiction of incorporation;

(B)	it has the legal right and full power and authority to enter into and perform this agreement, which will constitute valid and binding obligations on it in accordance with its terms;

(C)	except as referred to in this agreement, it:

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

in each case in connection with the performance of this agreement.

33.	ENTIRE AGREEMENT

33.1

This agreement, any other Transaction Documents and any other agreement or document entered into by each of the parties in connection with any such document together constitute the whole and only agreement between the parties relating to the subject matter of this agreement, any other Transaction Documents and any other agreement or document entered into by each of the parties in connection with any such document.

33.2

Each party acknowledges that in entering into this agreement, any other Transaction Documents and any other agreement or document entered into by each of the parties in connection with any such document it is not relying upon any pre contractual statement which is not set out in this agreement, any Transaction Document or any other agreement or document entered into by each of the parties in connection with any such document.

33.3

Except in the case of fraud, no party shall have any right of action against any other party to this agreement (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this agreement or in a Transaction Document or in any other agreement or document entered into by each of the parties in connection with any such document.

33.4

Except in the case of fraud and for any liability in respect of a breach of this agreement or any Transaction Document, no party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its Connected Persons) in relation to the Company and the Business.

33.5

For the purposes of this clause 33, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement or any of the other Transaction Documents or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this agreement or any of the other Transaction Documents, except for those contained in any Transaction Document.

33.6

Each party agrees to the terms of this clause 33 on its own behalf and as agent for each of its Connected Persons. The provisions of this clause 33 shall not limit, supersede or otherwise affect any limitation of damages or remedies provisions that are expressly set forth in any Transaction Document.

34.	DISPUTE RESOLUTION

34.1

In the event of any deadlock or dispute between the Shareholders or any of their respective Directors arising out of, or in connection with, this agreement, including in relation to an action for which the approval is required pursuant to clause 4, the Shareholders agree to use reasonable endeavours to resolve the matter (acting reasonably and in good faith).

34.2

If one Shareholder serves formal written notice on the other that a deadlock or dispute arising out of or in connection with this agreement, including in relation to an action for which the approval is required pursuant to clause 4, has arisen and the Shareholders are unable to resolve such deadlock or dispute within a period of 21 days of receipt of such notice, then such deadlock or dispute shall be referred to the respective chief executive officers of the respective Shareholders’ Groups.

34.3

In the event that the chief executive officers of the respective Shareholders’ Groups are unable to resolve the relevant deadlock or dispute within a further period of 21 days of such referral (or such other time as GSK and Pfizer may agree), then the status quo of such matter shall continue to apply.

34.4

This clause 34 shall be without prejudice to clause 45 and shall not restrict or exclude the right of any party to pursue, in accordance with clause 45, any dispute arising out of or in connection with this agreement.

35.	CONFLICT WITH ARTICLES OF ASSOCIATION

In the event of any ambiguity or discrepancy between the provisions of this agreement and the Articles of Association or other constitutional documents of a member of the Company’s Group, the provisions of this agreement shall prevail as between the parties to the extent of the inconsistency for so long as this agreement remains in force. Each of the parties shall (as applicable) exercise all voting and other rights and powers available to it so as to give effect to the provisions of this agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles of Association or such other constitutional documents.

36.	NOTICES

36.1

A notice under this agreement shall only be effective if it is in writing. E-mail is permitted. Any notice validly served on one member of any Shareholder’s Group in accordance with this clause 36 shall be deemed to have been served on each member of such Shareholder’s Group.

36.2	Notices under this agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address	E-mail
GSK Shareholder For the attention of: Company Secretary and General Counsel	Its registered office from time to time	To be provided by notice

with a copy (which shall not constitute notice) to Slaughter and May, for the attention of: [***] and [***]	One Bunhill Row, London, EC1Y 8YY	[***] [***]

Pfizer Shareholder For the attention of: General Counsel	Its registered office from time to time	To be provided by notice

with a copy (which shall not constitute notice) to Wachtell, Lipton, Rosen & Katz, for the attention of: [***], [***] and [***]	51 West 52nd Street New York, New York 10019	[***] [***] [***]

GSK For the attention of: Company Secretary and General Counsel	Its registered office from time to time	To be provided by notice

with a copy (which shall not constitute notice) to Slaughter and May, for the attention of: [***] and [***]	One Bunhill Row, London, EC1Y 8YY	[***] [***]

Pfizer For the attention of: General Counsel	Its registered office from time to time	To be provided by notice

Party and title of individual	Address	E-mail

with a copy (which shall not constitute notice) to Wachtell, Lipton, Rosen & Katz, for the attention of: [***],[***] and [***]	51 West 52nd Street New York, New York 10019	[***] [***] [***]

Company For the attention of: Company Secretary and General Counsel of Consumer Healthcare	Its registered office from time to time	To be provided by notice

with a copy (which shall not constitute notice) to Slaughter and May, for the attention of: [***] and [***]	One Bunhill Row, London, EC1Y 8YY	[***] [***]

Provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 36. That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

36.3	Any notice given under this agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; and

(D)	if sent by e-mail, when despatched.

36.4

Despite the provisions of clause 36.3, any Exit Notice shall not be effective until (and the date of such Exit Notice shall be deemed to be that date on which it is) received by the intended recipient and the intended recipient shall acknowledge such receipt to the sender(s) promptly following such receipt.

36.5

Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

36.6	No notice given under this agreement may be withdrawn or revoked except with the agreement of the other parties.

36.7	The provisions of this clause 36 shall not apply in relation to the service of Service Documents.

37.	REMEDIES AND WAIVERS

37.1	No delay or omission by any party to this agreement in exercising any right, power or remedy provided by Law or under this agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

37.2

The single or partial exercise of any right, power or remedy provided by Law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

37.3

The rights and remedies of each party under, or pursuant to, this agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general Law.

37.4

Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each party acknowledges and agrees that it will not raise any objection to the application by or on behalf of another party or any member of its Group for any such remedies.

38.	THIRD PARTY RIGHTS

38.1	The parties agree that:

(A)

certain provisions of this agreement confer a benefit on members of the parties’ respective Groups, their respective Connected Persons and such other Third Parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this clause 38, are intended to be enforceable by each of the Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that the party in the same Group as (or with the relevant connection to) the Relevant Third Party shall have the sole conduct of any action to enforce such right on behalf of a such Relevant Third Party; and

(B)	notwithstanding the provisions of clause 38.1(A), this agreement may be rescinded or varied in any way and at any time by the parties to this agreement without the consent of any Relevant Third Party.

38.2

Save as set out in clause 38.1(A), a person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

39.	FURTHER ASSURANCE

Each party shall (and shall use reasonable endeavours to procure that any relevant Third Party shall) at its own cost, from time to time on request, do all acts and/or execute all documents in a form reasonably satisfactory to any other party which that other party may reasonably consider necessary for giving full effect to this agreement and securing to that other party the full benefit of the rights, powers and remedies conferred upon that other party in this agreement, in each case subject to the terms and conditions set forth in this agreement.

40.	NO PARTNERSHIP

Other than for United States Tax purposes, nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

41.	COSTS AND EXPENSES

Except as otherwise provided for in this agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement and the other Transaction Documents (and any other document entered into pursuant to this agreement or any such document).

42.	INVALIDITY

42.1

If at any time any provision (or part of any provision) of this agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this agreement.

42.2	Each of the provisions of this agreement is severable.

42.3	If and to the extent that any provision of this agreement:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this agreement shall remain in force.

43.	COUNTERPARTS

43.1

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

43.2	Delivery of a counterpart of this agreement by e-mail attachment shall be an effective mode of delivery.

44.	LANGUAGE

Each notice or communication under or in connection with this agreement shall be in English.

45.	GOVERNING LAW AND JURISDICTION

45.1

This agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

45.2	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement. Any Proceedings shall be brought only in the courts of England.

45.3

Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

45.4	Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

46.	AGENT FOR SERVICE

46.1

Each of Pfizer and the Pfizer Shareholder irrevocably appoints Pfizer Limited, c/o [***], UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS to be its agent for the receipt of Service Documents. Each such party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

46.2

If the agent at any time ceases for any reason to act as such, Pfizer and the Pfizer Shareholder shall each appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Company shall be entitled by notice to Pfizer to appoint a replacement agent to act on behalf of Pfizer and the Pfizer Shareholder, provided that Pfizer shall be entitled, by notice to the Company, to replace that agent with a replacement agent having an address for service in England or Wales. The provisions of this clause 46 applying to service on an agent apply equally to service on a replacement agent.

46.3

A copy of any Service Document served on an agent appointed in accordance with clauses 46.1 or 46.2 shall be sent by post to Pfizer or the Pfizer Shareholder (as applicable). Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

46.4

Without prejudice to clauses 46.1 to 46.3, any Shareholder without an address for service in England or Wales shall appoint, and keep appointed at all times, an agent for service with an address for service in England or Wales and shall notify the other parties and Shareholders of the name and address of its appointed agent for service. Failing such appointment and notification, the Company shall be entitled by notice to such Shareholder to appoint an agent to act on behalf of such Shareholder, provided that such Shareholder shall be entitled, by notice to the parties and other Shareholders, to replace that agent with a replacement agent having an address for service in England or Wales. Such Shareholder agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

46.5	“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

TESTIMONIUM

IN WITNESS of which this agreement has been executed on the date which first appears on the first page above.

SIGNED BY	David Redfern	/s/ David Redfern
duly authorised for and on behalf of GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED		Signature

SIGNED BY	Joseph Dana Hughes	/s/ Joseph Dana Hughes
duly authorised for and on behalf of PFIZER INC.		Signature

SIGNED BY	Andrew J. Muratore	/s/ Andrew J. Muratore
duly authorised for and on behalf of PF CONSUMER HEALTHCARE HOLDINGS LLC		Signature

SIGNED BY	David Redfern	/s/ David Redfern
duly authorised for and on behalf of GLAXOSMITHKLINE PLC		Signature

SIGNED BY	David Redfern	/s/ David Redfern
duly authorised for and on behalf of GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED		Signature